Exhibit 99.2
PART I
Item 1. Business.
When used in this report, the terms “we,” “us,” “our,” “PepsiCo” and the “Company” mean PepsiCo, Inc. and its consolidated subsidiaries, collectively. Certain terms used in this Annual Report on Form 10-K are defined in the Glossary included in Item 7. of this report.
Company Overview
We were incorporated in Delaware in 1919 and reincorporated in North Carolina in 1986. We are a leading global beverage and convenient food company with a complementary portfolio of brands, including Lay’s, Doritos, Cheetos, Gatorade, Pepsi-Cola, Mountain Dew, Quaker and SodaStream. Through our operations, authorized bottlers, contract manufacturers and other third parties, we make, market, distribute and sell a wide variety of beverages and convenient foods, serving customers and consumers in more than 200 countries and territories.
Our Operations
We are organized into six reportable segments, as follows:
1)PepsiCo Foods North America (PFNA), which includes all of our convenient food businesses in the United States and Canada;
2)PepsiCo Beverages North America (PBNA), which includes all of our beverage businesses in the United States and Canada;
3)International Beverages Franchise (IB Franchise), which includes our international franchise beverage businesses, as well as our SodaStream business;
4)Europe, Middle East and Africa (EMEA), which includes our convenient food businesses and beverage businesses with company-owned bottlers in Europe, the Middle East and Africa;
5)Latin America Foods (LatAm Foods), which includes all of our convenient food businesses in Latin America; and
6)Asia Pacific Foods, which consists of our convenient food businesses in Asia Pacific, including China, Australia and New Zealand, as well as India.
PepsiCo Foods North America
Either independently or in conjunction with third parties, PFNA makes, markets, distributes and sells convenient foods, which include cereals, chips, dips, granola bars, oatmeal, pasta, rice and syrups and mixes under various brands including Cheetos, Doritos, Fritos, Lay’s, Pearl Milling Company, Quaker, Ruffles and Tostitos. PFNA’s products are sold to independent distributors and retailers. In December 2024, we acquired the Strauss Group’s 50% ownership in Sabra Dipping Company, LLC (Sabra) and Sabra became a wholly-owned subsidiary. Sabra makes, markets, distributes and sells Sabra refrigerated dips and spreads.
PepsiCo Beverages North America
Either independently or in conjunction with third parties, PBNA makes, markets and sells beverage concentrates, fountain syrups and finished goods under various beverage brands including Aquafina, Bubly, Diet Mountain Dew, Diet Pepsi, Gatorade, Gatorade Zero, Mountain Dew, Pepsi, Pepsi Zero Sugar and Propel. PBNA operates its own bottling plants and distribution facilities and sells branded finished goods directly to independent distributors and retailers. PBNA also sells concentrate and finished goods for our brands to authorized and independent bottlers, who in turn sell our branded finished goods to independent distributors and retailers in certain markets. PBNA also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea and coffee products through joint ventures with Unilever (under the Lipton brand name) and Starbucks, respectively. Further, PBNA manufactures and distributes certain brands licensed from Keurig Dr Pepper Inc., including Crush, Dr Pepper and Schweppes, and certain juice brands licensed from Dole Food Company, Inc. and Ocean Spray Cranberries, Inc. In the first quarter of 2022, we sold our Tropicana, Naked and other select juice brands to PAI Partners, while retaining a 39% noncontrolling interest in a newly formed joint venture, Tropicana Brands Group (TBG), operating across North America and Europe (Juice Transaction). In the United States, PepsiCo acts as the exclusive distributor for TBG’s portfolio of brands for small-format and foodservice customers with chilled direct-store-delivery (DSD). See Note 13 to our consolidated financial statements for further information.
International Beverages Franchise
IB Franchise makes, markets and sells beverage concentrates to authorized and independent bottlers under various beverage brands including 7UP, Aquafina, Gatorade, Mirinda, Mountain Dew, Pepsi, Pepsi Black, Pepsi Zero Sugar, and Sting Energy. IB Franchise also manufactures and distributes SodaStream sparkling water makers and related products. Further, IB Franchise, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea products through an international joint venture with Unilever (under the Lipton brand name).
Europe, Middle East and Africa
Either independently or in conjunction with third parties, EMEA makes, markets, distributes and sells a number of convenient food brands including Cheetos, Chipsy, Doritos, Lay’s, Quaker, Sasko, Spekko, Walkers, Wheaten and White Star through consolidated businesses, as well as through noncontrolled affiliates. EMEA also, either independently or in conjunction with third parties, makes, markets, distributes and sells a number of beverage brands including 7UP, Adrenaline Rush, Aqua Minerale, Aquafina, Lubimy, Mirinda, Pepsi and Pepsi Zero Sugar. EMEA operates its own bottling plants and distribution facilities and sells finished goods directly to independent distributors and retailers. Further, EMEA makes, markets, distributes and sells a number of dairy products including Agusha, Chudo and Domik v Derevne. EMEA also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea products through an international joint venture with Unilever (under the Lipton brand name). In the first quarter of 2022, we sold our Tropicana, Naked and other select juice brands to PAI Partners, while retaining a 39% noncontrolling interest in TBG, operating across North America and Europe. See Note 13 to our consolidated financial statements for further information.
Latin America Foods
Either independently or in conjunction with third parties, LatAm Foods makes, markets, distributes and sells a number of convenient food brands including Cheetos, Doritos, Emperador, Lay’s, Marias Gamesa, Quaker, Ruffles, Sabritas, Saladitas Gamesa and Tostitos.
Asia Pacific Foods
Either independently or in conjunction with third parties, Asia Pacific Foods makes, markets, distributes and sells a number of convenient food brands including BaiCaoWei, Cheetos, Doritos, Kurkure, Lay’s, Quaker and Smith’s, through consolidated businesses, as well as through noncontrolled affiliates.
Our Distribution Network
Our products are primarily brought to market through DSD, customer warehouse and distributor networks and are also sold directly to consumers through e-commerce platforms and retailers. The distribution system used depends on customer needs, product characteristics and local trade practices.

Direct-Store-Delivery
We, our independent bottlers and our distributors operate DSD systems that deliver beverages and convenient foods directly to retail stores where the products are merchandised by our employees or our independent bottlers. DSD enables us to merchandise with maximum visibility and appeal. DSD is especially well-suited to products that are restocked often and respond to in-store promotion and merchandising.
Customer Warehouse
Some of our products are delivered from our manufacturing plants and distribution centers, both company and third-party operated, to customer warehouses. These less costly systems generally work best for products that are less fragile and perishable, and have lower turnover.
Distributor Networks
We distribute many of our products through third-party distributors. Third-party distributors are particularly effective when greater distribution reach can be achieved by including a wide range of products on the delivery vehicles. For example, our foodservice and vending business distributes beverages and convenient foods to restaurants, businesses, schools and stadiums through third-party foodservice and vending distributors and operators.
E-commerce
Our products are also available and sold directly to consumers on a growing number of company-owned and third-party e-commerce websites and mobile commerce applications.
Ingredients and Other Supplies
The principal ingredients we use in our beverage and convenient food products are acesulfame potassium, aspartame, corn, corn sweeteners, flavorings, flour, juice concentrates, nuts, oats, potatoes, raw milk, rice, seasonings, sucralose, sugar, vegetable and essential oils, and wheat. We also use water in the manufacturing of our products. Our key packaging materials include plastic resins, including polyethylene terephthalate (PET) and polypropylene resins used for plastic beverage bottles and film packaging used for convenient foods, aluminum, glass, closures, cardboard and paperboard cartons. In addition, we continue to integrate recyclability into our product development process and support the increased use of recycled content, including recycled PET, in our packaging. Fuel, electricity and natural gas are also important commodities for our businesses due to their use in our and our business partners’ facilities and the vehicles delivering our products. We employ specialists to secure adequate supplies of many of these items and have not experienced any significant continuous shortages that would prevent us from meeting our requirements. Many of these ingredients, raw materials and commodities are purchased in the open market. The prices we pay for such items are subject to fluctuation, and we manage this risk through the use of fixed-price contracts and purchase orders, pricing agreements and derivative instruments, including swaps and futures. In addition, risk to our supply of certain raw materials is mitigated through purchases from multiple geographies and suppliers. When prices increase, we may or may not pass on such increases to our customers. In addition, we continue to make investments to improve the sustainability and resources of our agricultural supply chain, including the development of our initiative to advance sustainable farming practices by our suppliers and expanding it further globally. During 2024, we continued to experience volatility in our commodity, packaging and other input costs, that may continue into fiscal 2025. See Note 9 to our consolidated financial statements for further information on how we manage our exposure to commodity prices.
We also maintain voluntary supply chain finance agreements with several participating global financial institutions, pursuant to which our suppliers, at their sole discretion, may elect to sell their accounts receivable with PepsiCo to such global financial institutions. These agreements did not have a material impact on our business or financial results. See “Our Financial Results – Our Liquidity and Capital Resources” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 14 to our consolidated financial statements for further information.
Our Brands and Intellectual Property Rights
We own numerous valuable trademarks which are essential to our worldwide businesses, including Adrenaline Rush, Agusha, Amp Energy, Aquafina, Aquafina Flavorsplash, Aqua Minerale, Arto Lifewtr, Baja Blast, BaiCaoWei, Bare, Bokomo, Bubly, Cap’n Crunch, Ceres, Cheetos, Chester’s, Chipsy, Chokis, Chudo, Cracker Jack, Crunchy, Diet Mountain Dew, Diet Mug, Diet Pepsi, Diet 7UP (outside the United States), Domik v Derevne, Doritos, Duyvis, Elma Chips, Emperador, Evolve, Fast Twitch, Frito-Lay, Fritos, Fruktovy Sad, Futurelife, G2, Gamesa, Gatorade, Gatorade Fit, Gatorade Zero, Gatorlyte, Grandma’s, H2oh!, Hard MTN Dew, Health Warrior, Imunele, J7, Kas, Kurkure, Lay’s, Life, Lifewtr, Liquifruit, Lubimy, Manzanita Sol, Marias Gamesa, Matutano, Mirinda, Miss Vickie’s, Moirs, Mother’s, Mountain Dew, Mountain Dew Code Red, Mountain Dew Game Fuel, Mountain Dew Kickstart, Mountain Dew Zero Sugar, Mug, Munchies, Muscle Milk, Near East, Obela, Off the Eaten Path, Paso de los Toros, Pasta Roni, Pearl Milling Company, Pepsi, Pepsi Black, Pepsi Max, Pepsi Zero Sugar, PopCorners, Pronutro, Propel, Quaker, Quaker Chewy, Quaker Simply Granola, Rice-A-Roni, Rockstar, Rold Gold, Ruffles, Sabra, Sabritas, Safari, Sakata, Saladitas Gamesa, San Carlos, Sandora, Santitas, Sasko, 7UP (outside the United States), 7UP Free (outside the United States), Siete, Simba, Smartfood, Smith’s, Snack a Jacks, SoBe, SodaStream, Sonric’s, Spekko, Stacy’s, Starry, Starry Zero Sugar, Sting Energy, Stubborn Soda, SunChips, Toddy, Toddynho, Tostitos, Vesely Molochnik, Walkers, Weetbix, Wheaten, White Star, Ya and Yachak. We also hold long-term licenses to use valuable trademarks in connection with our products in certain markets, including Ocean Spray. We also distribute Celsius energy drinks and various Keurig Dr Pepper Inc. brands, including Dr Pepper in certain markets, Crush and Schweppes. Joint ventures in which we have an ownership interest either own or have the right to use certain trademarks, such as Lipton and Starbucks. In the United States, PepsiCo acts as the exclusive distributor for TBG’s portfolio of brands for small-format and foodservice customers with chilled DSD. See Note 13 to our consolidated financial statements for further information. In 2024, we shifted our alcoholic beverage business away from distribution to a trademark licensing model and flavor sales model and have licensed certain brands in certain markets in the United States and internationally. Trademarks remain valid so long as they are used properly for identification purposes, and we emphasize correct use of our trademarks. We have authorized, through licensing arrangements, the use of many of our trademarks in such contexts as convenient food joint ventures and beverage bottling appointments. In addition, we license the use of our trademarks on merchandise that is sold at retail, which enhances brand awareness.
We either own or have licenses to use a number of patents which relate to certain of our products, their packaging, the processes for their production and the design and operation of various equipment used in our businesses. Some of these patents are licensed to others.
Seasonality
Our businesses are affected by seasonal variations. Our beverage and convenient food sales are generally highest in the third quarter due to seasonal and holiday-related patterns and generally lowest in the first quarter. However, taken as a whole, seasonality has not had a material impact on our consolidated financial results.

Our Customers
Our customers include wholesale and other distributors, foodservice customers, grocery stores, drug stores, convenience stores, discount/dollar stores, mass merchandisers, membership stores, hard discounters, e-commerce retailers and authorized independent bottlers, among others. We normally grant our independent bottlers exclusive contracts to sell and manufacture certain beverage products bearing our trademarks within a specific geographic area. These arrangements provide us with the right to charge our independent bottlers for concentrate, finished goods and Aquafina royalties and specify the manufacturing process required for product quality. We also grant distribution rights to our independent bottlers for certain beverage products bearing our trademarks for specified geographic areas.
We rely on and provide financial incentives to our customers to assist in the distribution and promotion of our products to the consumer. For our independent distributors and retailers, these incentives include volume-based rebates, product placement fees, promotions and displays. For our independent bottlers, these incentives are referred to as bottler funding and are negotiated annually with each bottler to support a variety of trade and consumer programs, such as consumer incentives, advertising support, new product support, and vending and cooler equipment placement. Consumer incentives include pricing discounts and promotions, and other promotional offers. Advertising support is directed at advertising programs and supporting independent bottler media. New product support includes targeted consumer and retailer incentives and direct marketplace support, such as point-of-purchase materials, product placement fees, media and advertising. Vending and cooler equipment placement programs support the acquisition and placement of vending machines and cooler equipment. The nature and type of programs vary annually.
Changes to the retail landscape, including increased consolidation of retail ownership, the continued growth of sales through e-commerce websites and mobile commerce applications, including through subscription services and other direct-to-consumer businesses, the integration of physical and digital operations among retailers, as well as the international expansion of hard discounters, and the current economic environment continue to increase the importance of major customers. In 2024, sales to Walmart Inc. (Walmart) and its affiliates, including Sam’s Club (Sam’s), represented approximately 14% of our consolidated net revenue, with sales reported across all of our segments, including concentrate sales to our independent bottlers, which were used in finished goods sold by them to Walmart. The loss of this customer would have a material adverse effect on our PFNA and PBNA segments.
Our Competition
Our beverage and convenient food products are in highly competitive categories and markets and compete against products of international beverage and convenient food companies that, like us, operate in multiple geographies, as well as regional, local and private label manufacturers and economy brands and other competitors, including smaller companies developing and selling micro brands directly to consumers through e-commerce platforms or through retailers focused on locally-sourced products. In many countries in which our products are sold, including the United States, The Coca-Cola Company is our primary beverage competitor. Other beverage and convenient food competitors include, but are not limited to, The Campbell’s Company, Conagra Brands, Inc., Hormel Foods Corporation, Kellanova, Keurig Dr Pepper Inc., The Kraft Heinz Company, Link Snacks, Inc., Mondelēz International, Inc., Monster Beverage Corporation, Nestlé S.A., Primo Brands Corporation, Red Bull GmbH and Utz Brands, Inc.
Many of our convenient food products hold significant leadership positions in the convenient food industry in the United States and worldwide. In 2024, we and The Coca-Cola Company represented approximately 18% and 21%, respectively, of the U.S. liquid refreshment beverage category by estimated retail sales in measured channels, according to Information Resources, Inc. However, The Coca-Cola Company has significant carbonated soft drink (CSD) share advantage in many markets outside the United States.

Our beverage and convenient food products compete primarily on the basis of brand recognition and loyalty, taste, price, value, quality, product variety, innovation, distribution, shelf space, advertising, marketing and promotional activity (including digital), packaging, convenience, service and the ability to anticipate and effectively respond to consumer preferences and trends, including increased consumer focus on health and wellness and sustainability and the continued acceleration of e-commerce and other methods of distributing and purchasing products. Success in this competitive environment is dependent on effective promotion of existing products, effective introduction of new products and reformulations of existing products, increased efficiency in production techniques, effective incorporation of technology and digital tools across all areas of our business, the effectiveness of our advertising campaigns, marketing programs, product packaging and pricing, new vending and dispensing equipment and brand and trademark development and protection. We believe that the strength of our brands, innovation and marketing, coupled with the quality of our products and flexibility of our distribution network, allows us to compete effectively.
Research and Development
We engage in a variety of research and development activities and invest in innovation globally with the goal of meeting the needs of our customers and consumers and accelerating growth. These activities principally involve: innovations focused on creating consumer preferred products to grow and transform our portfolio through development of new technologies, ingredients, flavors and substrates; development and improvement of our manufacturing processes, including reductions in cost and environmental footprint; implementing product improvements to our global portfolio that reduce added sugars, sodium or saturated fat; offering more products with functional ingredients and positive nutrition including legumes, whole grains, fruits and vegetables, nuts and seeds, dairy, protein (including plant-based proteins), fiber, micronutrients and hydration; development of packaging technology and new package designs, including reducing the amount of plastic in our packaging and developing recyclable, compostable, biodegradable, reusable or otherwise sustainable packaging; development of marketing, merchandising and dispensing equipment; further expanding our beyond the bottle portfolio including innovation for our SodaStream business; investments in technology and digitalization, including artificial intelligence and data analytics to enhance our consumer insights and research; continuing to strengthen our omnichannel capabilities, particularly in e-commerce; and efforts focused on reducing our impact on the environment, including reducing water use in our operations and our agricultural practices and reducing our environmental impact in our operations throughout our value chain.
Our research centers are located around the world, including in Brazil, China, India, Ireland, Mexico, Russia, South Africa, the United Kingdom and the United States, and leverage consumer insights, food science and engineering to meet our strategy to continually innovate our portfolio of beverages and convenient foods.
Regulatory Matters
The conduct of our businesses, including the production, storage, distribution, sale, display, advertising, marketing, labeling, content, quality, safety, transportation, packaging, disposal, recycling and use of our products and their ingredients, as well as our employment and occupational health and safety practices and protection of personal information, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as to laws and regulations administered by government entities and agencies in the more than 200 other countries and territories in which our products are made, manufactured, distributed or sold. It is our policy to abide by the laws and regulations around the world that apply to our businesses.
The U.S. laws and regulations that we are subject to include, but are not limited to: the Federal Food, Drug and Cosmetic Act and various state laws governing food safety and food labeling; the Food Safety

Modernization Act; the Occupational Safety and Health Act and various state laws and regulations governing workplace health and safety; various federal, state and local environmental protection laws, as discussed below; the Federal Motor Carrier Safety Act; the Federal Trade Commission Act; the Lanham Act and various state law statutory and common law duties regarding false advertising; various federal and state laws and regulations governing competition and trade practices, including the Robinson-Patman Act and the Clayton Act; various federal and state laws and regulations governing our employment practices, including those related to equal employment opportunity, such as the Equal Employment Opportunity Act and the National Labor Relations Act and those related to overtime compensation, such as the Fair Labor Standards Act; data privacy and personal data protection laws and regulations, including the California Consumer Privacy Act of 2018 (as modified by the California Privacy Rights Act); customs and foreign trade laws and regulations, including laws regarding the import or export of our products or ingredients used in our products and tariffs; laws regulating the sale of certain of our products in schools; laws regulating the ingredients or substances contained in, or attributes of, our products; laws regulating our supply chain, including the 2010 California Transparency in Supply Chains Act and laws relating to the payment of taxes. We are also required to comply with the Foreign Corrupt Practices Act and the Trade Sanctions Reform and Export Enhancement Act. We are also subject to various state and local statutes and regulations, including state consumer protection laws such as Proposition 65 in California, which requires that a specific warning appear on any product that contains a substance listed by the State of California as having been found to cause cancer or birth defects, unless the amount of such substance in the product is below a safe harbor level.
We are subject to numerous similar and other laws and regulations outside the United States, including but not limited to laws and regulations governing food safety; the ingredients or substances contained in, or attributes of, our products, including the Food (Promotion and Placement) (England) Regulations; international trade, import/export restrictions and tariffs; supply chains, including the U.K. Modern Slavery Act; occupational health and safety; competition; and anti-corruption and data privacy, including the European Union General Data Protection Regulation. In many jurisdictions, compliance with competition laws is of special importance to us due to our competitive position in those jurisdictions, as is compliance with anti-corruption laws, including the U.K. Bribery Act. We rely on legal and operational compliance programs, as well as in-house and outside counsel and other experts, to guide our businesses in complying with the laws and regulations around the world that apply to our businesses.
Certain jurisdictions have either imposed, or are considering imposing, new or increased taxes on the manufacture, distribution or sale of our products, ingredients or substances contained in, or attributes of, our products or commodities used in the production of our products. These taxes vary in scope and form: some apply to all beverages, including non-caloric beverages, while others apply only to beverages with a caloric sweetener (e.g., sugar). Similarly, some measures apply a single tax rate per ounce/liter on beverages containing over a certain level of added sugar (or other sweetener) while others apply a graduated tax rate depending upon the amount of added sugar (or other sweetener) in the beverage and some apply a flat tax rate on beverages containing a particular substance or ingredient, regardless of the level of such substance or ingredient. In addition, certain jurisdictions in which our snack products are sold have either imposed or are considering imposing, new or increased taxes on the manufacture, distribution or sale of certain of our snack products as a result of ingredients (such as sugar, sodium or saturated fat) contained in our products.
Certain jurisdictions have either imposed, or are considering imposing, product labeling or warning requirements or other limitations on the marketing or sale of certain of our products as a result of ingredients or substances contained in such products or packaging materials, the audience to whom products are marketed or the location in which the products are sold. These types of provisions have required that we highlight perceived concerns about a product, warn consumers to avoid consumption of certain ingredients or substances present in our products, restrict the age of consumers to whom products are marketed or sold, limit the location in which our products may be available or discontinue the use of certain ingredients. We expect continued scrutiny of certain ingredients or substances present in certain of our products and/or their packaging and it is possible that similar or more restrictive requirements may be proposed or enacted in the future.
Certain jurisdictions have either imposed or are considering imposing regulations designed to increase recycling rates, encourage waste reduction, restrict the sale of products utilizing certain packaging or to carry warnings about the environmental impact of plastic packaging. These regulations vary in scope and form from deposit return systems designed to incentivize the return of beverage containers, to extended producer responsibility policies and even restrictions or bans on the use of certain types of packaging, including single-use plastics and packaging containing per- and polyfluoroalkyl substances (PFAS). It is possible that similar or more restrictive requirements may be proposed or enacted in the future.
We are also subject to national and local environmental laws in the United States and in foreign countries in which we do business, including laws related to water consumption and treatment, wastewater discharge and air emissions. In the United States, we are subject to the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and other federal, state and local laws and regulations regarding handling, storage, release and disposal of wastes generated onsite and sent to third-party owned and operated offsite licensed facilities. Our operations outside the United States are subject to similar laws and regulations. In addition, continuing concern over environmental, social and governance matters, including climate change, is expected to continue to result in new or increased legal and regulatory requirements (in or outside of the United States) to reduce emissions to mitigate the potential effects of greenhouse gases, to limit or impose additional costs on commercial water use due to local water scarcity concerns or to expand mandatory reporting of certain environmental, social and governance metrics. Our policy is to abide by all applicable environmental laws and regulations, and we have internal programs in place with respect to our global environmental compliance. We have made, and plan to continue making, necessary expenditures for compliance with applicable environmental laws and regulations and that aim to make progress toward achieving our sustainability goals. While these expenditures have not had a material impact on our business, financial condition or results of operations to date, changes in environmental compliance requirements, and expenditures necessary to comply with such requirements or that aim to make progress toward achieving our sustainability goals, could adversely affect our financial performance. In addition, we and our subsidiaries are subject to environmental remediation obligations arising in the normal course of business, as well as remediation and related indemnification obligations in connection with certain historical activities and contractual obligations, including those of businesses or properties acquired by us or our subsidiaries. While these environmental remediation and indemnification obligations cannot be predicted with certainty, such obligations have not had, and are not expected to have, a material impact on our capital expenditures, earnings or competitive position.
In addition to the discussion in this section, see also “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 (2024 Form 10-K).
Human Capital
PepsiCo believes that human capital management, including attracting, developing and retaining a high quality workforce, is critical to our long-term success. Our Board of Directors (Board) and its Committees provide oversight on a broad range of human capital management topics, including corporate culture, pay equity, health and safety, training and development and compensation and benefits.
We employed approximately 319,000 people worldwide as of December 28, 2024, including approximately 134,000 people within the United States. We are party to numerous collective bargaining agreements and believe that relations with our employees are generally good.

Protecting the safety, health, and well-being of our associates around the world is PepsiCo’s top priority. We strive to achieve an injury-free work environment. We also continue to invest in emerging technologies to protect our employees from injuries, including leveraging fleet telematics and distracted driving technology, resulting in reductions in road traffic incidents, and deploying ergonomic and machine safety risk reduction solutions.
We believe that our culture is a competitive advantage that fuels innovation, enhances our ability to attract and retain talent and strengthens our reputation. We continually strive to improve the attraction, retention, and advancement of associates to ensure we sustain a high-caliber pipeline of talent that also represents the communities we serve.
We are also committed to the continued growth and development of our associates. PepsiCo supports and develops its associates through a variety of global training and development programs that build and strengthen employees’ leadership and professional skills, including career development plans, mentoring programs and in-house learning opportunities, such as PEP U Degreed, our internal global online learning resource. In 2024, PepsiCo employees completed over 1.8 million hours of training.
Available Information
We are required to file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (SEC). The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at https://www.sec.gov.
Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), are also available free of charge on our Internet site at https://www.pepsico.com as soon as reasonably practicable after such reports are electronically filed with or furnished to the SEC.
Investors should note that we currently announce material information to our investors and others using filings with the SEC, press releases, public conference calls, webcasts or our corporate website (https://www.pepsico.com), including news and announcements regarding our financial performance, key personnel, our brands and our business strategy. Information that we post on our corporate website could be deemed material to investors. We encourage investors, the media, our customers, consumers, business partners and others interested in us to review the information we post on these channels. We may from time to time update the list of channels we will use to communicate information that could be deemed material and will post information about any such change on https://www.pepsico.com. The information on our website is not, and shall not be deemed to be, a part hereof or incorporated into this or any of our other filings with the SEC.

PART II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Our discussion and analysis is intended to help the reader understand our results of operations and financial condition and is provided as an addition to, and should be read in connection with, our consolidated financial statements and the accompanying notes. Definitions of key terms can be found in the glossary. Unless otherwise noted, tabular dollars are presented in millions, except per share amounts. All per share amounts reflect common stock per share amounts, assume dilution unless otherwise noted, and are based on unrounded amounts. Percentage changes are based on unrounded amounts.
Discussion in this Form 10-K includes results of operations and financial condition for 2024 and 2023 and year-over-year comparisons between 2024 and 2023. This Form 10-K also includes segment results of operations and financial condition for 2022 and year-over-year comparisons between 2023 and 2022. For discussion, on a consolidated basis, on results of operations and financial condition pertaining to 2022 and year-over-year comparisons between 2023 and 2022, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 30, 2023.
OUR BUSINESS
Executive Overview
PepsiCo is a leading global food and beverage company with a diverse and complementary portfolio of brands such as Lay’s, Doritos, Cheetos, Gatorade, Pepsi-Cola, Mountain Dew, Quaker and SodaStream. We operate through various channels, including authorized bottlers, contract manufacturers, and other third parties, to produce, market, distribute, and sell a wide array of beverages and convenient foods. Our reach extends to customers and consumers in more than 200 countries and territories around the world.
As a global company with strong local connections, we faced many of the same challenges in 2024 as our consumers, customers, and competitors worldwide. These included ongoing supply chain disruptions, persistent inflationary pressures, evolving consumer preferences and behaviors, an intensely competitive business environment, the continued expansion of e-commerce in a rapidly changing retail landscape, ongoing macroeconomic and political volatility, and an increasingly complex regulatory environment.
In response to these challenges, we have continued to adapt and innovate, reinforcing our resilience and continued focus on growth. We are focused on improving our productivity, optimizing our operations and harnessing our scale and capabilities across our markets, and further elevating the needs, occasions, and channels of consumers in our strategies to lead and shape the future of our categories. This is underpinned by our pep+ (PepsiCo Positive) transformation, now in its fourth year.
A Strategy for the Future: pep+ is our strategy to transform our company to create sustainable growth and value – today, tomorrow, and many years into the future. It is the way we are transforming our supply chain, evolving our portfolio, and making sure we have the right capabilities to support our people and our business throughout the world.
As a food and agricultural leader, we are working to help farmers adapt to climate change through investments in regenerative agriculture, training programs, and innovative technologies. We are operating net-zero water and energy facilities across many markets, electrifying our transport fleets, and accelerating the use of recycled plastics, so we can try to build a more sustainable business while reducing operational costs. Our leadership in regenerative agriculture not only supports farmers and the planet, but also strengthens our supply chain, helping us become more resilient while positioning us to deliver long-term value for shareholders. And thanks to the diversification across our portfolio, our categories, and the geographies in which we operate, we are better equipped to capitalize on opportunities across a wide range of consumer needs.
Our pep+ initiatives and ambitions are geared toward driving growth across every aspect of our operations, so that we can strengthen our business and deliver more value for our stakeholders.

Transforming Our Portfolio: Our consumer-centric portfolio transformation revolves around three key elements: our work to evolve our recipes to reduce sodium, saturated fat, and added sugar, while incorporating more diverse ingredients; our efforts to find innovative ways to deliver new occasions and engagements for consumers across our existing portfolio; and the strategic acquisition of brands that help us incorporate new and complementary foods and beverages into our portfolio.
Bringing Our Business Closer to the Consumer: We are continuously making investments that aim to help us provide consumers with more value, more personalization, and more choices. We will continue to innovate to create foods, beverages, and experiences that meet consumer needs without compromising the taste or quality they expect.
We are making changes to our organization to help us further increase productivity, sharpen our focus on growth and value, and create opportunities to better harness the expertise and scale of our food and beverage operations across markets. In the United States, we are reorganizing our U.S. Foods and Beverages businesses into one unified North America Region to harness scale, unlock synergies, and accelerate growth through category-leading brands and innovative products. Internationally, we are realigning our international beverages and foods businesses to ensure each category is distinctly managed and has the right resources and capabilities to meet the unique needs of consumers in every market.
North America Business: As part of the changes to our organizational structure, we’re working to enhance our connection with North American consumers, bringing sales and consumer insights closer together, so we can identify and act efficiently on shifts in demand. Combining supply chain operations allows us to harness scale, reduce duplication, and create a more cohesive system for managing inventory and logistics, thereby optimizing our go-to-market strategy and helping drive consistent best practices across the business.
At the same time, the company is focused on expanding our better-for-you offerings and product innovations in both foods and drinks to meet evolving consumer preferences. Through advanced technologies like artificial intelligence, we are optimizing our supply chain, reducing waste, and improving speed to market. These steps ensure the company operates with more precision while protecting margins in an inflationary environment. The immediate focus is on meeting consumer needs, operational excellence, competing for market share, and maintaining agility and resilience. These efforts are foundational to the North America business and driving near-term growth, while setting the stage for long-term success.
Productivity Fuels our Ability to Perform: In 2024, we delivered record productivity. Increases in automation in our plants and warehouses have empowered frontline decision-making, improved optimization across our transportation and fleet networks, and allowed greater focus on cost management and waste elimination. These efforts fuel our ability to reinvest in our brands and capabilities, so that we are well-positioned to support areas in which our business is performing well, while simultaneously allowing us to develop in new ways across our markets and our categories.
Focus on Growth: We remain focused on delivering growth and fueling innovation by driving positive action for people and the planet. By improving our productivity and aligning our operations and strategy to meet consumer needs, we aim to be well positioned to navigate the complexities of the global market and deliver sustainable, long-term value to our consumers and stakeholders.
Our Operations
See “Item 1. Business” for information on our segments and a description of our distribution network, ingredients and other supplies, brands and intellectual property rights, seasonality, customers, competition, research and development, regulatory matters and human capital. In addition, see Note 1 to our consolidated financial statements for financial information about our segments and geographic areas.

Other Relationships
Certain members of our Board also serve on the boards of certain vendors and customers. These Board members do not participate in our vendor selection and negotiations nor in our customer negotiations. Our transactions with these vendors and customers are in the normal course of business and are consistent with terms negotiated with other vendors and customers. In addition, certain of our employees serve on the boards of Pepsi Bottling Ventures LLC and other affiliated companies of PepsiCo and do not receive incremental compensation for such services.
Our Business Risks
Risks Associated with Commodities and Our Supply Chain
During 2024, we continued to experience higher operating costs, including on transportation and labor costs, which may continue in 2025. Many of the commodities used in the production and transportation of our products are purchased in the open market. The prices we pay for such items are subject to fluctuation, and we manage this risk through the use of fixed-price contracts and purchase orders, pricing agreements and derivative instruments, including swaps and futures. A number of external factors, including volatile geopolitical conditions, the inflationary cost environment, adverse weather conditions, supply chain disruptions and labor shortages, have impacted and may continue to impact transportation and labor costs. When prices increase, we may or may not pass on such increases to our customers, which may result in reduced volume, revenue, margins and operating results.
See Note 9 to our consolidated financial statements for further information on how we manage our exposure to commodity prices.
Risks Associated with Climate Change
Certain jurisdictions in which our products are made, manufactured, distributed or sold have either imposed, or are considering imposing, new or increased legal and regulatory requirements to reduce or mitigate the potential effects of climate change, including regulation of greenhouse gas emissions and potential carbon pricing programs. These new or increased legal or regulatory requirements, along with initiatives to meet our sustainability goals, could result in significant increased costs and additional investments in facilities and equipment. However, we are unable to predict the scope, nature and timing of any new or increased environmental laws and regulations and therefore cannot predict the ultimate impact of such laws and regulations on our business or financial results. We continue to monitor existing and proposed laws and regulations in the jurisdictions in which our products are made, manufactured, distributed and sold and to consider actions we may take to potentially mitigate the unfavorable impact, if any, of such laws or regulations.
Risks Associated with International Operations
We are subject to risks in the normal course of business that are inherent to international operations. During the periods presented in this report, volatile economic, political, social and geopolitical conditions, civil unrest and wars and other military conflicts, acts of terrorism and natural disasters and other catastrophic events in certain markets in which our products are made, manufactured, distributed or sold, including in Argentina, Brazil, China, Mexico, the Middle East, Pakistan, Russia, Turkey and Ukraine, continue to result in challenging operating environments and have resulted in and could continue to result in changes in how we operate in certain of these markets. Debt and credit issues, currency controls or fluctuations in certain of these international markets (including restrictions on the transfer of funds to and from certain markets), as well as the threat or imposition of new, expanded or retaliatory tariffs (including recent U.S. tariffs imposed or threatened to be imposed on China, Canada and Mexico and other countries and any retaliatory actions taken by such countries), sanctions or export controls have also continued to impact our operations in certain of these international markets. We continue to closely monitor the economic, operating and political environment in the markets in which we operate, including risks of additional impairments or write-offs and currency devaluation, and to identify actions to potentially mitigate any unfavorable impacts on our future results.
Our operations in Russia accounted for 4% of our consolidated net revenue for each of the years ended December 28, 2024 and December 30, 2023. Russia accounted for 3% and 3% of our consolidated assets, 10% and 6% of our consolidated cash and cash equivalents, and 41% and 35% of our accumulated currency translation adjustment loss as of December 28, 2024 and December 30, 2023, respectively. Our operations in Ukraine accounted for less than 1% of our consolidated net revenue for each of the years ended December 28, 2024 and December 30, 2023 and of our consolidated assets as of December 28, 2024 and December 30, 2023.
See Notes 1 and 4 to our consolidated financial statements for a discussion of impairment and other charges recognized in the years ended December 28, 2024, December 30, 2023, and December 31, 2022.
Imposition of Taxes and Regulations on our Products
Certain jurisdictions in which our products are made, manufactured, distributed or sold have either imposed, or are considering imposing, new or increased taxes or regulations on the manufacture, distribution or sale of our products or their packaging, ingredients or substances contained in, or attributes of, our products or their packaging, commodities used in the production of our products or their packaging or the recyclability or recoverability of our packaging. These taxes and regulations vary in scope and form. For example, some taxes apply to all beverages, including non-caloric beverages, while others apply only to beverages with a caloric sweetener (e.g., sugar). Further, some regulations apply to all products using certain types of packaging (e.g., plastic), while others are designed to increase the sustainability of packaging, encourage waste reduction and increased recycling rates or facilitate the waste management process or restrict the sale of products in certain packaging. In addition, certain jurisdictions in which our snack products are sold have either imposed or are considering imposing, new or increased taxes on the manufacture, distribution or sale of certain of our snack products as a result of ingredients (such as sugar, sodium or saturated fat) contained in our products.
We sell a wide variety of beverages and convenient foods in more than 200 countries and territories and the profile of the products we sell, the amount of revenue attributable to such products and the type of packaging used vary by jurisdiction. Because of this, we cannot predict the scope or form potential taxes, regulations or other limitations on our products or their packaging may take, and therefore cannot predict the impact of such taxes, regulations or limitations on our financial results. In addition, taxes, regulations and limitations may impact us and our competitors differently. We expect continued scrutiny of certain ingredients and substances present in certain of our products and packaging. We continue to monitor existing and proposed taxes and regulations in the jurisdictions in which our products are made, manufactured, distributed and sold and to consider actions we may take to potentially mitigate the unfavorable impact, if any, of such taxes, regulations or limitations, including advocating alternative measures with respect to the imposition, form and scope of any such taxes, regulations or limitations.
Organization for Economic Co-operation and Development model (OECD) Global Minimum Tax
Numerous countries, including European Union member states, have enacted, or are expected to enact, legislation incorporating the OECD model rules for a global minimum tax rate of 15%. Widespread implementation is expected by the end of 2025, with certain countries that have not yet enacted potentially applying the legislation as of a retroactive date. As the legislation becomes effective in countries in which we do business, our taxes could increase and negatively impact our provision for income taxes. We will continue to monitor pending legislation and implementation by individual countries and evaluate the potential impact on our business in future periods.

Retail Landscape
Our industry continues to be affected by disruption of the retail landscape, including the continued growth in sales through e-commerce websites and mobile commerce applications, including through subscription services, the integration of physical and digital operations among retailers and the international expansion of hard discounters. We have seen and expect to continue to see a further shift to e-commerce, online-to-offline and other online purchasing by consumers. We continue to monitor changes in the retail landscape and seek to identify actions we may take to build our global e-commerce and digital capabilities, such as expanding our direct-to-consumer business, and distribute our products effectively through all existing and emerging channels of trade and potentially mitigate any unfavorable impacts on our future results.
The retail industry also continues to be impacted by the actions and increasing power of retailers, including as a result consolidation of ownership resulting in large retailers or buying groups with increased purchasing power, particularly in North America, Europe and Latin America. We have seen and expect to continue to see retailers and buying groups impact our ability to compete in these jurisdictions. We continue to monitor our relationships with retailers and buying groups and seek to identify actions we may take to maintain mutually beneficial relationships and resolve any significant disputes and potentially mitigate any unfavorable impacts on our future results.
See also “Item 1A. Risk Factors” in our 2024 Form 10-K, “Executive Overview” above and “Market Risks” below for more information about these risks and the actions we have taken to address key challenges.
Risk Management Framework
The achievement of our strategic and operating objectives involves risks, many of which evolve over time. To identify, assess, prioritize, address, manage, monitor and communicate these risks across the Company’s operations and foster a corporate culture of integrity and risk awareness, we leverage an integrated risk management framework. This framework includes the following:
•PepsiCo’s Board has oversight responsibility for PepsiCo’s integrated risk management framework. One of the Board’s primary responsibilities is overseeing and interacting with senior management with respect to key aspects of the Company’s business, including risk assessment and risk mitigation of the Company’s top risks. Throughout the year, the Board and relevant Committees of the Board receive updates from management with respect to various enterprise risk management issues and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail, including risks related to cybersecurity, food safety, sustainability, human capital management and supply chain and commodity inflation. The Board receives and provides feedback on regular updates from management regarding the Company’s top risks, including updates from members of management responsible for overseeing impacted areas (for example, the Chief Strategy and Transformation Officer and Chief Information Security Officer), governance processes associated with managing these risks, the status of projects to strengthen the Company’s risk mitigation efforts and recent incidents impacting the industry and threat landscape. Given that cybersecurity risks can impact various areas of responsibility of the Committees of the Board, the Board believes it is useful and effective for the full Board to maintain direct oversight over cybersecurity matters. In evaluating top risks, the Board and management consider short-, medium- and long-term potential impacts on the Company’s business, financial condition and results of operations, including looking at the internal and external environment when evaluating risks, risk amplifiers and emerging trends, and considers the risk horizon as part of prioritizing the Company’s risk mitigation efforts. The Board receives updates through presentations, memos and other written materials, teleconferences and other appropriate means of communication, with numerous opportunities for discussion and feedback, and continuously evaluates its approach in addressing top risks as circumstances evolve. For example, as part of risk updates to the Board and relevant Committees during 2024, the Board or its relevant Committee were provided updates on the impact of disruptive events, including geopolitical events and tensions in certain international markets, such as the Russia-Ukraine conflict. The Board also receives periodic updates from external experts and advisers on global macroeconomic trends and conditions that may impact the Company’s strategy and financial performance, including geopolitical conflicts, economic instability, labor market trends, changing consumer behavior, retail disruption and digitalization.
The Board has tasked designated Committees of the Board with oversight of certain categories of risk management, and the Committees report to the Board regularly on these matters.
◦The Audit Committee of the Board reviews and assesses the guidelines and policies governing PepsiCo’s risk management and oversight processes, and assists the Board’s oversight of financial, compliance and employee safety risks facing PepsiCo. The Audit Committee also assists the Board’s oversight of the Company’s compliance with legal and regulatory requirements and the Chief Compliance & Ethics Officer, who reports to the General Counsel, meets regularly with the Audit Committee, including in executive session without management present;
◦The Compensation Committee of the Board reviews PepsiCo’s employee compensation policies and practices to assess whether such policies and practices could lead to unnecessary risk-taking behavior;
◦The Nominating and Corporate Governance Committee assists the Board in its oversight of the Company’s governance structure and other corporate governance matters, including succession planning; and
◦The Sustainability, Diversity and Public Policy Committee of the Board assists the Board in its oversight of PepsiCo’s policies, programs and related risks that concern key sustainability (including climate change), diversity, and public policy matters.
•The PepsiCo Risk Committee (PRC) meets regularly to identify, assess, prioritize and address top strategic, financial, operating, compliance, safety, reputational and other risks. The PRC is also responsible for reporting progress on our risk mitigation efforts to the Board and designated Committees. The PRC is comprised of a cross-functional, geographically diverse, senior management group, including PepsiCo’s Chairman of the Board of Directors and Chief Executive Officer, Chief Financial Officer, General Counsel, Sector Chief Executive Officers, and the heads of Enterprise Risk, Corporate Affairs, Human Resources, Research & Development, Information Technology, Sustainability, Strategy, Transformation, International Beverages, Commercial, Global Operations and Marketing;
•Segment and key market risk committees, comprised of cross-functional senior management teams, meet regularly to identify, assess, prioritize and address segment and country-specific business risks;
•PepsiCo’s Risk Management Office, which manages the overall risk management process, provides ongoing guidance, tools and analytical support to the PRC and the segment and key country risk committees, identifies and assesses potential risks and facilitates ongoing communication between the parties, as well as with PepsiCo’s Board, the Audit Committee of the Board and other Committees of the Board;
•PepsiCo’s Internal Audit Department evaluates the ongoing effectiveness of our key internal controls through periodic audit and review procedures; and

•PepsiCo’s Compliance & Ethics and Law Departments lead and coordinate our compliance policies and practices.
•PepsiCo’s Disclosure Committee, comprised of the General Counsel, Controller and heads of Internal Audit, Financial Planning & Analysis and Investor Relations, evaluates information from PepsiCo’s integrated risk management framework as part of the Disclosure Committee’s monitoring of the integrity and effectiveness of the Company’s disclosure controls and procedures. PepsiCo’s risk oversight processes and disclosure controls and procedures are designed to appropriately escalate key risks to the Board as well as to analyze potential risks for disclosure.
Market Risks
We are exposed to market risks arising from adverse changes in:
•commodity prices, affecting the cost of our raw materials and energy;
•foreign exchange rates and currency restrictions; and
•interest rates.
In the normal course of business, we manage commodity price, foreign exchange and interest rate risks through a variety of strategies, including productivity initiatives, global purchasing programs and hedging. Ongoing productivity initiatives involve the identification and effective implementation of meaningful cost-saving opportunities or efficiencies, including the use of derivatives. Our global purchasing programs include fixed-price contracts and purchase orders and pricing agreements. See “Item 1A. Risk Factors” in our 2024 Form 10-K for further discussion of our market risks.
The fair value of our derivatives fluctuates based on market rates and prices. The sensitivity of our derivatives to these market fluctuations is discussed below. See Note 9 to our consolidated financial statements for further discussion of these derivatives and our hedging policies. The fair value of our indefinite-lived intangible assets is impacted by changes in market conditions, including interest rates and inflationary, deflationary and recessionary conditions. See “Our Critical Accounting Policies and Estimates” for a discussion of the exposure of our goodwill and other intangible assets and pension and retiree medical plan assets and liabilities to risks related to market fluctuations.
Inflationary, deflationary and recessionary conditions impacting these market risks also impact the demand for and pricing of our products. See “Item 1A. Risk Factors” in our 2024 Form 10-K for further discussion.
Commodity Prices
Our commodity derivative contracts had a total notional value of $1.4 billion as of December 28, 2024 and $1.7 billion as of December 30, 2023. At the end of 2024, the potential change in fair value of commodity derivative contracts, assuming a 10% decrease in the underlying commodity price, would have increased our net unrealized losses in 2024 by $140 million, which would generally be offset by a reduction in the cost of the underlying commodity purchases.
Foreign Exchange
Our operations outside of the United States generated 44% of our consolidated net revenue in 2024, with Mexico, Russia, Canada, China, the United Kingdom, South Africa and Brazil, collectively, comprising approximately 25% of our consolidated net revenue in 2024. As a result, we are exposed to foreign exchange risks in the international markets in which our products are made, manufactured, distributed or sold. Additionally, we are exposed to foreign exchange risk from net investments in foreign subsidiaries, foreign currency purchases, foreign currency assets and liabilities created in the normal course of business.

During 2024, unfavorable foreign exchange reduced net revenue performance by 1.5 percentage points, primarily due to declines in the Egyptian pound, Russian ruble, Mexican peso and Brazilian real. Currency declines against the U.S. dollar which are not offset could adversely impact our future financial results.
Our foreign exchange derivative contracts had a total notional value of $3.1 billion as of December 28, 2024 and $3.8 billion as of December 30, 2023. At the end of 2024, we estimate that an unfavorable 10% change in the underlying exchange rates would have decreased our net unrealized gains in 2024 by $319 million, which would be significantly offset by an inverse change in the fair value of the underlying exposure.
Our cross-currency swap contracts had a total notional value of $1.2 billion as of December 28, 2024 and $1.3 billion as of December 30, 2023. At the end of 2024, we estimate that an unfavorable 10% change in the underlying exchange rates would have increased our net unrealized losses in 2024 by $107 million, which would be significantly offset by an inverse change in the fair value of the underlying exposure.
The total notional amount of our debt instruments designated as net investment hedges was $2.9 billion as of December 28, 2024 and $3.0 billion as of December 30, 2023.
Interest Rates
Our interest rate swap contracts had a total notional value of $2.0 billion as of December 28, 2024. Assuming year-end 2024 investment levels and variable rate debt, a 1-percentage-point increase in interest rates would have decreased our net interest expense in 2024 by $32 million due to higher cash and cash equivalents and short-term investments levels, as compared with our variable rate debt.
OUR FINANCIAL RESULTS
Results of Operations — Consolidated Review
Volume
Physical or unit volume is one of the key metrics management uses internally to make operating and strategic decisions, including the preparation of our annual operating plan and the evaluation of our business performance. We believe volume provides additional information to facilitate the comparison of our historical operating performance and underlying trends, and provides additional transparency on how we evaluate our business because it measures demand for our products at the consumer level. Unit volume performance adjusts for the impacts of acquisitions and divestitures. Acquisitions and divestitures, when used in this report, reflect mergers and acquisitions activity, as well as divestitures and other structural changes, including changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees. Further, unit volume performance excludes the impact of a 53rd reporting week, where applicable. Our fiscal year ends on the last Saturday of each December, resulting in an additional reporting week every five or six years (53rd reporting week).
Beverage volume includes volume of concentrate sold to independent bottlers and volume of finished products bearing company-owned or licensed trademarks and allied brand products and joint venture trademarks sold by company-owned bottling operations. Beverage volume also includes volume of finished products bearing company-owned or licensed trademarks sold by our noncontrolled affiliates. Concentrate volume sold to independent bottlers is reported in concentrate shipments and equivalents (CSE), whereas finished beverage product volume is reported in bottler case sales (BCS). Both CSE and BCS convert all beverage volume to an 8-ounce-case metric. Typically, CSE and BCS are not equal in any given period due to seasonality, timing of product launches, product mix, bottler inventory practices and other factors. While our net revenue is not entirely based on BCS volume due to the independent bottlers in our supply chain, we believe that BCS is a better measure of the consumption of our beverage products. PBNA, IB Franchise and EMEA, either independently or in conjunction with third parties, make, market, distribute and sell ready-to-drink tea products through a joint venture with Unilever (under the Lipton brand name), and PBNA, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink coffee products through a joint venture with Starbucks.
Convenient food volume includes volume sold by us and our noncontrolled affiliates of convenient food products bearing company-owned or licensed trademarks. Internationally, we measure convenient food product volume in kilograms, while in North America we measure convenient food product volume in pounds. PFNA makes, markets, distributes and sells Sabra refrigerated dips and spreads through a joint venture with Strauss Group. In December 2024, we acquired the Strauss Group’s 50% ownership in Sabra and Sabra became a wholly-owned subsidiary.
Consolidated Net Revenue and Operating Profit

	2024	2023	Change
Net revenue	$91,854	$91,471	—%
Operating profit	$12,887	$11,986	8%
Operating margin	14.0%	13.1%	0.9
See “Results of Operations – Segment Review” for a tabular presentation and discussion of key drivers of net revenue.
Operating profit increased 8% and operating margin improved 0.9 percentage points. Operating profit growth was primarily driven by effective net pricing, productivity savings and an 18-percentage-point impact of prior-year impairment charges related to the SodaStream business. These impacts were partially offset by certain operating cost increases, a decline in organic volume, an 8-percentage-point impact of higher impairment and other charges associated with our TBG investment and Juice Transaction-related receivables, a 5-percentage-point impact of higher restructuring charges and a 4-percentage-point unfavorable impact of an indirect tax reserve. Corporate unallocated expenses reflect a 3-percentage-point favorable impact driven primarily by a decrease in corporate expenses and prior-year contributions to The PepsiCo Foundation, Inc.
Other Consolidated Results

	2024	2023	Change
Other pension and retiree medical benefits (expense)/income	$(22)	$250	$(272)
Net interest expense and other	$919	$819	$100
Annual tax rate	19.4%	19.8%
Net income attributable to PepsiCo	$9,578	$9,074	5.5%
Net income attributable to PepsiCo per common share – diluted	$6.95	$6.56	6%
Other pension and retiree medical benefits expense increased $272 million, primarily reflecting higher settlement charges due to lump sum distributions to retired or terminated employees and the purchase of a group annuity contract whereby a third-party insurance company assumed the obligation to pay and administer future benefit payments for certain retirees.
Net interest expense and other increased $100 million, primarily due to higher interest rates on debt and higher average debt balances, partially offset by higher average cash balances and higher interest rates on average cash balances.
The reported tax rate decreased 0.4 percentage points, primarily reflecting a reduction in the state tax rate.

Results of Operations — Segment Review
See “Our Business Risks,” “Non-GAAP Measures” and “Items Affecting Comparability” for a discussion of items to consider when evaluating our results and related information regarding measures not in accordance with U.S. Generally Accepted Accounting Principles (GAAP).
In the discussions of net revenue and operating profit below, “effective net pricing” reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Net Revenue and Organic Revenue Performance
Organic revenue performance is a non-GAAP financial measure. For a description of and further information regarding this measure, see “Non-GAAP Measures.”

	2024
		Impact of			Impact of
	Reported % Change, GAAP measure	Foreign exchange translation	Acquisitions and divestitures	Organic % Change, non-GAAP measure(a)	Organic volume(b)	Effective net pricing
PFNA (c)	(2)%	—	—	(2)%	(4)	2
PBNA	0.5%	—	—	1%	(3.5)	4
IB Franchise	7%	1	—	8%	3	5
EMEA	3%	5	—	8%	—	8
LatAm Foods	—%	3	—	3%	(2)	5
Asia Pacific Foods	1%	2	—	3%	6	(3)
Total	—%	1.5	—	2%	(2)	4

	2023
		Impact of				Impact of
	Reported % Change, GAAP measure	Foreign exchange translation	Acquisitions and divestitures	53rd reporting week	Organic % Change, non-GAAP measure(a)	Organic volume(b)	Effective net pricing
PFNA (c)	6%	—	—	2	8%	(1)	9
PBNA	5%	—	—	1.5	7%	(5)	12
IB Franchise	5%	1	—	—	6%	—	7
EMEA	1%	14	1	—	17%	(3)	20
LatAm Foods	19%	(10)	1	—	11%	(4)	14
Asia Pacific Foods	—%	5	—	—	4%	(2)	6
Total	6%	2	—	1	9%	(3)	13
(a)Amounts may not sum due to rounding.
(b)Excludes the impact of acquisitions and divestitures and in 2022, also excludes the impact of the 53rd reporting week. In certain instances, the impact of organic volume on net revenue performance differs from the unit volume change disclosed in the following segment discussions due to the impacts of product mix, nonconsolidated joint venture volume, and, for our franchise-owned beverage businesses, temporary timing differences between BCS and CSE. We report net revenue from our franchise-owned beverage businesses based on CSE. The volume sold by our nonconsolidated joint ventures has no direct impact on our net revenue.
(c)Net revenue was impacted by a voluntary recall of certain bars and cereals in our PFNA segment (Quaker Recall).

Operating Profit/(Loss), Operating Profit/(Loss) Adjusted for Items Affecting Comparability and Operating Profit/(Loss) Performance Adjusted for Items Affecting Comparability on a Constant Currency Basis
Operating profit/(loss) adjusted for items affecting comparability and operating profit/(loss) performance adjusted for items affecting comparability on a constant currency basis are both non-GAAP financial measures. For further information on these measures, see “Non-GAAP Measures” and “Items Affecting Comparability.”
Operating Profit/(Loss) and Operating Profit/(Loss) Adjusted for Items Affecting Comparability

	2024
		Items Affecting Comparability(a)
	Reported, GAAP measure	Mark-to-market net impact	Restructuring and impairment charges	Acquisition and divestiture-related charges	Impairment and other charges	Product recall-related impact	Indirect tax impact	Core, non-GAAP measure
PFNA	$6,619	$—	$161	$9	$9	$184	$—	$6,982
PBNA	2,302	—	238	8	556	—	—	3,104
IB Franchise	1,462	—	24	—	4	—	218	1,708
EMEA	1,971	—	116	—	145	—	—	2,232
LatAm Foods	2,052	—	49	—	—	—	—	2,101
Asia Pacific Foods	377	—	9	5	—	—	—	391
Corporate unallocated expenses	(1,896)	(25)	101	—	—	—	—	(1,820)
Total	$12,887	$(25)	$698	$22	$714	$184	$218	$14,698

	2023
		Items Affecting Comparability(a)
	Reported, GAAP measure	Mark-to-market net impact	Restructuring and impairment charges	Acquisition and divestiture-related charges(b)	Impairment and other charges/credits(b)	Product recall-related impact	Core, non-GAAP measure
PFNA	$7,247	$—	$42	$—	$—	$136	$7,425
PBNA	2,584	—	41	16	321	—	2,962
IB Franchise	567	—	11	—	862	—	1,440
EMEA	1,764	—	227	(2)	(14)	—	1,975
LatAm Foods	1,898	—	29	—	2	—	1,929
Asia Pacific Foods	301	—	8	2	59	—	370
Corporate unallocated expenses	(2,375)	36	88	25	—	—	(2,226)
Total	$11,986	$36	$446	$41	$1,230	$136	$13,875

	2022
		Items Affecting Comparability(a)
	Reported, GAAP measure	Mark-to-market net impact	Restructuring and impairment charges	Acquisition and divestiture-related charges	Gain associated with the Juice Transaction	Impairment and other charges	Core, non-GAAP measure
PFNA	$6,739	$—	$53	$—	$—	$88	$6,880
PBNA	5,426	—	68	51	(3,029)	160	2,676
IB Franchise	(12)	—	4	—	—	1,373	1,365
EMEA	22	—	118	14	(292)	1,749	1,611
LatAm Foods	1,353	—	32	—	—	71	1,456
Asia Pacific Foods	78	—	15	3	—	177	273
Corporate unallocated expenses	(2,094)	62	90	6	—	—	(1,936)
Total	$11,512	$62	$380	$74	$(3,321)	$3,618	$12,325

(a)See “Items Affecting Comparability.”
(b)Income amounts represent adjustments for changes in estimates of previously recorded amounts.
Operating Profit/(Loss) Performance and Operating Profit/(Loss) Performance Adjusted for Items Affecting Comparability on a Constant Currency Basis

	2024
		Impact of Items Affecting Comparability(a)							Impact of
	Reported % Change, GAAP measure	Mark-to-market net impact	Restructuring and impairment charges	Acquisition and divestiture-related charges	Impairment and other charges/credits	Product recall-related impact	Indirect tax impact	Core % Change, non-GAAP measure(b)	Foreign exchange translation	Core Constant Currency % Change, non-GAAP measure(b)
PFNA	(9)%	—	2	—	—	1	—	(6)%	—	(6)%
PBNA	(11)%	—	7	—	9	—	—	5%	—	5%
IB Franchise	158%	—	3	—	(190)	—	48	19%	2	20%
EMEA	12%	—	(3)	—	4	—	—	13%	6	19%
LatAm Foods	8%	—	1	—	—	—	—	9%	3	12%
Asia Pacific Foods	25%	—	—	1	(21)	—	—	6%	3	9%
Corporate unallocated expenses	(20)%	2	—	1	—	—	—	(18)%	—	(18)%
Total	8%	(1)	5	—	(10)	1	4	6%	2	8%

	2023
		Impact of Items Affecting Comparability(a)							Impact of
	Reported % Change, GAAP measure	Mark-to-market net impact	Restructuring and impairment charges	Acquisition and divestiture-related charges	Gain associated with the Juice Transaction	Impairment and other charges/credits	Product recall-related impact	Core % Change, non-GAAP measure(b)	Foreign exchange translation	Core Constant Currency % Change, non-GAAP measure(b)
PFNA	8%	—	—	—	—	(1)	1	8%	—	8%
PBNA	(52)%	—	(0.5)	(1)	61	3	—	11%	—	11%
IB Franchise	n/m	—	n/m	—	—	n/m	—	5%	1	7%
EMEA	n/m	—	n/m	n/m	n/m	n/m	—	23%	24	46%
LatAm Foods	40%	—	—	—	—	(7)	—	32%	(14)	19%
Asia Pacific Foods	288%	—	(15)	(3)	—	(235)	—	35%	10	45%
Corporate unallocated expenses	13%	5	—	(3.5)	—	—	—	15%	—	15%
Total	4%	—	0.5	—	26	(19)	1	13%	2	15%
(a)See “Items Affecting Comparability.”
(b)Amounts may not sum due to rounding.

n/m - Not meaningful due to the impact of impairment and other charges in 2022.
PFNA
2024
Net revenue decreased 2%, primarily driven by a decrease in organic volume, partially offset by effective net pricing. Organic volume was negatively impacted by the loss of sales from products included in the Quaker Recall.
Unit volume declined 5%, primarily driven by double-digit declines in bars, oatmeal, pancake syrup and mix and ready-to-eat cereals, mid-single-digit declines in trademark Cheetos and trademark Tostitos and low-single-digit declines in trademark Lay’s and variety packs, partially offset by double-digit growth in trademark Chester’s and trademark Miss Vickie’s. The unit volume decline in bars and ready-to-eat cereals was negatively impacted by the loss of sales from products included in the Quaker Recall.
Operating profit decreased 9%, primarily reflecting certain operating cost increases, including strategic initiatives, the decrease in organic volume and a 1-percentage-point impact of charges associated with the

Quaker Recall. These impacts were partially offset by productivity savings, the effective net pricing and a 1-percentage-point favorable impact of an insurance recovery related to the Quaker Recall.
2023
Net revenue increased 6%, primarily driven by effective net pricing, partially offset by the impact of the 53rd reporting week in the prior year, which reduced net revenue by 2 percentage points, and a decrease in organic volume. Organic volume was negatively impacted by product returns and cessation of sales of products as a result of the Quaker Recall.
Unit volume declined 2%, primarily driven by high-single-digit declines in oatmeal, dips and rice/pasta sides, a mid-single-digit decline in trademark Tostitos, low-single-digit decline in trademark Lay’s and a double-digit decline in bars, partially offset by double-digit growth in Sunchips and mid-single-digit growth in trademark Cheetos. The unit volume decline in bars was negatively impacted by the Quaker Recall.
Operating profit increased 8%, primarily reflecting the effective net pricing and productivity savings. These impacts were partially offset by certain operating cost increases, including strategic initiatives, a 10-percentage-point impact of higher commodity costs, primarily cooking oil, seasoning ingredients and potatoes, the decrease in organic volume, a 2-percentage-point unfavorable impact of the 53rd reporting week in the prior year and a 1-percentage-point impact of product returns and charges associated with the Quaker recall.
PBNA
2024
Net revenue increased 0.5%, primarily driven by effective net pricing, partially offset by an organic volume decline.
Unit volume declined 3%, driven by a 4% decline in non-carbonated beverage (NCB) volume and a 2% decline in CSD volume. The NCB volume decline primarily reflected a mid-single-digit decline in our overall water portfolio, a low-single-digit decline in Gatorade sports drinks and a high-single-digit decline in our Lipton ready-to-drink tea portfolio.
Operating profit decreased 11%, primarily driven by certain operating cost increases, the decline in organic volume, a 9-percentage-point impact of higher impairment and other charges associated with our TBG investment and Juice Transaction-related receivables, a 7-percentage-point impact of higher restructuring charges and higher advertising and marketing expenses. These impacts were partially offset by the effective net pricing and productivity savings.
2023
Net revenue increased 5%, primarily driven by effective net pricing, partially offset by a decrease in organic volume. The 53rd reporting week in the prior year reduced net revenue growth by 1.5 percentage points.
Unit volume declined 5%, driven by a 6% decrease in NCB volume and a 4% decrease in CSD volume. The NCB volume decrease primarily reflected high-single-digit decreases in Gatorade sports drinks and our overall water portfolio.
Operating profit decreased 52%, primarily reflecting the unfavorable impact of the prior-year gain of $3.0 billion associated with the Juice Transaction and the current-year impairment charges of $321 million related to our TBG investment, partially offset by the prior-year impairment and other related charges of $160 million associated with our decision to terminate the agreement with Vital Pharmaceuticals, Inc. to distribute Bang energy drinks. Operating profit also decreased due to certain operating cost increases, the decrease in organic volume, an 18-percentage-point impact of higher commodity costs, primarily sweeteners and energy, a 5-percentage-point unfavorable impact due to a prior-year gain on an asset sale and higher advertising and marketing expenses. Additionally, operating profit performance reflects a 2-percentage-point unfavorable impact of the 53rd reporting week in the prior year. These impacts were partially offset by the effective net pricing and productivity savings.
IB Franchise
2024
Net revenue increased 7%, primarily reflecting effective net pricing and organic volume growth.
Unit volume grew 1%, primarily reflecting double-digit growth in India, partially offset by low-single-digit declines in China and the Middle East and a mid-single-digit decline in Pakistan. Additionally, Mexico experienced low-single-digit growth.
Operating profit increased 158%, primarily reflecting a 191-percentage-point favorable impact of the prior-year impairment charges related to the SodaStream business, the net revenue growth and a 3-percentage-point impact of lower commodity costs. These impacts were partially offset by a 48-percentage-point unfavorable impact of an indirect tax reserve, higher advertising and marketing expenses and a 3-percentage-point impact of higher restructuring charges.
2023
Net revenue increased 5%, primarily reflecting effective net pricing.
Unit volume grew 2%, primarily reflecting double-digit growth in India, mid-single-digit growth in China and low-single-digit growth in Mexico and the Middle East, partially offset by a double-digit decline in Pakistan.
Operating profit improvement primarily reflects the favorable impact of lower impairment charges related to the SodaStream business, the favorable impact of prior-year impairment charges related to our decision to sell a non-strategic investment and the effective net pricing. These impacts were partially offset by higher advertising and marketing expenses, a 6-percentage-point impact of higher commodity costs and certain operating cost increases.
EMEA
2024
Net revenue increased 3%, primarily reflecting effective net pricing, partially offset by a 5-percentage-point impact of unfavorable foreign exchange translation.
Convenient foods unit volume grew 1%, primarily reflecting mid-single-digit growth in South Africa and Russia and low-single-digit growth in the United Kingdom, partially offset by a double-digit decline in the Middle East.
Beverage unit volume declined 1%, primarily reflecting a mid-single-digit decline in the Middle East, double-digit declines in France and Germany and a low-single-digit decline in Romania, partially offset by mid-single-digit growth in Russia, double-digit growth in Poland and low-single-digit growth in Turkey.
Operating profit increased 12%, primarily reflecting the net revenue growth, productivity savings and a 3-percentage-point impact of lower restructuring charges. These impacts were partially offset by certain operating cost increases, a 23-percentage-point impact of higher commodity costs, primarily packaging materials, potatoes and dairy, largely driven by transaction-related foreign exchange, a 6-percentage-point impact of unfavorable foreign exchange translation, higher advertising and marketing expenses and a 3-percentage-point unfavorable impact of impairment and other charges associated with our TBG investment and Juice Transaction-related receivables.

2023
Net revenue increased 1%, primarily reflecting effective net pricing, partially offset by a 14-percentage-point impact of unfavorable foreign exchange translation, primarily due to weakening of the Russian ruble and Egyptian pound, and an organic volume decline.
Convenient foods unit volume declined 2.5%, primarily reflecting high-single-digit declines in South Africa and the United Kingdom, partially offset by double-digit growth in Russia and high-single-digit growth in the Middle East.
Beverage unit volume declined 4%, primarily reflecting double-digit declines in Germany, France and Poland, partially offset by mid-single-digit growth in the Middle East and double-digit growth in Turkey. Additionally, Russia experienced a low-single-digit decline.
Operating profit improvement primarily reflects the favorable impact of prior-year charges associated with the Russia-Ukraine conflict and impairment of intangible assets related to the repositioning or discontinuation of certain juice and dairy brands in Russia and impairment and other charges associated with our decision to sell or discontinue certain non-strategic brands and an investment in the prior year. Additionally, operating profit improvement reflects the effective net pricing, a favorable impact of prior-year charges primarily related to certain juice brands from the Pioneer Food Group Ltd. (Pioneer Foods) acquisition and productivity savings. These impacts were partially offset by the unfavorable impact of the prior-year gain associated with the Juice Transaction, higher restructuring costs, an 84-percentage-point impact of higher commodity costs, primarily packaging, sweeteners, potatoes and other ingredients, certain operating cost increases, a 24-percentage-point impact of unfavorable foreign exchange translation, primarily due to weakening of the Russian ruble and the Egyptian pound, higher advertising and marketing expenses and the organic volume decline.
LatAm Foods
2024
Net revenue decreased slightly, reflecting a 3-percentage-point impact of unfavorable foreign exchange translation and a decline in organic volume, offset by effective net pricing.
Unit volume declined 2%, primarily reflecting double-digit declines in Peru and Argentina, partially offset by low-single-digit growth in Brazil. Additionally, Mexico experienced a low-single-digit decline.
Operating profit increased 8%, primarily reflecting the effective net pricing, productivity savings and a 6-percentage-point impact of lower commodity costs, partially offset by certain operating cost increases, the organic volume decline and a 3-percentage-point impact of unfavorable foreign exchange translation.
2023
Net revenue increased 19%, primarily reflecting effective net pricing and a 10-percentage-point impact of favorable foreign exchange translation, primarily due to strengthening of the Mexican peso, partially offset by an organic volume decline.
Unit volume declined 4%, primarily reflecting a double-digit decline in Colombia. Additionally, Mexico and Brazil experienced low-single-digit declines.
Operating profit increased 40%, primarily reflecting the effective net pricing, productivity savings, a 14- percentage-point impact of favorable foreign exchange translation, primarily due to strengthening of the Mexican peso, and a 7-percentage-point favorable impact of a prior-year impairment and other charges associated with the sale of certain non-strategic brands. These impacts were partially offset by certain operating cost increases, the organic volume decline, an 11-percentage-point impact of higher commodity costs, primarily potatoes, grains and other ingredients, and higher advertising and marketing expenses.

Asia Pacific Foods
2024
Net revenue increased 1%, reflecting organic volume growth, partially offset by unfavorable net pricing and a 2-percentage-point impact of unfavorable foreign exchange translation.
Unit volume grew 6%, primarily reflecting double-digit growth in India and Thailand. Additionally, China and Australia experienced mid-single-digit growth.
Operating profit increased 25%, primarily reflecting productivity savings, the organic volume growth, a 21-percentage-point favorable impact of impairment charges related to the Be & Cheery brand in the prior year and a 7-percentage-point impact of lower commodity costs. These impacts were partially offset by certain operating cost increases, the unfavorable net pricing, higher advertising and marketing costs and a 3-percentage-point impact of unfavorable foreign exchange translation.
2023
Net revenue decreased slightly, reflecting a 5-percentage-point impact of unfavorable foreign exchange translation and an organic volume decline, partially offset by effective net pricing.
Unit volume declined 2%, primarily reflecting a double-digit decline in Thailand and low-single-digit declines in India and Australia, partially offset by low-single-digit growth in China.
Operating profit increased 288%, primarily reflecting a 226-percentage-point impact of lower impairment charges related to the Be & Cheery brand, the effective net pricing, productivity savings, a 15-percentage-point impact of lower restructuring charges, a 10-percentage-point impact of lower commodity costs, primarily packaging materials and cooking oil, and a 9-percentage-point favorable impact of impairment charges on certain property, plant and equipment related to the discontinuation of a non-strategic brand in the prior year. These impacts were partially offset by certain operating cost increases, higher advertising and marketing costs and a 10-percentage-point impact of unfavorable foreign exchange translation.
Non-GAAP Measures
Certain financial measures contained in this Form 10-K adjust for the impact of specified items and are not in accordance with GAAP. We use non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures in this Form 10-K provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results and provides additional transparency on how we evaluate our business. We also believe presenting these measures in this Form 10-K allows investors to view our performance using the same measures that we use in evaluating our financial and business performance and trends.
We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include: amounts related to mark-to-market gains or losses (non-cash); charges related to restructuring plans; charges associated with acquisitions and divestitures; gains associated with divestitures; asset impairment charges (non-cash); product recall-related impact; pension and retiree medical-related amounts, including all settlement and curtailment gains and losses; charges or adjustments related to the enactment of new laws, rules or regulations, such as tax law changes; amounts related to the resolution of tax positions; tax benefits related to reorganizations of our operations; debt redemptions, cash tender or exchange offers; and remeasurements of net monetary assets. See below and “Items Affecting Comparability” for a description of adjustments to our GAAP financial measures in this Form 10-K.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
The following non-GAAP financial measures contained in this Form 10-K are discussed below:
Cost of sales, gross profit, selling, general and administrative expenses, gain associated with the Juice Transaction, impairment of intangible assets, other pension and retiree medical benefits expense/income, net interest expense and other, provision for income taxes, net income attributable to noncontrolling interests and net income attributable to PepsiCo, each adjusted for items affecting comparability, operating profit and net income attributable to PepsiCo per common share – diluted, each adjusted for items affecting comparability, and the corresponding constant currency growth rates
These measures exclude the net impact of mark-to-market gains and losses on centrally managed commodity derivatives that do not qualify for hedge accounting, restructuring and impairment charges related to our 2019 Multi-Year Productivity Plan (2019 Productivity Plan), charges associated with our acquisitions and divestitures, the gain associated with the Juice Transaction, impairment and other charges/credits, product recall-related impact, indirect tax expense related to an international audit and the impact of settlement and curtailment gains and losses related to pension and retiree medical plans (see “Items Affecting Comparability” for a detailed description of each of these items). We also evaluate performance on operating profit and net income attributable to PepsiCo per common share – diluted, each adjusted for items affecting comparability, on a constant currency basis, which measure our financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current-year U.S. dollar results by the current-year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We believe these measures provide useful information in evaluating the results of our business because they exclude items that we believe are not indicative of our ongoing performance or that we believe impact comparability with the prior year.
Organic revenue performance
We define organic revenue performance as a measure that adjusts for the impacts of foreign exchange translation, acquisitions and divestitures, and every five or six years, the impact of the 53rd reporting week, including in our 2022 financial results. Adjusting for acquisitions and divestitures reflects mergers and acquisitions activity, as well as divestitures and other structural changes, including changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees. We believe organic revenue performance provides useful information in evaluating the results of our business because it excludes items that we believe are not indicative of ongoing performance or that we believe impact comparability with the prior year.
See “Net Revenue and Organic Revenue Performance” in “Results of Operations – Segment Review” for further information.
Free cash flow
We define free cash flow as net cash from operating activities less capital spending, plus sales of property, plant and equipment. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities. Free cash flow is used by us primarily for acquisitions and financing activities, including debt repayments, dividends and share repurchases. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.
See “Free Cash Flow” in “Our Liquidity and Capital Resources” for further information.
Return on invested capital (ROIC) and net ROIC, excluding items affecting comparability
We define ROIC as net income attributable to PepsiCo plus interest expense after-tax divided by the sum of quarterly average debt obligations and quarterly average common shareholders’ equity. Although ROIC is a common financial metric, numerous methods exist for calculating ROIC. Accordingly, the method used by management to calculate ROIC may differ from the methods other companies use to calculate their ROIC.
We believe this metric serves as a measure of how well we use our capital to generate returns. In addition, we use net ROIC, excluding items affecting comparability, to compare our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that we believe are not indicative of our ongoing performance and reflects how management evaluates our operating results and trends. We define net ROIC, excluding items affecting comparability, as ROIC, adjusted for quarterly average cash, cash equivalents and short-term investments, after-tax interest income and items affecting comparability. We believe the calculation of ROIC and net ROIC, excluding items affecting comparability, provides useful information to investors and is an additional relevant comparison of our performance to consider when evaluating our capital allocation efficiency.
See “Return on Invested Capital” in “Our Liquidity and Capital Resources” for further information.
Items Affecting Comparability
Our reported financial results in this Form 10-K are impacted by the following items in each of the following years:

	2024
	Cost of sales	Gross profit	Selling, general and administrative expenses	Impairment of intangible assets	Operating profit	Other pension and retiree medical benefits (expense)/income	Provision for income taxes(a)	Net income attributable to PepsiCo
Reported, GAAP measure	$41,744	$50,110	$37,190	$33	$12,887	$(22)	$2,320	$9,578
Items Affecting Comparability
Mark-to-market net impact	26	(26)	(1)	—	(25)	—	(6)	(19)
Restructuring and impairment charges	(133)	133	(551)	(14)	698	29	164	563
Acquisition and divestiture-related charges	—	—	(22)	—	22	—	4	18
Impairment and other charges	—	—	(695)	(19)	714	—	184	530
Product recall-related impact	(176)	176	(8)	—	184	3	44	143
Indirect tax impact	(218)	218	—	—	218	—	—	218
Pension and retiree medical-related impact	—	—	—	—	—	276	61	215
Core, non-GAAP measure	$41,243	$50,611	$35,913	$—	$14,698	$286	$2,771	$11,246

	2023
	Cost of sales	Gross profit	Selling, general and administrative expenses	Impairment of intangible assets	Operating profit	Other pension and retiree medical benefits income	Provision for income taxes(a)	Net income attributable to noncontrolling interests	Net income attributable to PepsiCo
Reported, GAAP measure	$41,881	$49,590	$36,677	$927	$11,986	$250	$2,262	$81	$9,074
Items Affecting Comparability
Mark-to-market net impact	(3)	3	(33)	—	36	—	9	—	27
Restructuring and impairment charges	(13)	13	(433)	—	446	(1)	96	1	348
Acquisition and divestiture-related charges	—	—	(41)	—	41	—	18	—	23
Impairment and other charges/credits	5	(5)	(308)	(927)	1,230	—	284	—	946
Product recall-related impact	(136)	136	—	—	136	—	32	—	104
Pension and retiree medical-related impact	—	—	—	—	—	14	3	—	11
Core, non-GAAP measure	$41,734	$49,737	$35,862	$—	$13,875	$263	$2,704	$82	$10,533
(a)Provision for income taxes is the expected tax charge/benefit on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction.

	2024	2023		Change
Net income attributable to PepsiCo per common share – diluted, GAAP measure	$6.95	$6.56		6%
Mark-to-market net impact	(0.01)	0.02
Restructuring and impairment charges	0.41	0.25
Acquisition and divestiture-related charges	0.01	0.02
Impairment and other charges/credits	0.38	0.68
Product recall-related impact	0.10	0.07
Indirect tax impact	0.16	—
Pension and retiree medical-related impact	0.16	0.01
Core net income attributable to PepsiCo per common share – diluted, non-GAAP measure	$8.16	$7.62	(a)	7%
Impact of foreign exchange translation				2
Growth in core net income attributable to PepsiCo per common share – diluted, on a constant currency basis, non-GAAP measure				9%
(a)Does not sum due to rounding.
Mark-to-Market Net Impact
We centrally manage commodity derivatives on behalf of our segments. These commodity derivatives include agricultural products, metals, and energy. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in segment results when the segments recognize the cost of the underlying commodity in operating profit. Therefore, the segments realize the economic effects of the derivative without experiencing any resulting mark-to-market volatility, which remains in corporate unallocated expenses.
Restructuring and Impairment Charges
2019 Multi-Year Productivity Plan
The 2019 Productivity Plan leverages new technology and business models to further simplify, harmonize and automate processes; re-engineers our go-to-market and information systems, including deploying the right automation for each market; and simplifies our organization and optimizes our manufacturing and supply chain footprint. To build on the successful implementation of the 2019 Productivity Plan, in the fourth quarter of 2024, we further expanded and extended the plan through the end of 2030 to take advantage of additional opportunities within the initiatives described above. As a result, we expect to incur pre-tax charges of approximately $6.15 billion, including cash expenditures of approximately $5.1 billion, as compared to our previous estimate of pre-tax charges of approximately $3.65 billion, including cash expenditures of approximately $2.9 billion. Plan to date through December 28, 2024, we have incurred pre-tax charges of $2.6 billion, including cash expenditures of $1.9 billion. In our 2025 financial results, we expect to incur pre-tax charges of approximately $900 million, including cash expenditures of approximately $800 million. These charges will be funded primarily through cash from operations. We expect to incur the majority of the remaining pre-tax charges and cash expenditures through 2027, with the balance to be incurred through 2030. Charges include severance and other employee costs, asset impairments and other costs.
See Note 3 to our consolidated financial statements for further information related to our 2019 Productivity Plan. We regularly evaluate productivity initiatives beyond the productivity plan and other initiatives discussed above and in Note 3 to our consolidated financial statements.
Acquisition and Divestiture-Related Charges
Acquisition and divestiture-related charges primarily include transaction expenses, such as consulting, advisory and other professional fees, merger and integration charges and costs associated with divestitures. Merger and integration charges include employee-related costs, contract termination costs, closing costs and other integration costs. Divestiture-related charges reflect transaction expenses, including consulting, advisory and other professional fees.
See Note 13 to our consolidated financial statements for further information.
Gain Associated with the Juice Transaction
We recognized a gain associated with the Juice Transaction in our PBNA and EMEA segments.
See Note 13 to our consolidated financial statements for further information.
Impairment and Other Charges/Credits
We recognized Russia-Ukraine conflict charges, brand portfolio impairment charges and other impairment charges as described below.
Russia-Ukraine Conflict Charges
In connection with the ongoing conflict in Ukraine, we recognized charges related to indefinite-lived intangible assets and property, plant and equipment impairment, allowance for expected credit losses, inventory write-downs and other costs in 2022. We also recognized adjustments to these charges in 2023.
See Notes 1 and 4 to our consolidated financial statements for further information.
Brand Portfolio Impairment Charges
We recognized intangible asset, investment and property, plant and equipment impairments and other charges as a result of management’s decision to reposition or discontinue the sale/distribution of certain brands and to sell an investment in 2022. We also recognized adjustments to these charges in 2023.
See Notes 1 and 4 to our consolidated financial statements for further information.
Other Impairment Charges
We recognized impairment charges taken as a result of our quantitative assessments of certain of our indefinite-lived intangible assets and related to our investment in TBG. In addition, we recorded allowance for expected credit losses related to outstanding receivables from TBG associated with the Juice Transaction.
See Notes 1, 4 and 9 to our consolidated financial statements for further information.

Product Recall-Related Impact
We recognized product returns, inventory write-offs and customer and consumer-related costs in our PFNA segment associated with a voluntary recall of certain bars and cereals.
See Note 1 to our consolidated financial statements for further information.
Indirect Tax Impact
We recognized additional expenses related to an indirect tax reserve in our IB Franchise segment.
Pension and Retiree Medical-Related Impact
Pension and retiree medical-related impact includes settlement charges due to lump sum distributions to retired or terminated employees and the purchase of a group annuity contract whereby a third-party insurance company assumed the obligation to pay and administer future benefit payments for certain retirees. The settlement charge was triggered when the aggregate of the cumulative lump sum distributions and the annuity contract premium exceeded the total annual service and interest costs. Pension and retiree medical-related impact also includes curtailment losses due to restructuring actions as part of our 2019 Productivity Plan.
See Notes 7 and 13 to our consolidated financial statements for further information.
Our Liquidity and Capital Resources
We believe that our cash generating capability and financial condition, together with our revolving credit facilities, working capital lines and other available methods of debt financing, such as commercial paper borrowings and long-term debt financing, will be adequate to meet our operating, investing and financing needs, including with respect to our net capital spending plans. Our primary sources of liquidity include cash from operations, proceeds obtained from issuances of commercial paper and long-term debt, and cash and cash equivalents. These sources of cash are available to fund cash outflows that have both a short- and long-term component, including debt repayments and related interest payments; payments for acquisitions; operating leases; purchase, marketing, and other contractual commitments, including capital expenditures and the transition tax liability under the Tax Cuts and Jobs Act (TCJ Act). In addition, these sources of cash fund other cash outflows including anticipated dividend payments and share repurchases. We do not have guarantees or off-balance sheet financing arrangements, including variable interest entities, that we believe could have a material impact on our liquidity. See “Item 1A. Risk Factors” in our 2024 Form 10-K, “Our Business Risks” and Note 8 to our consolidated financial statements for further information.
As of December 28, 2024, cash, cash equivalents and short-term investments in our consolidated subsidiaries subject to currency controls or currency exchange restrictions were not material.
The TCJ Act imposed a one-time mandatory transition tax on undistributed international earnings. As of December 28, 2024, our mandatory transition tax liability was $1.7 billion, which must be paid through 2026 under the provisions of the TCJ Act; we currently expect to pay approximately $772 million of this liability in 2025. Any additional guidance issued by the Internal Revenue Service (IRS) may impact our recorded amounts for this transition tax liability. See Note 5 to our consolidated financial statements for further discussion of the TCJ Act.
Supply chain financing arrangements did not have a material impact on our liquidity or capital resources in the periods presented and we do not expect such arrangements to have a material impact on our liquidity or capital resources for the foreseeable future. See Note 14 to our consolidated financial statements for further discussion of supply chain financing arrangements.
Furthermore, our cash provided from operating activities is somewhat impacted by seasonality. Working capital needs are impacted by weekly sales, which are generally highest in the third quarter due to seasonal and holiday-related patterns and generally lowest in the first quarter. On a continuing basis, we consider various transactions to increase shareholder value and enhance our business results, including acquisitions, divestitures, joint ventures, dividends, share repurchases, productivity and other efficiency initiatives and other structural changes. These transactions may result in future cash proceeds or payments.
The table below summarizes our cash activity:

	2024	2023
Net cash provided by operating activities	$12,507	$13,442
Net cash used for investing activities	$(5,472)	$(5,495)
Net cash used for financing activities	$(7,556)	$(3,009)
Operating Activities
In 2024, net cash provided by operating activities was $12.5 billion, compared to $13.4 billion in the prior year. The decrease in operating cash flow primarily reflects unfavorable working capital comparisons.
Investing Activities
In 2024, net cash used for investing activities was $5.5 billion, primarily reflecting net capital spending of $5.0 billion.
In 2023, net cash used for investing activities was $5.5 billion, primarily reflecting net capital spending of $5.3 billion.
See Note 1 to our consolidated financial statements for further discussion of capital spending by segment and see Note 13 to our consolidated financial statements for further discussion of our acquisitions.
We regularly review our plans with respect to net capital spending and believe that we have sufficient liquidity to meet our net capital spending needs.
Financing Activities
In 2024, net cash used for financing activities was $7.6 billion, primarily reflecting the return of operating cash flow to our shareholders through dividend payments and share repurchases of $8.2 billion, as well as payments of long-term debt borrowings of $3.9 billion, partially offset by proceeds from the issuances of long-term debt of $4.0 billion.
In 2023, net cash used for financing activities was $3.0 billion, primarily reflecting the return of operating cash flow to our shareholders through dividend payments and share repurchases of $7.7 billion, as well as payments of long-term debt borrowings of $3.0 billion, partially offset by proceeds from issuances of long-term debt of $5.5 billion and net proceeds from short-term borrowings of $2.3 billion.
See Note 8 to our consolidated financial statements for further discussion of debt obligations.
We annually review our capital structure with our Board, including our dividend policy and share repurchase activity. On February 10, 2022, we announced a share repurchase program providing for the repurchase of up to $10.0 billion of PepsiCo common stock which commenced on February 11, 2022 and will expire on February 28, 2026. In addition, on February 4, 2025, we announced a 5% increase in our annualized dividend to $5.69 per share from $5.42 per share, effective with the dividend expected to be paid in June 2025. We expect to return a total of approximately $8.6 billion to shareholders in 2025, comprising dividends of approximately $7.6 billion and share repurchases of approximately $1.0 billion.

Free Cash Flow
The table below reconciles net cash provided by operating activities, as reflected on our cash flow statement, to our free cash flow. Free cash flow is a non-GAAP financial measure. For further information on free cash flow, see “Non-GAAP Measures.”

	2024	2023	Change
Net cash provided by operating activities, GAAP measure	$12,507	$13,442	(7)%
Capital spending	(5,318)	(5,518)
Sales of property, plant and equipment	342	198
Free cash flow, non-GAAP measure	$7,531	$8,122	(7)%
We use free cash flow primarily for acquisitions and financing activities, including debt repayments, dividends and share repurchases. We expect to continue to return free cash flow to our shareholders primarily through dividends and share repurchases while maintaining Tier 1 commercial paper access, which we believe will facilitate appropriate financial flexibility and ready access to global capital and credit markets at favorable interest rates. However, see “Item 1A. Risk Factors” in our 2024 Form 10-K and “Our Business Risks” for certain factors that may impact our credit ratings or our operating cash flows.
Any downgrade of our credit ratings by a credit rating agency, especially any downgrade to below investment grade, whether or not as a result of our actions or factors which are beyond our control, could increase our future borrowing costs and impair our ability to access capital and credit markets on terms commercially acceptable to us, or at all. In addition, any downgrade of our current short-term credit ratings could impair our ability to access the commercial paper market with the same flexibility that we have experienced historically, and therefore require us to rely more heavily on more expensive types of debt financing. See “Item 1A. Risk Factors” in our 2024 Form 10-K, “Our Business Risks” and Note 8 to our consolidated financial statements for further information.
Changes in Line Items in Our Consolidated Financial Statements
Changes in line items in the income statement are discussed in “Results of Operations – Consolidated Review,” “Results of Operations – Segment Review” and “Items Affecting Comparability.”
Changes in line items in the cash flow statement are discussed in “Our Liquidity and Capital Resources.”
Changes in line items in the balance sheet are discussed below:
Total Assets
As of December 28, 2024, total assets were $99.5 billion, compared to $100.5 billion as of December 30, 2023. The decrease in total assets is primarily driven by the following line item:

Change(a)
Cash and cash equivalents (b)	$(1.2)
(a)In billions.
(b)Refer to the cash flow statement for further information.
Total Liabilities
As of December 28, 2024, total liabilities were $81.3 billion, compared to $81.9 billion as of December 30, 2023. There were no material line item changes. See Notes 8 and 13 for further information regarding our liabilities.
Total Equity
See the equity statement and Notes 9 and 11 to our consolidated financial statements.

Return on Invested Capital
ROIC is a non-GAAP financial measure. For further information on ROIC, see “Non-GAAP Measures.”

2024
Net income attributable to PepsiCo	$9,578
Interest expense	1,606
Tax on interest expense	(357)
$10,827

Average debt obligations (a)	$44,844
Average common shareholders’ equity (b)	18,898
Average invested capital	$63,742

ROIC, non-GAAP measure	17.0%
(a)Includes a quarterly average of short-term and long-term debt obligations.
(b)Includes a quarterly average of common stock, capital in excess of par value, retained earnings, accumulated other comprehensive loss and repurchased common stock.
The table below reconciles ROIC as calculated above to net ROIC, excluding items affecting comparability.

2024
ROIC, non-GAAP measure	17.0%
Impact of:
Average cash, cash equivalents and short-term investments	2.6
Interest income	(1.0)
Tax on interest income	0.2
Mark-to-market net impact (a)	—
Restructuring and impairment charges (a)	0.6
Acquisition and divestiture-related charges (a)	—
Impairment and other charges/credits (a)	0.5
Product recall-related impact (a)	0.1
Indirect tax impact (a)	0.2
Pension and retiree medical-related impact (a)	0.2
Core Net ROIC, non-GAAP measure	20.4%
(a)See “Items Affecting Comparability” for a detailed description.
OUR CRITICAL ACCOUNTING POLICIES AND ESTIMATES
An appreciation of our critical accounting policies and estimates is necessary to understand our financial results. These policies may require management to make difficult and subjective judgments regarding uncertainties, including the business and economic uncertainty resulting from volatile geopolitical conditions and the high interest rate and inflationary cost environment, and as a result, such estimates may significantly impact our financial results. The precision of these estimates and the likelihood of future changes depend on a number of underlying variables and a range of possible outcomes. We applied our critical accounting policies and estimation methods consistently in all material respects and for all periods presented. We have discussed our critical accounting policies and estimates with our Audit Committee.

Our critical accounting policies and estimates are:
•revenue recognition;
•goodwill and other intangible assets;
•income tax expense and accruals; and
•pension and retiree medical plans.
Revenue Recognition
We recognize revenue when our performance obligation is satisfied. Our primary performance obligation (the distribution and sales of beverage and convenient food products) is satisfied upon the shipment or delivery of products to our customers, which is also when control is transferred. The transfer of control of products to our customers is typically based on written sales terms that generally do not allow for a right of return, except in the instance of a product recall or other limited circumstances that may allow for product returns. Our policy for DSD, including certain chilled products, is to remove and replace damaged and out-of-date products from store shelves to ensure that consumers receive the product quality and freshness they expect. Similarly, our policy for certain warehouse-distributed products is to replace damaged and out-of-date products. As a result, we record reserves, based on estimates, for product recall, anticipated damaged and out-of-date products.
Our products are sold for cash or on credit terms. Our credit terms, which are established in accordance with local and industry practices, typically require payment within 30 days of delivery in the United States, and generally within 30 to 90 days internationally, and may allow discounts for early payment.
We estimate and reserve for our expected credit loss exposure based on our experience with past due accounts and collectibility, write-off history, the aging of accounts receivable, our analysis of customer data, and forward-looking information (including the expected impact of a high interest rate and inflationary cost environment), leveraging estimates of creditworthiness and projections of default and recovery rates for certain of our customers.
Our policy is to provide customers with product when needed. In fact, our commitment to freshness and product dating serves to regulate the quantity of product shipped or delivered. In addition, DSD products are placed on the shelf by our employees with customer shelf space and storerooms limiting the quantity of product. For product delivered through other distribution networks, we monitor customer inventory levels.
As discussed in “Our Customers” in “Item 1. Business,” we offer sales incentives and discounts through various programs to customers and consumers. Total marketplace spending includes sales incentives, discounts, advertising and other marketing activities. Sales incentives and discounts are primarily accounted for as a reduction of revenue and include payments to customers for performing activities on our behalf, such as payments for in-store displays, payments to gain distribution of new products, payments for shelf space and discounts to promote lower retail prices. Sales incentives and discounts also include support provided to our independent bottlers through funding of advertising and other marketing activities.
A number of our sales incentives, such as bottler funding to independent bottlers and customer volume rebates, are based on annual targets, and accruals are established during the year, as products are delivered, for the expected payout, which may occur after year-end once reconciled and settled. These accruals are based on contract terms and our historical experience with similar programs and require management judgment with respect to estimating customer and consumer participation and performance levels. Differences between estimated expense and actual incentive costs are normally insignificant and are recognized in earnings in the period such differences are determined. In addition, certain advertising and marketing costs are also based on annual targets and recognized during the year as incurred.
See Note 2 to our consolidated financial statements for further information on our revenue recognition and related policies, including total marketplace spending.
Goodwill and Other Intangible Assets
We sell products under a number of brand names, many of which were developed by us. Brand development costs are expensed as incurred. We also purchase brands and other intangible assets in acquisitions. In a business combination, the consideration is first assigned to identifiable assets and liabilities, including brands and other intangible assets, based on estimated fair values, with any excess recorded as goodwill. Determining fair value requires significant estimates and assumptions, including those related to volatile geopolitical conditions and a high interest rate and inflationary cost environment, based on an evaluation of a number of factors, such as marketplace participants, product life cycles, market share, consumer awareness, brand history and future expansion expectations, amount and timing of future cash flows and the discount rate applied to the cash flows.
We believe that a brand has an indefinite life if it has a history of strong revenue and cash flow performance and we have the intent and ability to support the brand with marketplace spending for the foreseeable future. If these indefinite-lived brand criteria are not met, brands are amortized over their expected useful lives, which generally range from 20 to 40 years. Determining the expected life of a brand requires management judgment and is based on an evaluation of a number of factors, including market share, consumer awareness, brand history, future expansion expectations and regulatory restrictions, as well as the macroeconomic environment of the countries in which the brand is sold.
In connection with previous acquisitions, we reacquired certain franchise rights which provided the exclusive and perpetual rights to manufacture and/or distribute beverages for sale in specified territories. In determining the useful life of these franchise rights, many factors were considered, including the pre-existing perpetual bottling arrangements, the indefinite period expected for these franchise rights to contribute to our future cash flows, as well as the lack of any factors that would limit the useful life of these franchise rights to us, including legal, regulatory, contractual, competitive, economic or other factors. Therefore, certain of these franchise rights are considered as indefinite-lived. Franchise rights that are not considered indefinite-lived are amortized over the remaining contractual period of the contract in which the right was granted.
Indefinite-lived intangible assets and goodwill are not amortized and, as a result, are assessed for impairment at least annually, using either a qualitative or quantitative approach. We perform this annual assessment during our third quarter, or more frequently if circumstances indicate that the carrying value may not be recoverable. Where we use the qualitative assessment, first we determine if, based on qualitative factors, it is more likely than not that an impairment exists. Factors considered include macroeconomic conditions (including those related to volatile geopolitical conditions and a high interest rate and inflationary cost environment), industry and competitive conditions, legal and regulatory environment, historical financial performance and significant changes in the brand or reporting unit. If the qualitative assessment indicates that it is more likely than not that an impairment exists, then a quantitative assessment is performed.
In the quantitative assessment for indefinite-lived intangible assets and goodwill, an assessment is performed to determine the fair value of the indefinite-lived intangible asset and the reporting unit, respectively. Estimated fair value is determined using discounted cash flows and requires an analysis of several estimates including future cash flows or income consistent with management’s strategic business plans, annual sales growth rates, perpetuity growth assumptions and the selection of assumptions underlying a discount rate (weighted-average cost of capital) based on market data available at the time.

Significant management judgment is necessary to estimate the impact of competitive operating, macroeconomic and other factors (including those related to volatile geopolitical conditions and a high interest rate and inflationary cost environment) to estimate future levels of sales, operating profit or cash flows. All assumptions used in our impairment evaluations for indefinite-lived intangible assets and goodwill, such as forecasted growth rates (including perpetuity growth assumptions) and weighted-average cost of capital, are based on the best available market information and are consistent with our internal forecasts and operating plans. A deterioration in these assumptions could adversely impact our results. Additionally, indefinite-lived intangible assets acquired in recent acquisitions are more susceptible to impairment because they are recorded at fair value at the time of acquisition. These assumptions could be adversely impacted by certain of the risks described in “Item 1A. Risk Factors” in our 2024 Form 10-K and “Our Business Risks.”
As of December 28, 2024, the estimated fair value of the SodaStream reporting unit narrowly exceeded its carrying value. Given the low coverage, there could be further impairment to the carrying value of the SodaStream reporting unit goodwill if future sales and operating profit results are not in line with the forecasted future cash flows of the business and/or if macroeconomic conditions worsen and drive an increase in the weighted-average cost of capital used to estimate its fair value. We continue to monitor the performance of the SodaStream reporting unit, as well as all of our indefinite-lived intangible assets.
Amortizable intangible assets are only evaluated for impairment upon a significant change in the operating or macroeconomic environment. If an evaluation of the undiscounted future cash flows indicates impairment, the asset is written down to its estimated fair value, which is based on its discounted future cash flows.
See Note 2 and Note 4 to our consolidated financial statements for further information.
Income Tax Expense and Accruals
Our annual tax rate is based on our income, statutory tax rates and tax structure and transactions, including transfer pricing arrangements, available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our annual tax rate and in evaluating our tax positions. We establish reserves when, despite our belief that our tax return positions are fully supportable, we believe that certain positions are subject to challenge and that we likely will not succeed. We adjust these reserves, as well as the related interest, in light of changing facts and circumstances, such as the progress of a tax audit, new tax laws, relevant court cases or tax authority settlements. See “Item 1A. Risk Factors” in our 2024 Form 10-K for further discussion.
An estimated annual effective tax rate is applied to our quarterly operating results. In the event there is a significant or unusual item recognized in our quarterly operating results, the tax attributable to that item is separately calculated and recorded at the same time as that item. We consider the tax adjustments from the resolution of prior-year tax matters to be among such items.
Tax law requires items to be included in our tax returns at different times than the items are reflected in our consolidated financial statements. As a result, our annual tax rate reflected in our consolidated financial statements is different than that reported in our tax returns (our cash tax rate). Some of these differences are permanent, such as expenses that are not deductible in our tax return, and some differences reverse over time, such as depreciation expense. These temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in our tax returns in future years for which we have already recorded the tax benefit on our consolidated financial statements. We establish valuation allowances for our deferred tax assets if, based on the available evidence, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax liabilities generally represent tax expense recognized in our consolidated financial statements for which payment has been deferred, or expense for which we have already taken a deduction in our tax return but have not yet recognized as expense in our consolidated financial statements.
In 2024, our annual tax rate was 19.4% compared to 19.8% in 2023. See “Other Consolidated Results” for further information.
See Note 5 to our consolidated financial statements for further information.
Pension and Retiree Medical Plans
Our pension plans cover certain employees in the United States and certain international employees. Benefits are determined based on either years of service or a combination of years of service and earnings. Certain U.S. and Canada retirees are also eligible for medical and life insurance benefits (retiree medical) if they meet age and service requirements. Generally, our share of retiree medical costs is capped at specified dollar amounts, which vary based upon years of service, with retirees contributing the remainder of the cost. In addition, we have been phasing out certain subsidies of retiree medical benefits.
See “Items Affecting Comparability” and Note 7 to our consolidated financial statements for information about changes and settlements within our pension plans.
Our Assumptions
The determination of pension and retiree medical expenses and obligations requires the use of assumptions to estimate the amount of benefits that employees earn while working, as well as the present value of those benefits. Annual pension and retiree medical expense amounts are principally based on four components: (1) the value of benefits earned by employees for working during the year (service cost), (2) the increase in the projected benefit obligation due to the passage of time (interest cost), and (3) other gains and losses as discussed in Note 7 to our consolidated financial statements, reduced by (4) the expected return on assets for our funded plans.
Significant assumptions used to measure our annual pension and retiree medical expenses include:
•certain employee-related demographic factors, such as turnover, retirement age and mortality;
•the expected rate of return on assets in our funded plans; and
•the spot rates along the yield curve used to determine service and interest costs and the present value of liabilities.
Certain assumptions reflect our historical experience and management’s best judgment regarding future expectations. All actuarial assumptions are reviewed annually, except in the case of an interim remeasurement due to a significant event such as a curtailment or settlement. Due to the significant management judgment involved, these assumptions could have a material impact on the measurement of our pension and retiree medical expenses and obligations.
At each measurement date, the discount rates are based on interest rates for high-quality, long-term corporate debt securities with maturities comparable to those of our liabilities. Our U.S. obligation and pension and retiree medical expense is based on the discount rates determined using the Mercer Above Mean Curve. This curve includes bonds that closely match the timing and amount of our expected benefit payments and reflects the portfolio of investments we would consider to settle our liabilities.
See Note 7 to our consolidated financial statements for information about the expected rate of return on plan assets and our plans’ investment strategy. Although we review our expected long-term rates of return on an annual basis, our asset returns in a given year do not significantly influence our evaluation of long-term rates of return.

Weighted-average assumptions for pension and retiree medical expense are as follows:

	2025	2024	2023
Pension
Service cost discount rate	6.0%	5.4%	5.5%
Interest cost discount rate	5.4%	5.1%	5.4%
Expected rate of return on plan assets	7.1%	7.0%	7.0%
Retiree medical
Service cost discount rate	5.6%	5.1%	5.4%
Interest cost discount rate	5.2%	5.0%	5.3%
Expected rate of return on plan assets	7.1%	7.1%	7.1%
In 2024, the aggregate of lump sum distributions and the purchase of a group annuity contract exceeded the total of annual service and interest cost and triggered pre-tax settlement charges for certain U.S. defined pension plans. In addition, we expect the recognition of fixed income losses on plan assets, partially offset by higher discount rates, to increase our pension and retiree medical expense in 2025.
Sensitivity of Assumptions
A decrease in each of the collective discount rates or in the expected rate of return assumptions would increase expense for our benefit plans. A 100-basis-point decrease in each of the above discount rates and expected rate of return assumptions would individually increase 2025 pre-tax pension and retiree medical expense as follows:

Assumption	Amount
Discount rates used in the calculation of expense	$74
Expected rate of return	$143
Funding
We make contributions to pension trusts that provide plan benefits for certain pension plans. These contributions are made in accordance with applicable tax regulations that provide for current tax deductions for our contributions and taxation to the employee only upon receipt of plan benefits. Generally, we do not fund our pension plans when our contributions would not be currently tax deductible. As our retiree medical plans are not subject to regulatory funding requirements, we generally fund these plans on a pay-as-you-go basis, although we periodically review available options to make additional contributions toward these benefits.
We made a discretionary contribution of $250 million to a U.S. qualified defined benefit plan in January 2025.
Our pension and retiree medical plan contributions are subject to change as a result of many factors, such as changes in interest rates, deviations between actual and expected asset returns and changes in tax or other benefit laws. We regularly evaluate different opportunities to reduce risk and volatility associated with our pension and retiree medical plans. See Note 7 to our consolidated financial statements for our past and expected contributions and estimated future benefit payments.

Consolidated Statement of Income
PepsiCo, Inc. and Subsidiaries
Fiscal years ended December 28, 2024, December 30, 2023 and December 31, 2022
(in millions except per share amounts)

	2024	2023	2022
Net Revenue	$91,854	$91,471	$86,392
Cost of sales	41,744	41,881	40,576
Gross profit	50,110	49,590	45,816
Selling, general and administrative expenses	37,190	36,677	34,459
Gain associated with the Juice Transaction (see Note 13)	—	—	(3,321)
Impairment of intangible assets (see Notes 1 and 4)	33	927	3,166
Operating Profit	12,887	11,986	11,512
Other pension and retiree medical benefits (expense)/income	(22)	250	132
Net interest expense and other	(919)	(819)	(939)
Income before income taxes	11,946	11,417	10,705
Provision for income taxes	2,320	2,262	1,727
Net income	9,626	9,155	8,978
Less: Net income attributable to noncontrolling interests	48	81	68
Net Income Attributable to PepsiCo	$9,578	$9,074	$8,910
Net Income Attributable to PepsiCo per Common Share
Basic	$6.97	$6.59	$6.45
Diluted	$6.95	$6.56	$6.42
Weighted-average common shares outstanding
Basic	1,373	1,376	1,380
Diluted	1,378	1,383	1,387

See accompanying notes to the consolidated financial statements.

Consolidated Statement of Comprehensive Income
PepsiCo, Inc. and Subsidiaries
Fiscal years ended December 28, 2024, December 30, 2023 and December 31, 2022
(in millions)

	2024	2023	2022
Net income	$9,626	$9,155	$8,978
Other comprehensive loss, net of taxes:
Net currency translation adjustment	(1,962)	(307)	(643)
Net change on cash flow hedges	113	(32)	(158)
Net pension and retiree medical adjustments	5	(358)	389
Net change on available-for-sale debt securities and other	(234)	465	4
Total other comprehensive loss, net of taxes	(2,078)	(232)	(408)
Comprehensive income	7,548	8,923	8,570
Less: Comprehensive income attributable to noncontrolling interests	48	81	64
Comprehensive Income Attributable to PepsiCo	$7,500	$8,842	$8,506

See accompanying notes to the consolidated financial statements.

Consolidated Statement of Cash Flows
PepsiCo, Inc. and Subsidiaries
Fiscal years ended December 28, 2024, December 30, 2023 and December 31, 2022
(in millions)

	2024	2023	2022
Operating Activities
Net income	$9,626	$9,155	$8,978
Depreciation and amortization	3,160	2,948	2,763
Gain associated with the Juice Transaction	—	—	(3,321)
Impairment and other charges	714	1,230	3,618
Indirect tax impact	218	—	—
Product recall-related impact	187	136	—
Cash payments for product recall-related impact	(148)	—	—
Operating lease right-of-use asset amortization	655	570	517
Share-based compensation expense	362	380	343
Restructuring and impairment charges	727	445	411
Cash payments for restructuring charges	(436)	(434)	(224)
Pension and retiree medical plan expense	414	150	419
Pension and retiree medical plan contributions	(348)	(410)	(384)
Deferred income taxes and other tax charges and credits	(42)	(271)	(873)
Tax expense related to the TCJ Act	—	—	86
Tax payments related to the TCJ Act	(579)	(309)	(309)
Change in assets and liabilities:
Accounts and notes receivable	(138)	(793)	(1,763)
Inventories	(314)	(261)	(1,142)
Prepaid expenses and other current assets	40	(13)	118
Accounts payable and other current liabilities	(1,161)	420	1,842
Income taxes payable	(123)	310	57
Other, net	(307)	189	(325)
Net Cash Provided by Operating Activities	12,507	13,442	10,811

Investing Activities
Capital spending	(5,318)	(5,518)	(5,207)
Sales of property, plant and equipment	342	198	251
Acquisitions, net of cash acquired, investments in noncontrolled affiliates and purchases of intangible and other assets	(256)	(314)	(873)
Proceeds associated with the Juice Transaction	—	—	3,456
Other divestitures, sales of investments in noncontrolled affiliates and other assets	166	75	49
Short-term investments, by original maturity:
More than three months - purchases	(425)	(555)	(291)
More than three months - maturities	—	556	150
More than three months - sales	—	12	—
Three months or less, net	5	3	24
Other investing, net	14	48	11
Net Cash Used for Investing Activities	(5,472)	(5,495)	(2,430)

(Continued on following page)

Consolidated Statement of Cash Flows (continued)
PepsiCo, Inc. and Subsidiaries
Fiscal years ended December 28, 2024, December 30, 2023 and December 31, 2022
(in millions)

	2024	2023	2022
Financing Activities
Proceeds from issuances of long-term debt	$4,042	$5,482	$3,377
Payments of long-term debt	(3,886)	(3,005)	(2,458)
Debt redemptions	—	—	(1,716)
Short-term borrowings, by original maturity:
More than three months - proceeds	5,786	5,428	1,969
More than three months - payments	(5,639)	(3,106)	(1,951)
Three months or less, net	392	(29)	(31)
Cash dividends paid	(7,229)	(6,682)	(6,172)
Share repurchases	(1,000)	(1,000)	(1,500)
Proceeds from exercises of stock options	166	116	138
Withholding tax payments on restricted stock units (RSUs) and performance stock units (PSUs) converted	(135)	(140)	(107)
Other financing	(53)	(73)	(72)
Net Cash Used for Financing Activities	(7,556)	(3,009)	(8,523)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(687)	(277)	(465)
Net (Decrease)/Increase in Cash and Cash Equivalents and Restricted Cash	(1,208)	4,661	(607)
Cash and Cash Equivalents and Restricted Cash, Beginning of Year	9,761	5,100	5,707
Cash and Cash Equivalents and Restricted Cash, End of Year	$8,553	$9,761	$5,100

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheet
PepsiCo, Inc. and Subsidiaries
December 28, 2024 and December 30, 2023
(in millions except per share amounts)

	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$8,505	$9,711
Short-term investments	761	292
Accounts and notes receivable, net	10,333	10,815
Inventories
Raw materials and packaging	2,440	2,388
Work-in-process	104	104
Finished goods	2,762	2,842
	5,306	5,334
Prepaid expenses and other current assets	921	798
Total Current Assets	25,826	26,950
Property, Plant and Equipment, net	28,008	27,039
Amortizable Intangible Assets, net	1,102	1,199
Goodwill	17,534	17,728
Other Indefinite-Lived Intangible Assets	13,699	13,730
Investments in Noncontrolled Affiliates	1,985	2,714
Deferred Income Taxes	4,362	4,474
Other Assets	6,951	6,661
Total Assets	$99,467	$100,495

LIABILITIES AND EQUITY
Current Liabilities
Short-term debt obligations	$7,082	$6,510
Accounts payable and other current liabilities	24,454	25,137
Total Current Liabilities	31,536	31,647
Long-Term Debt Obligations	37,224	37,595
Deferred Income Taxes	3,484	3,895
Other Liabilities	9,052	8,721
Total Liabilities	81,296	81,858
Commitments and contingencies
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares; issued, net of repurchased common stock at par value: 1,372 and 1,374 shares, respectively)	23	23
Capital in excess of par value	4,385	4,261
Retained earnings	72,266	70,035
Accumulated other comprehensive loss	(17,612)	(15,534)
Repurchased common stock, in excess of par value 495 and 493 shares, respectively)	(41,021)	(40,282)
Total PepsiCo Common Shareholders’ Equity	18,041	18,503
Noncontrolling interests	130	134
Total Equity	18,171	18,637
Total Liabilities and Equity	$99,467	$100,495

See accompanying notes to the consolidated financial statements.

Consolidated Statement of Equity
PepsiCo, Inc. and Subsidiaries
Fiscal years ended December 28, 2024, December 30, 2023 and December 31, 2022
(in millions except per share amounts)

	2024		2023		2022
	Shares	Amount	Shares	Amount	Shares	Amount
Common Stock
Balance, beginning of year	1,374	$23	1,377	$23	1,383	$23
Change in repurchased common stock	(2)	—	(3)	—	(6)	—
Balance, end of year	1,372	23	1,374	23	1,377	23
Capital in Excess of Par Value
Balance, beginning of year		4,261		4,134		4,001
Share-based compensation expense		357		379		346
Stock option exercises, RSUs and PSUs converted		(90)		(107)		(102)
Withholding tax on RSUs and PSUs converted		(135)		(140)		(107)
Other		(8)		(5)		(4)
Balance, end of year		4,385		4,261		4,134
Retained Earnings
Balance, beginning of year		70,035		67,800		65,165
Net income attributable to PepsiCo		9,578		9,074		8,910
Cash dividends declared (a)		(7,347)		(6,839)		(6,275)
Balance, end of year		72,266		70,035		67,800
Accumulated Other Comprehensive Loss
Balance, beginning of year		(15,534)		(15,302)		(14,898)
Other comprehensive loss attributable to PepsiCo		(2,078)		(232)		(404)
Balance, end of year		(17,612)		(15,534)		(15,302)
Repurchased Common Stock
Balance, beginning of year	(493)	(40,282)	(490)	(39,506)	(484)	(38,248)
Share repurchases	(6)	(1,000)	(6)	(1,000)	(9)	(1,500)
Stock option exercises, RSUs and PSUs converted	4	256	3	223	3	240
Other	—	5	—	1	—	2
Balance, end of year	(495)	(41,021)	(493)	(40,282)	(490)	(39,506)
Total PepsiCo Common Shareholders’ Equity		18,041		18,503		17,149
Noncontrolling Interests
Balance, beginning of year		134		124		108
Net income attributable to noncontrolling interests		48		81		68
Distributions to noncontrolling interests		(49)		(68)		(69)
Acquisitions		—		—		21
Other, net		(3)		(3)		(4)
Balance, end of year		130		134		124
Total Equity		$18,171		$18,637		$17,273

(a) Cash dividends declared per common share were $5.3300, $4.9450 and $4.5250 for 2024, 2023 and 2022, respectively.

See accompanying notes to the consolidated financial statements.

Notes to the Consolidated Financial Statements
Note 1 — Basis of Presentation and Our Segments
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with GAAP and include the consolidated accounts of PepsiCo, Inc. and the affiliates that we control. In addition, we include our share of the results of certain other affiliates using the equity method based on our economic ownership interest, our ability to exercise significant influence over the operating or financial decisions of these affiliates or our ability to direct their economic resources. We do not control these other affiliates, as our ownership in these other affiliates is generally 50% or less. Intercompany balances and transactions are eliminated. As a result of exchange restrictions and other operating restrictions, we do not have control over our Venezuelan subsidiaries. As such, our Venezuelan subsidiaries are not included within our consolidated financial results for any period presented.
Raw materials, direct labor and plant overhead, as well as purchasing and receiving costs, costs directly related to production planning, inspection costs and raw materials handling facilities, are included in cost of sales. The costs of moving, storing and delivering finished product, including merchandising activities, are included in selling, general and administrative expenses.
The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. Estimates are used in determining, among other items, sales incentives accruals, tax reserves, share-based compensation, pension and retiree medical accruals, amounts and useful lives for intangible assets and future cash flows associated with impairment testing for indefinite-lived intangible assets, goodwill and other long-lived assets. We evaluate our estimates on an ongoing basis using our historical experience, as well as other factors we believe appropriate under the circumstances, such as current economic conditions, and adjust or revise our estimates as circumstances change. Additionally, the business and economic uncertainty resulting from volatile geopolitical conditions and changes in the interest rate and inflationary cost environment have made such estimates and assumptions more difficult to calculate. As future events and their effect cannot be determined with precision, actual results could differ significantly from those estimates.
Our fiscal year ends on the last Saturday of each December, resulting in a 53rd reporting week every five or six years, including in our 2022 financial results. While our North America financial results are reported on a weekly calendar basis, our international operations are reported on a monthly calendar basis. The following chart details our quarterly reporting schedule:

Quarter	United States and Canada	International
First Quarter	12 weeks	January and February
Second Quarter	12 weeks	March, April and May
Third Quarter	12 weeks	June, July and August
Fourth Quarter	16 weeks (17 weeks for 2022)	September, October, November and December
Unless otherwise noted, tabular dollars are in millions, except per share amounts. All per share amounts reflect common per share amounts, assume dilution unless otherwise noted, and are based on unrounded amounts. Certain reclassifications were made to the prior year’s consolidated financial statements to conform to the current year presentation.

Our Segments
We are organized into six reportable segments, as follows:
1)PepsiCo Foods North America (PFNA), which includes all of our convenient food businesses in the United States and Canada;
2)PepsiCo Beverages North America (PBNA), which includes all of our beverage businesses in the United States and Canada;
3)International Beverages Franchise (IB Franchise), which includes our international franchise beverage businesses, as well as our SodaStream business;
4)Europe, Middle East and Africa (EMEA), which includes our convenient food businesses and beverage businesses with company-owned bottlers in Europe, the Middle East and Africa;
5)Latin America Foods (LatAm Foods), which includes all of our convenient food businesses in Latin America; and
6)Asia Pacific Foods, which consists of our convenient food businesses in Asia Pacific, including China, Australia and New Zealand, as well as India.
Through our operations, authorized bottlers, contract manufacturers and other third parties, we make, market, distribute and sell a wide variety of beverages and convenient foods, serving customers and consumers in more than 200 countries and territories with our largest operations in the United States, Mexico, Russia, Canada, China, the United Kingdom, South Africa and Brazil.
The accounting policies for the segments are the same as those described in Note 2, except for the following allocation methodologies:
•share-based compensation expense;
•pension and retiree medical expense; and
•derivatives.
Share-Based Compensation Expense
Our segments are held accountable for share-based compensation expense and, therefore, this expense is allocated to our segments as an incremental employee compensation cost. The expense allocated to our segments excludes any impact of changes in our assumptions during the year which reflect market conditions over which segment management has no control. Therefore, any variances between allocated expense and our actual expense are recognized in corporate unallocated expenses.
Pension and Retiree Medical Expense
Pension and retiree medical service costs measured at fixed discount rates are reflected in segment results. The variance between the fixed discount rate used to determine the service cost reflected in segment results and the discount rate as disclosed in Note 7 is reflected in corporate unallocated expenses.
Derivatives
We centrally manage commodity derivatives on behalf of our segments. These commodity derivatives include agricultural products, metals, and energy. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in segment results when the segments recognize the cost of the underlying commodity in operating profit. Therefore, the segments realize the economic effects of the derivative without experiencing any resulting mark-to-market volatility, which remains in corporate unallocated expenses. These derivatives hedge underlying commodity price risk and were not entered into for trading or speculative purposes.

Net Revenue, Significant Expenses and Operating Profit/(Loss) by Segment
Our chief operating decision maker (CODM) is our Chairman and Chief Executive Officer. Our CODM uses segment operating profit/(loss) as the profit measure to evaluate segment performance and allocate resources across segments. Corporate unallocated expenses, other pension and retiree medical benefits (expense)/income and net interest expense and other are centrally managed costs and are therefore excluded from this profit measure to provide better transparency of our segment operating results. Our CODM considers variances of actual performance to our annual operating plan and periodic forecasts when making decisions.
Significant expenses are expenses which are regularly provided to the CODM and are included in segment operating profit/(loss). These consist of segment cost of sales, segment selling, general and administrative expenses, and various items affecting comparability. Segment cost of sales includes raw materials, direct labor and plant overhead, as well as purchasing and receiving costs, costs directly related to production planning, inspection costs and raw materials handling facilities, excluding the impact of items affecting comparability. Segment selling, general and administrative expenses include the costs to execute sales to customers, distribution costs, including the costs of shipping and handling activities, which include certain merchandising activities, costs related to brand and product marketing to consumers, other ongoing operating costs that are not directly related to manufacturing, distribution, selling, advertising or marketing activities as well as other income or expense items, excluding the impact of items affecting comparability. Items affecting comparability include restructuring and impairment charges, acquisition and divestiture-related charges, impairment and other charges/credits, product recall-related impact, indirect tax impact and gain associated with the Juice Transaction.
Asset and other balance sheet information for segments is not provided to the CODM.
Net revenue, significant expenses and operating profit/(loss) of each segment are as follows:

	2024
	PFNA	PBNA	IB Franchise	EMEA	LatAm Foods	Asia Pacific Foods	Total
Net revenue	$27,431	$27,769	$4,879	$16,658	$10,568	$4,549	$91,854
Segment cost of sales (a)	10,245	12,701	1,482	9,639	4,420	2,756
Segment selling, general and administrative expenses (a)(b)	10,204	11,964	1,689	4,787	4,047	1,402
Restructuring and impairment charges (c)	161	238	24	116	49	9
Acquisition and divestiture-related charges (d)	9	8	—	—	—	5
Impairment and other charges (e)	9	556	4	145	—	—
Product recall-related impact (f)	184	—	—	—	—	—
Indirect tax impact (g)	—	—	218	—	—	—
Segment operating profit	$6,619	$2,302	$1,462	$1,971	$2,052	$377	$14,783
Corporate unallocated expenses							(1,896)
Operating profit							12,887
Other pension and retiree medical benefits expense							(22)
Net interest expense and other							(919)
Income before income taxes							$11,946

	2023
	PFNA	PBNA	IB Franchise	EMEA	LatAm Foods	Asia Pacific Foods	Total
Net revenue	$28,015	$27,626	$4,559	$16,210	$10,576	$4,485	$91,471
Segment cost of sales (a)	10,432	12,856	1,478	9,666	4,591	2,711
Segment selling, general and administrative expenses (a)	10,158	11,808	1,641	4,569	4,056	1,404
Restructuring and impairment charges (c)	42	41	11	227	29	8
Acquisition and divestiture-related charges (d)	—	16	—	(2)	—	2
Impairment and other charges/credits (e)	—	321	862	(14)	2	59
Product recall-related impact (f)	136	—	—	—	—	—
Segment operating profit	$7,247	$2,584	$567	$1,764	$1,898	$301	$14,361
Corporate unallocated expenses							(2,375)
Operating profit							11,986
Other pension and retiree medical benefits income							250
Net interest expense and other							(819)
Income before income taxes							$11,417

	2022
	PFNA	PBNA	IB Franchise	EMEA	LatAm Foods	Asia Pacific Foods	Total
Net revenue	$26,451	$26,213	$4,328	$16,032	$8,867	$4,501	$86,392
Segment cost of sales (a)	9,856	12,154	1,420	9,823	4,169	2,868
Segment selling, general and administrative expenses (a)	9,715	11,383	1,543	4,598	3,242	1,360
Restructuring and impairment charges (c)	53	68	4	118	32	15
Acquisition and divestiture-related charges (d)	—	51	—	14	—	3
Gain associated with the Juice Transaction (h)	—	(3,029)	—	(292)	—	—
Impairment and other charges (e)	88	160	1,373	1,749	71	177
Segment operating profit/(loss)	$6,739	$5,426	$(12)	$22	$1,353	$78	$13,606
Corporate unallocated expenses							(2,094)
Operating profit							11,512
Other pension and retiree medical benefits income							132
Net interest expense and other							(939)
Income before income taxes							$10,705
(a)Does not include items recorded in the cost of sales or selling, general and administrative expenses lines on our income statement that are presented in the restructuring and impairment charges, acquisition and divestiture-related charges, impairment and other charges/credits, product recall-related impact and indirect tax impact lines of these tables.
(b)We recognized a pre-tax gain of $122 million ($92 million after-tax or $0.07 per share) in our PFNA segment, recorded in selling, general and administrative expenses, related to the remeasurement of our previously held 50% equity ownership in Sabra at fair value. See Note 13 for further information.
(c)See Note 3 for further information related to restructuring and impairment charges.
(d)See Note 13 for further information related to acquisitions and divestiture-related charges.
(e)See below and Note 4 for impairment and other charges taken related to the Russia-Ukraine conflict, brand portfolio impairment and other impairment.
(f)In 2024, we recorded a pre-tax charge of $187 million ($143 million after-tax or $0.10 per share) associated with the Quaker Recall with $176 million recorded in cost of sales related to property, plant and equipment write-offs, employee severance costs and other costs, $8 million recorded in selling, general and administrative expenses and $3 million recorded in other pension and retiree medical benefits (expense)/income, which is not included in operating profit. In 2023, we recorded a pre-tax charge of $136 million ($104 million after-tax or $0.07 per share) in cost of sales for product returns, inventory write-offs and customer and consumer-related costs associated with the Quaker Recall.
(g)We recorded a pre-tax charge of $218 million ($218 million after-tax or $0.16 per share) in cost of sales related to an indirect tax reserve in our IB Franchise segment.

(h)We recorded a gain of $3,029 million and $292 million in our PBNA and EMEA segments, respectively, associated with the Juice Transaction. The total after-tax amount was $2,888 million or $2.08 per share. See Note 13 for further information.
Disaggregation of Net Revenue
Our primary performance obligation is the distribution and sales of beverage and convenient food products to our customers. The following table reflects the percentage of net revenue generated between our beverage business and our convenient food business:

	2024		2023		2022
	Beverages(a)	Convenient Foods	Beverages(a)	Convenient Foods	Beverages(a)	Convenient Foods
North America	50%	50%	50%	50%	50%	50%
International (b)	29%	71%	29%	71%	31%	69%
PepsiCo	42%	58%	41%	59%	42%	58%
(a)Beverage revenue from company-owned bottlers, which primarily includes our consolidated bottling operations in our PBNA and EMEA segments, is 35% of our consolidated net revenue in both 2024 and 2023, and 37% of our consolidated net revenue in 2022. Generally, our finished goods beverage operations produce higher net revenue, but lower operating margins as compared to concentrate sold to authorized bottling partners for the manufacture of finished goods beverages.
(b)Beverage and convenient foods revenue generated from our EMEA segment is 35% and 65% of EMEA net revenue, respectively, in both 2024 and 2023, and 38% and 62% of EMEA net revenue, respectively, in 2022.
Impairment and Other Charges
We recognized Russia-Ukraine conflict charges, brand portfolio impairment charges and other impairment charges as described below.
A summary of pre-tax charges taken in 2022 in our EMEA segment as a result of the Russia-Ukraine conflict is as follows:

	Cost of sales	Selling, general and administrative expenses	Impairment of intangible assets(a)	Total
Impairment charges related to intangible assets	$—	$—	$1,198	$1,198
Impairment charges related to property, plant and equipment	103	22	—	125
Allowance for expected credit losses	—	12	—	12
Allowance for inventory write downs	28	1	—	29
Other	9	42	—	51
Total	$140	$77	$1,198	$1,415
After-tax amount				$1,124
Impact on net income attributable to PepsiCo per common share				$(0.81)
(a)See Note 4 for further information. For information on our policies for indefinite-lived intangible assets, see Note 2.
In 2023, a pre-tax credit of $7 million ($7 million after-tax or $0.01 per share) was recorded in our EMEA segment, primarily in selling, general and administrative expenses, representing adjustments for changes in estimates of previously recorded amounts.

A summary of pre-tax charges taken in 2022 as a result of our decision to reposition or discontinue the sale/distribution of certain brands and to sell an investment is as follows:

	Cost of sales	Selling, general and administrative expenses	Impairment of intangible assets	Total
PBNA	$26	$8	$126	$160	Impairment and other charges associated with distribution rights and inventory due to the termination of Bang energy drinks distribution agreement
IB Franchise	—	109	—	109	Impairment related to the sale of a non-strategic investment
EMEA	30	22	251	303	Primarily impairment of intangible assets related to the discontinuation or repositioning of certain juice and dairy brands in Russia (a)
LatAm Foods	—	35	36	71	Loss on sale and impairment of intangible assets related to the sale of certain non-strategic brands
Asia Pacific Foods	5	—	—	5	Impairment of property, plant and equipment related to the discontinuation of a non-strategic brand in China
Total	$61	$174	$413	$648
After-tax amount				$522
Impact on net income attributable to PepsiCo per common share				$(0.38)
(a)See Note 4 for further information. For information on our policies for indefinite-lived intangible assets, see Note 2.
In 2023, a pre-tax credit of $13 million ($13 million after-tax or $0.01 per share) was recorded in our EMEA segment, with $9 million in selling, general and administrative expenses and $4 million in cost of sales. In addition, a pre-tax charge of $2 million ($1 million after-tax with a nominal amount per share) was recorded in our LatAm Foods segment in selling, general and administrative expenses. Both of these amounts represent adjustments for changes in estimates of previously recorded amounts.

A summary of pre-tax other impairment charges taken as a result of our quantitative assessments is as follows:

	2024	2023	2022
PFNA	$9	$—	$88	2024 related to a nutrition bar brand and 2022 related to a baked fruit convenient food brand (each recorded in impairment of intangible assets)
PBNA	556	321	—
2024 includes other-than-temporary impairment of our remaining investment in TBG and allowance for expected credit losses related to receivables associated with the Juice Transaction (recorded in selling, general and administrative expenses). 2023 includes our proportionate share of TBG’s indefinite-lived intangible assets impairment and other-than-temporary impairment of our investment in TBG (recorded in selling, general and administrative expenses) (a)

IB Franchise	4	862	1,264	Primarily related to the SodaStream brand and goodwill (recorded in impairment of intangible assets) (b)
EMEA	145	6	31
2024 primarily includes other-than-temporary impairment of our investment in TBG and allowance for expected credit losses related to certain receivables from TBG (recorded in selling, general and administrative expenses). 2023 and 2022 are related to brands from the Pioneer Foods acquisition (recorded in impairment of intangible assets) (a)

Asia Pacific Foods	—	59	172	Related to the Be & Cheery brand (recorded in impairment of intangible assets)
Total	$714	$1,248	$1,555
After-tax amount	$584	$1,033	$1,301
Impact on net income attributable to PepsiCo per common share	$(0.42)	$(0.75)	$(0.94)
(a)See Note 9 for further information regarding our proportionate share of TBG’s indefinite-lived intangible assets impairment and other-than temporary impairment of our investment in TBG. In 2024, we recorded an allowance for expected credit losses of $193 million, primarily related to outstanding receivables associated with the Juice Transaction.
(b)See Note 4 for further information regarding impairment of intangible assets. For information on our policies for indefinite-lived intangible assets, see Note 2.
Other Segment Information
Capital spending, amortization of intangible assets, and depreciation and other amortization of each segment are as follows:

	Capital Spending			Amortization of Intangible Assets			Depreciation and Other Amortization
	2024	2023	2022	2024	2023	2022	2024	2023	2022
PFNA	$1,306	$1,444	$1,557	$10	$11	$11	$852	$787	$700
PBNA	1,541	1,723	1,714	22	22	22	1,047	1,003	930
IB Franchise	148	110	128	17	17	17	92	82	80
EMEA	880	831	857	16	16	18	461	432	459
LatAm Foods	809	814	551	1	1	2	381	361	295
Asia Pacific Foods	312	312	261	8	8	8	125	110	100
Total segment	4,996	5,234	5,068	74	75	78	2,958	2,775	2,564
Corporate	322	284	139	—	—	—	128	98	121
Total	$5,318	$5,518	$5,207	$74	$75	$78	$3,086	$2,873	$2,685

Net revenue and long-lived assets by country are as follows:

	Net Revenue			Long-Lived Assets(a)
	2024	2023	2022	2024	2023
United States	$51,668	$52,165	$49,390	$41,547	$41,234
Mexico	7,123	7,011	5,472	2,392	2,509
Russia	3,880	3,566	4,118	1,667	1,986
Canada	3,764	3,722	3,536	2,681	2,815
China	2,709	2,703	2,752	1,538	1,510
United Kingdom	2,063	1,946	1,844	871	868
South Africa	1,859	1,707	1,837	1,302	1,305
Brazil	1,765	1,779	1,617	497	573
All other countries	17,023	16,872	15,826	11,179	11,226
Total	$91,854	$91,471	$86,392	$63,674	$64,026
(a)Long-lived assets represent property, plant and equipment, indefinite-lived intangible assets, amortizable intangible assets, investments in noncontrolled affiliates and other investments included in other assets. These assets are reported in the country where they are primarily used. See Notes 2 and 15 for further information on property, plant and equipment. See Notes 2 and 4 for further information on goodwill and other intangible assets. See Notes 9 and 15 for further information on other assets.
Corporate Unallocated Expenses
Corporate unallocated expenses include costs of our corporate headquarters, centrally managed initiatives such as commodity derivative gains and losses, foreign exchange transaction gains and losses, our ongoing business transformation initiatives, unallocated research and development costs, unallocated insurance and benefit programs, certain gains and losses on equity investments, as well as certain other items.
Note 2 — Our Significant Accounting Policies
Revenue Recognition
We recognize revenue when our performance obligation is satisfied. Our primary performance obligation (the distribution and sales of beverage and convenient food products) is satisfied upon the shipment or delivery of products to our customers, which is also when control is transferred. Merchandising activities are performed after a customer obtains control of the product, are accounted for as fulfillment of our performance obligation to ship or deliver product to our customers and are recorded in selling, general and administrative expenses. Merchandising activities are immaterial in the context of our contracts. In addition, we exclude from net revenue all sales, use, value-added and certain excise taxes assessed by government authorities on revenue producing transactions.
The transfer of control of products to our customers is typically based on written sales terms that generally do not allow for a right of return, except in the instance of a product recall or other limited circumstances that may allow for product returns. Our policy for DSD, including certain chilled products, is to remove and replace damaged and out-of-date products from store shelves to ensure that consumers receive the product quality and freshness they expect. Similarly, our policy for certain warehouse-distributed products is to replace damaged and out-of-date products. As a result, we record reserves, based on estimates, for product recall, anticipated damaged and out-of-date products.
Our products are sold for cash or on credit terms. Our credit terms, which are established in accordance with local and industry practices, typically require payment within 30 days of delivery in the United States, and generally within 30 to 90 days internationally, and may allow discounts for early payment.
We estimate and reserve for our expected credit loss exposure based on our experience with past due accounts and collectibility, write-off history, the aging of accounts receivable, our analysis of customer data, and forward-looking information (including the expected impact of a high interest rate and inflationary cost environment), leveraging estimates of creditworthiness and projections of default and recovery rates for certain of our customers.
We are exposed to concentration of credit risk from our major customers, including Walmart. We have not experienced credit issues with these customers. In 2024, sales to Walmart and its affiliates (including Sam’s) represented approximately 14% of our consolidated net revenue, including concentrate sales to our independent bottlers, which were used in finished goods sold by them to Walmart.
Total Marketplace Spending
We offer sales incentives and discounts through various programs to customers and consumers. Total marketplace spending includes sales incentives, discounts, advertising and other marketing activities. Sales incentives and discounts are primarily accounted for as a reduction of revenue and include payments to customers for performing activities on our behalf, such as payments for in-store displays, payments to gain distribution of new products, payments for shelf space and discounts to promote lower retail prices. Sales incentives and discounts also include support provided to our independent bottlers through funding of advertising and other marketing activities.
A number of our sales incentives, such as bottler funding to independent bottlers and customer volume rebates, are based on annual targets, and accruals are established during the year, as products are delivered, for the expected payout, which may occur after year-end once reconciled and settled. These accruals are based on contract terms and our historical experience with similar programs and require management judgment with respect to estimating customer and consumer participation and performance levels. Differences between estimated expense and actual incentive costs are normally insignificant and are recognized in earnings in the period such differences are determined. In addition, certain advertising and marketing costs are also based on annual targets and recognized during the year as incurred.
The terms of most of our incentive arrangements do not exceed one year and, therefore, do not require highly uncertain long-term estimates. Certain arrangements, such as fountain pouring rights, may extend beyond one year. Upfront payments to customers under these arrangements are recognized over the shorter of the economic or contractual life, primarily as a reduction of revenue, and the remaining balances of $237 million as of December 28, 2024 and $228 million as of December 30, 2023 are included in prepaid expenses and other current assets and other assets on our balance sheet.
For interim reporting, our policy is to allocate our forecasted full-year sales incentives for most of our programs to each of our interim reporting periods in the same year that benefits from the programs. The allocation methodology is based on our forecasted sales incentives for the full year and the proportion of each interim period’s actual gross revenue or volume, as applicable, to our forecasted annual gross revenue or volume, as applicable. Based on our review of the forecasts at each interim period, any changes in estimates and the related allocation of sales incentives are recognized beginning in the interim period that they are identified. In addition, we apply a similar allocation methodology for interim reporting purposes for certain advertising and other marketing activities. Our annual consolidated financial statements are not impacted by this interim allocation methodology.
Advertising and other marketing activities, reported as selling, general and administrative expenses, totaled $5.9 billion in 2024, $5.7 billion in 2023 and $5.2 billion in 2022, including advertising expenses of $3.9 billion in 2024, $3.8 billion in 2023 and $3.5 billion in 2022. Deferred advertising costs are not expensed until the year first used and consist of:
•media and personal service prepayments;
•promotional materials in inventory; and
•production costs of future media advertising.

Deferred advertising costs of $58 million and $67 million as of December 28, 2024 and December 30, 2023, respectively, are classified as prepaid expenses and other current assets on our balance sheet.
Distribution Costs
Distribution costs, including the costs of shipping and handling activities, which include certain merchandising activities, are reported as selling, general and administrative expenses. Shipping and handling expenses were $16.0 billion in 2024, $15.4 billion in 2023 and $15.0 billion in 2022.
Software Costs
We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use when both the preliminary project stage is completed and it is probable that the software will be used as intended. Capitalized software costs include (1) external direct costs of materials and services utilized in developing or obtaining computer software, (2) compensation and related benefits for employees who are directly associated with the software projects and (3) interest costs incurred while developing internal-use computer software. Capitalized software costs are included in property, plant and equipment on our balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the software, which approximate five to 10 years. Software amortization totaled $199 million in 2024, $159 million in 2023 and $123 million in 2022. Net capitalized software and development costs were $1.5 billion and $1.4 billion as of December 28, 2024 and December 30, 2023, respectively.
Commitments and Contingencies
We are subject to various claims and contingencies related to lawsuits, certain taxes and environmental matters, as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable.
Research and Development
We engage in a variety of research and development activities and continue to invest to accelerate growth and to drive innovation globally. Consumer research is excluded from research and development costs and included in other marketing costs. Research and development costs were $813 million, $804 million and $771 million in 2024, 2023 and 2022, respectively, and are reported within selling, general and administrative expenses.
Goodwill and Other Intangible Assets
Indefinite-lived intangible assets and goodwill are not amortized and, as a result, are assessed for impairment at least annually, using either a qualitative or quantitative approach. We perform this annual assessment during our third quarter, or more frequently if circumstances indicate that the carrying value may not be recoverable. Where we use the qualitative assessment, first we determine if, based on qualitative factors, it is more likely than not that an impairment exists. Factors considered include macroeconomic conditions (including those related to volatile geopolitical conditions and a high interest rate and inflationary cost environment), industry and competitive conditions, legal and regulatory environment, historical financial performance and significant changes in the brand or reporting unit. If the qualitative assessment indicates that it is more likely than not that an impairment exists, then a quantitative assessment is performed.
In the quantitative assessment for indefinite-lived intangible assets and goodwill, an assessment is performed to determine the fair value of the indefinite-lived intangible asset and the reporting unit, respectively. Estimated fair value is determined using discounted cash flows and requires an analysis of several estimates including future cash flows or income consistent with management’s strategic business plans, annual sales growth rates, perpetuity growth assumptions and the selection of assumptions underlying a discount rate (weighted-average cost of capital) based on market data available at the time. Significant management judgment is necessary to estimate the impact of competitive operating, macroeconomic and other factors (including those related to volatile geopolitical conditions and a high interest rate and inflationary cost environment) to estimate future levels of sales, operating profit or cash flows. All assumptions used in our impairment evaluations for indefinite-lived intangible assets and goodwill, such as forecasted growth rates (including perpetuity growth assumptions) and weighted-average cost of capital, are based on the best available market information and are consistent with our internal forecasts and operating plans. A deterioration in these assumptions could adversely impact our results.
Amortizable intangible assets are only evaluated for impairment upon a significant change in the operating or macroeconomic environment. If an evaluation of the undiscounted future cash flows indicates impairment, the asset is written down to its estimated fair value, which is based on its discounted future cash flows.
See Note 4 for further information.
Other Significant Accounting Policies
Our other significant accounting policies are disclosed as follows:
•Basis of Presentation – Note 1 includes a description of our policies regarding use of estimates, basis of presentation and consolidation.
•Income Taxes – Note 5.
•Share-Based Compensation – Note 6.
•Pension, Retiree Medical and Savings Plans – Note 7.
•Financial Instruments – Note 9.
•Leases – Note 12.
•Supply Chain Financing Arrangements – Note 14.
•Cash Equivalents – Cash equivalents are highly liquid investments with original maturities of three months or less.
•Inventories – Inventories are valued at the lower of cost or net realizable value. Cost is determined using the average; first-in, first-out (FIFO); or, in limited instances, last-in, first-out (LIFO) methods. For inventories valued under the LIFO method, the differences between the LIFO and FIFO methods of valuing inventories are not material.
•Property, Plant and Equipment – Note 15. Property, plant and equipment is recorded at historical cost. Depreciation is recognized on a straight-line basis over an asset’s estimated useful life. Construction in progress is not depreciated until ready for service.
•Translation of Financial Statements of Foreign Subsidiaries – Financial statements of foreign subsidiaries are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates for revenues and expenses. Adjustments resulting from translating net assets are reported as a separate component of accumulated other comprehensive loss within common shareholders’ equity as currency translation adjustment.

Recently Issued Accounting Pronouncements
Adopted
In November 2023, the Financial Accounting Standards Board (FASB) issued guidance to enhance disclosure of expenses of a public entity’s reportable segments. The new guidance requires a public entity to disclose on an annual and interim basis: (1) significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, (2) an amount for other segment items (the difference between segment revenue less the significant expenses disclosed under the significant expense principle and each reported measure of segment profit or loss), including a description of its composition, and (3) information about a reportable segment’s: (a) profit or loss, and (b) assets, if provided to CODM, and on an annual basis, the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and how to allocate resources. The new guidance also clarifies that if the CODM uses more than one measure of a segment’s profit or loss, one or more of those measures may be reported and requires that a public entity that has a single reportable segment provide all the disclosures required by the amendments in the guidance and all existing segment disclosures. We adopted the guidance in our 2024 annual reporting, on a retrospective basis. See Note 1 for further information.
In September 2022, the FASB issued guidance to enhance the transparency of supplier finance programs to allow financial statement users to understand the effect on working capital, liquidity and cash flows. The new guidance requires disclosure of key terms of the program, including a description of the payment terms, payment timing and assets pledged as security or other forms of guarantees provided to the finance provider or intermediary. Other requirements include the disclosure of the amount that remains unpaid as of the end of the reporting period, a description of where these obligations are presented in the balance sheet and a rollforward of the obligation during the annual period. We adopted the guidance in the first quarter of 2023, except for the rollforward, which we adopted in our 2024 annual reporting, on a prospective basis. See Note 14 for further information.
Not Yet Adopted
In November 2024, the FASB issued guidance to improve the disclosure of expenses in commonly presented expense captions. The new guidance requires a public entity to provide tabular disclosure, on an annual and interim basis, of amounts for the following expense categories: (1) purchases of inventory, (2) employee compensation, (3) depreciation and (4) intangible asset amortization, as included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement that contains any of the expense categories noted. Additionally, on an annual and interim basis, a qualitative description is required for amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. The guidance also requires certain amounts that are currently required to be disclosed to be included in the same tabular disclosure as these disaggregation requirements. Furthermore, on an annual and interim basis, a public entity is required to separately disclose selling expenses and annually, disclose a description of the selling expenses. The guidance is effective for 2027 annual reporting, and in the first quarter of 2028 for interim reporting, with early adoption permitted, to be applied on a prospective basis, with retrospective application permitted. We will adopt the guidance when it becomes effective, in our 2027 annual reporting and each quarter thereafter, on a prospective basis.
In December 2023, the FASB issued guidance to enhance transparency of income tax disclosures. On an annual basis, the new guidance requires a public entity to disclose: (1) specific categories in the rate reconciliation, (2) additional information for reconciling items that are equal to or greater than 5% of the amount computed by multiplying income (or loss) from continuing operations before income tax expense (or benefit) by the applicable statutory income tax rate, (3) income taxes paid (net of refunds received)

disaggregated by federal (national), state, and foreign taxes, with foreign taxes disaggregated by individual jurisdictions in which income taxes paid is equal to or greater than 5% of total income taxes paid, (4) income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign, and (5) income tax expense (or benefit) from continuing operations disaggregated between federal (national), state and foreign. The guidance is effective for fiscal year 2025 annual reporting, with early adoption permitted, to be applied on a prospective basis, with retrospective application permitted. We will adopt the guidance when it becomes effective, in our 2025 annual reporting, on a prospective basis.
Note 3 — Restructuring and Impairment Charges
2019 Multi-Year Productivity Plan
The 2019 Productivity Plan leverages new technology and business models to further simplify, harmonize and automate processes; re-engineers our go-to-market and information systems, including deploying the right automation for each market; and simplifies our organization and optimizes our manufacturing and supply chain footprint. To build on the successful implementation of the 2019 Productivity Plan, in the fourth quarter of 2024, we further expanded and extended the plan through the end of 2030 to take advantage of additional opportunities within the initiatives described above. As a result, we expect to incur pre-tax charges of approximately $6.15 billion, including cash expenditures of approximately $5.1 billion, as compared to our previous estimate of pre-tax charges of approximately $3.65 billion, including cash expenditures of approximately $2.9 billion. These pre-tax charges are expected to consist of approximately 55% of severance and other employee-related costs, 10% for asset impairments (all non-cash) resulting from plant closures and related actions and 35% for other costs associated with the implementation of our initiatives.
The total plan pre-tax charges are expected to be incurred by segment approximately as follows:

	PFNA	PBNA	IB Franchise	EMEA	LatAm Foods	Asia Pacific Foods	Corporate
Expected pre-tax charges	15%	25%	1%	30%	10%	4%	15%
A summary of our 2019 Productivity Plan charges is as follows:

	2024	2023	2022
Cost of sales	$133	$13	$33
Selling, general and administrative expenses	551	433	347
Impairment of intangible assets	14	—	—
Other pension and retiree medical benefits expense/(income) (a)	29	(1)	31
Total restructuring and impairment charges	$727	$445	$411
After-tax amount	$563	$349	$334
Impact on net income attributable to PepsiCo per common share	$(0.41)	$(0.25)	$(0.24)

	2024	2023	2022	Plan to Date through 12/28/2024
PFNA	$161	$42	$53	$432
PBNA	238	41	68	505
IB Franchise	24	11	4	51
EMEA	116	227	118	761
LatAm Foods	49	29	32	247
Asia Pacific Foods	9	8	15	87
Corporate	101	88	90	418
	698	446	380	2,501
Other pension and retiree medical benefits expense/(income) (a)	29	(1)	31	126
Total	$727	$445	$411	$2,627
(a)Income amount represents adjustments for changes in estimates of previously recorded amounts.

Plan to Date through 12/28/2024
Severance and other employee costs	$1,434
Asset impairments	306
Other costs	887
Total	$2,627
Severance and other employee costs primarily include severance and other termination benefits, as well as voluntary separation arrangements. Other costs primarily include costs associated with the implementation of our initiatives, including consulting and other professional fees, as well as contract termination costs.
A summary of our 2019 Productivity Plan is as follows:

	Severance and Other Employee Costs	Asset Impairments	Other Costs	Total
Liability as of December 25, 2021	$64	$—	$7	$71
2022 restructuring charges	243	33	135	411
Cash payments (a)	(90)	—	(134)	(224)
Non-cash charges and translation	(29)	(33)	—	(62)
Liability as of December 31, 2022	188	—	8	196
2023 restructuring charges	243	2	200	445
Cash payments (a)	(242)	—	(192)	(434)
Non-cash charges and translation	(1)	(2)	(7)	(10)
Liability as of December 30, 2023	188	—	9	197
2024 restructuring charges	384	114	229	727
Cash payments (a)	(204)	—	(232)	(436)
Non-cash charges and translation	(30)	(114)	20	(124)
Liability as of December 28, 2024	$338	$—	$26	$364
(a)Excludes cash expenditures of $7 million in 2024, and $1 million each in 2023 and 2022, reported in the cash flow statement in pension and retiree medical plan contributions.
The majority of the restructuring accrual at December 28, 2024 is expected to be paid by the end of 2025.
Other Productivity Initiatives
There were no material charges related to other productivity and efficiency initiatives outside the scope of the 2019 Productivity Plan.

We regularly evaluate different productivity initiatives beyond the productivity plan and other initiatives described above.
For information on additional impairment charges, see Notes 1, 4 and 9 for impairment and other charges taken related to the Russia-Ukraine conflict, brand portfolio impairment charges and other impairment charges.
Note 4 — Intangible Assets
A summary of our amortizable intangible assets is as follows:

		2024			2023			2022
	Average Useful Life (Years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Acquired franchise rights	56 – 60	$821	$(223)	$598	$840	$(214)	$626
Customer relationships	15 – 24	565	(279)	286	560	(265)	295
Brands	20 – 40	1,051	(977)	74	1,093	(989)	104
Other identifiable intangibles	10 – 24	420	(276)	144	449	(275)	174
Total		$2,857	$(1,755)	$1,102	$2,942	$(1,743)	$1,199
Amortization expense				$74			$75	$78
Amortization is recognized on a straight-line basis over an intangible asset’s estimated useful life. Amortization of intangible assets for each of the next five years, based on existing intangible assets as of December 28, 2024 and using average 2024 foreign exchange rates, is expected to be as follows:

	2025	2026	2027	2028	2029
Five-year projected amortization	$73	$64	$60	$59	$58
Depreciable and amortizable assets are evaluated for impairment upon a significant change in the operating or macroeconomic environment. In these circumstances, if an evaluation of the undiscounted cash flows indicates impairment, the asset is written down to its estimated fair value, which is based on discounted future cash flows. Useful lives are periodically evaluated to determine whether events or circumstances have occurred which indicate the need for revision.
Indefinite-Lived Intangible Assets
As discussed in Note 2, we perform our annual impairment assessment on indefinite-lived intangible assets during our third quarter. The annual impairment assessment on indefinite-lived intangible assets performed in the third quarter of 2024, based on best available market information and our internal forecasts and operating plans at the time, did not result in any material impairment charges.
As of December 28, 2024, the estimated fair value of the SodaStream reporting unit narrowly exceeded its carrying value. Given the low coverage, there could be further impairment to the carrying value of the SodaStream reporting unit goodwill if future sales and operating profit results are not in line with the forecasted future cash flows of the business and/or if macroeconomic conditions worsen and drive an increase in the weighted-average cost of capital used to estimate its fair value. We continue to monitor the performance of the SodaStream reporting unit, as well as all of our indefinite-lived intangible assets.
We did not recognize any impairment charges for goodwill in the year ended December 28, 2024.
In the fourth quarter of 2023, macroeconomic conditions, including higher interest rates, inflationary costs, and the ongoing conflict in the Middle East, and recent business performance indicated a deterioration of the significant inputs used to determine the fair value of our indefinite-lived intangible assets in various markets, primarily assumptions underlying the weighted-average cost of capital and the impact of economic uncertainty on current and future financial performance, and required us to perform a quantitative assessment on certain assets. The fair value of our indefinite-lived intangible assets was estimated using discounted cash flows under the income approach, which we consider to be a Level 3 measurement. We determined that the carrying value exceeded the fair value for certain of our intangible assets, which reflects the increase in the weighted-average cost of capital as well as our most current estimates of future sales and their contributions to operating profit and expected future cash flows (including perpetuity growth assumptions). As a result of the quantitative assessment, we recorded pre-tax impairment charges of $0.6 billion ($0.5 billion after-tax or $0.35 per share) for brands and $0.3 billion ($0.3 billion after-tax or $0.22 per share) for goodwill, both in impairment of intangible assets, primarily related to the SodaStream brand and reporting unit in our IB Franchise segment, in the year ended December 30, 2023. See Note 1 for further information.
In the first quarter of 2022, we discontinued or repositioned certain juice and dairy brands in Russia in our EMEA segment. As a result, we recognized pre-tax impairment charges of $241 million ($193 million after-tax or $0.14 per share) in impairment of intangible assets, primarily related to indefinite-lived intangible assets in the year ended December 31, 2022. See Note 1 for further information.
In the second quarter of 2022, macroeconomic factors, sanctions and other regulations as a result of the Russia-Ukraine conflict indicated a material deterioration of the significant inputs used to determine the fair value of our indefinite-lived intangible assets in Russia, primarily assumptions underlying the weighted-average cost of capital. These factors required us to perform a quantitative assessment, despite the absence of a material adverse impact on these assets’ financial performance (e.g., sales, operating profit, cash flows). The fair value of our indefinite-lived intangible assets in Russia was estimated using discounted cash flows under the income approach, which we consider to be a Level 3 measurement. We determined that the carrying value exceeded the fair value, with the decrease in the fair value primarily attributable to a significant increase in the weighted-average cost of capital, which reflected the macroeconomic uncertainty in Russia. As a result of the quantitative assessment, we recorded pre-tax impairment charges of $1.2 billion ($958 million after-tax or $0.69 per share) in impairment of intangible assets, related to our juice and dairy brands in Russia in our EMEA segment, in the year ended December 31, 2022. See Note 1 for further information.
In the fourth quarter of 2022, macroeconomic conditions including a high interest rate and inflationary cost environment, coupled with recent business performance, indicated a deterioration of the significant inputs used to determine the fair value of our indefinite-lived intangible assets in various markets, primarily assumptions underlying the weighted-average cost of capital and the impact of economic uncertainty on current and future financial performance, and required us to perform a quantitative assessment on certain assets. The fair value of our indefinite-lived intangible assets was estimated using discounted cash flows under the income approach, which we consider to be a Level 3 measurement. We determined that the carrying value exceeded the fair value, which reflected the increase in the weighted-average cost of capital as well as our most current estimates of future sales and their contributions to operating profit and expected future cash flows (including perpetuity growth assumptions). As a result of the quantitative assessment, we recognized pre-tax impairment charges of $1.6 billion ($1.3 billion after-tax or $0.94 per share) in impairment of intangible assets, primarily related to the SodaStream brand in our IB Franchise segment, in the year ended December 31, 2022. See Note 1 for further information.
We did not recognize any impairment charges for goodwill in the year ended December 31, 2022.
For further information on our policies for indefinite-lived intangible assets, see Note 2.

The components of indefinite-lived intangible assets are as follows:

	2024	2023
Goodwill	$17,534	$17,728
Other indefinite-lived intangible assets
Reacquired franchise rights	7,437	7,533
Acquired franchise rights	1,858	1,891
Brands (a)	4,404	4,306
Total indefinite-lived intangible assets	$31,233	$31,458
(a) Increase is related to the acquisition of remaining ownership in Sabra. See Note 13 for further information.
The change in the book value of goodwill is as follows:

	PFNA	PBNA	IB Franchise	EMEA (b)	LatAm Foods	Asia Pacific Foods	Total
Balance as of December 31, 2022	$640	$11,947	$2,336	$2,532	$373	$374	$18,202
Acquisitions	—	4	—	34	—	—	38
Impairment (a)	—	—	(290)	—	—	—	(290)
Translation and other	2	10	(60)	(184)	20	(10)	(222)
Balance as of December 30, 2023	642	11,961	1,986	2,382	393	364	17,728
Acquisitions (c)	159	—	—	—	—	3	162
Translation and other	(10)	(36)	(68)	(188)	(39)	(15)	(356)
Balance as of December 28, 2024	$791	$11,925	$1,918	$2,194	$354	$352	$17,534
(a)Related to SodaStream.
(b)Translation and other in 2023 primarily reflects the depreciation of the Russian ruble, partially offset by appreciation of the euro and British pound. Translation and other in 2024 primarily reflects the depreciation of the Russian ruble and euro.
(c)Primarily related to the acquisition of remaining ownership in Sabra. See Note 13 for further information.

Note 5 — Income Taxes
The components of income before income taxes are as follows:

	2024	2023	2022
United States	$2,590	$4,120	$7,305
Foreign	9,356	7,297	3,400
	$11,946	$11,417	$10,705
The provision for income taxes consisted of the following:

	2024	2023	2022
Current:
U.S. Federal	$1,033	$1,133	$1,137
Foreign	1,406	1,201	1,027
State	255	309	246
	2,694	2,643	2,410
Deferred:
U.S. Federal	(306)	(109)	22
Foreign	(10)	(212)	(709)
State	(58)	(60)	4
	(374)	(381)	(683)
	$2,320	$2,262	$1,727

A reconciliation of the U.S. Federal statutory tax rate to our annual tax rate is as follows:

	2024	2023	2022
U.S. Federal statutory tax rate	21.0%	21.0%	21.0%
State income tax, net of U.S. Federal tax benefit	1.3	1.8	1.8
Lower taxes on foreign results	(2.5)	(2.5)	(1.5)
One-time mandatory transition tax - TCJ Act	—	—	0.8
Juice Transaction	—	(0.1)	(2.4)
Tax settlements	—	—	(3.0)
Other, net	(0.4)	(0.4)	(0.6)
Annual tax rate	19.4%	19.8%	16.1%
Tax Cuts and Jobs Act
In 2022, we recorded $86 million ($0.06 per share) of net tax expense related to the TCJ Act as a result of correlating adjustments related to a partial audit settlement with the IRS for tax years 2014 through 2019.
As of December 28, 2024, our mandatory transition tax liability was $1.7 billion, which must be paid through 2026 under the provisions of the TCJ Act. We reduced our liability through cash payments and application of tax overpayments by $579 million in 2024, and $309 million in each of 2023 and 2022. We currently expect to pay approximately $772 million of this liability in 2025.
The TCJ Act also created a requirement that certain income earned by foreign subsidiaries, known as global intangible low-tax income (GILTI), must be included in the gross income of their U.S. shareholder. The FASB allows an accounting policy election of either recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years or recognizing such taxes as a current-period expense when incurred. We elected to treat the tax effect of GILTI as a current-period expense when incurred.
Other Tax Matters
On October 29, 2021, we filed a formal written protest of a final assessment from the IRS audit for the tax years 2014 through 2016 and requested an appeals conference. In 2022, we came to an agreement with the IRS to settle one of the issues assessed in the 2014 through 2016 tax audit. The agreement covers tax years 2014 through 2019. As a result, we reduced our reserves for uncertain tax positions, including any correlating adjustments impacting the mandatory transition tax liability under the TCJ Act, resulting in a net non-cash tax benefit of $233 million ($0.17 per share) in 2022. Tax years 2014 through 2019 remain under audit for other issues.
In 2024 and 2023, tax benefits of $54 million ($0.04 per share) and $68 million ($0.05 per share), respectively, were recorded related to the impairment of certain consolidated investments.

Deferred tax liabilities and assets are comprised of the following:

	2024	2023
Deferred tax liabilities
Debt guarantee of wholly-owned subsidiary	$578	$578
Property, plant and equipment	1,868	1,978
Recapture of net operating losses	488	492
Pension liabilities	112	167
Right-of-use assets	772	660
Investment in TBG	—	93
Other	301	350
Gross deferred tax liabilities	4,119	4,318

Deferred tax assets
Net carryforwards	6,737	6,877
Intangible assets other than nondeductible goodwill	1,599	1,758
Share-based compensation	148	137
Retiree medical benefits	104	114
Other employee-related benefits	415	412
Deductible state tax and interest benefits	202	176
Lease liabilities	773	660
Capitalized research and development	256	210
Other	948	1,031
Gross deferred tax assets	11,182	11,375
Valuation allowances	(6,185)	(6,478)
Deferred tax assets, net	4,997	4,897
Net deferred tax (assets)/liabilities	$(878)	$(579)
A summary of our valuation allowance activity is as follows:

	2024	2023	2022
Balance, beginning of year	$6,478	$5,013	$4,628
(Benefit)/provision	(198)	1,419	492
Other (deductions)/additions	(95)	46	(107)
Balance, end of year	$6,185	$6,478	$5,013

Reserves
A number of years may elapse before a particular matter, for which we have established a reserve, is audited and finally resolved. The number of years with open tax audits varies depending on the tax jurisdiction. Our major taxing jurisdictions and the related open tax audits are as follows:

Jurisdiction	Years Open to Audit	Years Currently Under Audit
United States	2014-2023	2014-2019
Mexico	2014-2023	2014-2019
United Kingdom	2021-2023	None
Canada (Domestic)	2018-2023	2019
Canada (International)	2012-2023	2012-2019
Russia	2021-2023	None
Our annual tax rate is based on our income, statutory tax rates and tax planning strategies and transactions, including transfer pricing arrangements, available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our annual tax rate and in evaluating our tax positions. We establish reserves when, despite our belief that our tax return positions are fully supportable, we believe that certain positions are subject to challenge and that we likely will not succeed. We adjust these reserves, as well as the related interest, in light of changing facts and circumstances, such as the progress of a tax audit, new tax laws, relevant court cases or tax authority settlements. Settlement of any particular issue would usually require the use of cash. Favorable resolution would be recognized as a reduction to our annual tax rate in the year of resolution.
As of December 28, 2024, the total gross amount of reserves for income taxes, reported in other liabilities, was $2.3 billion. We accrue interest related to reserves for income taxes in our provision for income taxes and any associated penalties are recorded in selling, general and administrative expenses. The gross amount of interest accrued, reported in other liabilities, was $469 million as of December 28, 2024, of which $103 million of tax expense was recognized in 2024. The gross amount of interest accrued, reported in other liabilities, was $390 million as of December 30, 2023, of which $102 million of tax expense was recognized in 2023.
A reconciliation of unrecognized tax benefits is as follows:

	2024	2023
Balance, beginning of year	$2,093	$1,867
Additions for tax positions related to the current year	210	225
Additions for tax positions from prior years	108	123
Reductions for tax positions from prior years	(46)	(51)
Settlement payments	(24)	(16)
Statutes of limitations expiration	(31)	(33)
Translation and other	(26)	(22)
Balance, end of year	$2,284	$2,093
Carryforwards and Allowances
Operating loss carryforwards and income tax credits totaling $34.0 billion as of December 28, 2024 are being carried forward in a number of foreign and state jurisdictions where we are permitted to use tax operating losses and income tax credits from prior periods to reduce future taxable income or income tax liabilities. These operating losses and income tax credits will expire as follows: $0.4 billion in 2025, $29.1 billion between 2026 and 2041 and $4.5 billion may be carried forward indefinitely. We establish valuation allowances for our deferred tax assets if, based on the available evidence, it is not more likely than not that some portion or all of the deferred tax assets will be realized.
Undistributed International Earnings
As of December 28, 2024, we had approximately $11 billion of undistributed international earnings. We intend to continue to reinvest $11 billion of earnings outside the United States for the foreseeable future and while future distribution of these earnings would not be subject to U.S. federal tax expense, no deferred tax liabilities with respect to items such as certain foreign exchange gains or losses, foreign withholding taxes or state taxes have been recognized. It is not practicable for us to determine the amount of unrecognized tax expense on these reinvested international earnings.
Note 6 — Share-Based Compensation
Our share-based compensation program is designed to attract and retain employees while also aligning employees’ interests with the interests of our shareholders. PepsiCo has granted stock options, RSUs, PSUs and long-term cash awards to employees under the shareholder-approved PepsiCo, Inc. Long-Term Incentive Plan (LTIP). Executives who are awarded long-term incentives based on their performance may generally elect to receive their grant in the form of stock options or RSUs, or a combination thereof. Executives who elect stock options receive four stock options for every one RSU that would have otherwise been granted. Certain executive officers and other senior executives do not have a choice and are granted 66% PSUs and 34% long-term cash, each of which are subject to pre-established performance targets.
The Company may use authorized and unissued shares to meet share requirements resulting from the exercise of stock options and the vesting of RSUs and PSUs.
As of December 28, 2024, 95 million shares were available for future share-based compensation grants under the LTIP.
The following table summarizes our total share-based compensation expense, which is primarily recorded in selling, general and administrative expenses, and excess tax benefits recognized:

	2024	2023	2022
Share-based compensation expense - equity awards	$362	$380	$343
Share-based compensation expense - liability awards	7	19	30
Acquisition and divestiture-related charges	—	—	3
Restructuring charges	(5)	(1)	—
Total	$364	$398	$376
Income tax benefits recognized in earnings related to share-based compensation	$68	$73	$62
Excess tax benefits related to share-based compensation	$33	$36	$44
As of December 28, 2024, there was $398 million of total unrecognized compensation cost related to nonvested share-based compensation grants. This unrecognized compensation cost is expected to be recognized over a weighted-average period of two years.
Method of Accounting and Our Assumptions
The fair value of share-based award grants is amortized to expense over the vesting period, primarily three years. Awards to employees eligible for retirement prior to the award becoming fully vested are amortized to expense over the period through the date that the employee first becomes eligible to retire and is no longer required to provide service to earn the award. In addition, we use historical data to estimate forfeiture rates and record share-based compensation expense only for those awards that are expected to vest.
We do not backdate, reprice or grant share-based compensation awards retroactively. Repricing of awards would require shareholder approval under the LTIP.
Stock Options
A stock option permits the holder to purchase shares of PepsiCo common stock at a specified price. We account for our employee stock options under the fair value method of accounting using a Black-Scholes valuation model to measure stock option expense at the date of grant. All stock option grants have an exercise price equal to the fair market value of our common stock on the date of grant and generally have a 10-year term.
Our weighted-average Black-Scholes fair value assumptions are as follows:

	2024	2023	2022
Expected life	7 years	7 years	7 years
Risk-free interest rate	4.2%	4.2%	1.9%
Expected volatility	16%	16%	16%
Expected dividend yield	2.9%	2.7%	2.5%
The expected life is the period over which our employee groups are expected to hold their options. It is based on our historical experience with similar grants. The risk-free interest rate is based on the expected U.S. Treasury rate over the expected life. Volatility reflects movements in our stock price over the most recent historical period equivalent to the expected life. Dividend yield is estimated over the expected life based on our stated dividend policy and forecasts of net income, share repurchases and stock price.
A summary of our stock option activity for the year ended December 28, 2024 is as follows:

	Options(a)	Weighted-Average Exercise Price Per Unit	Weighted-Average Contractual Life Remaining (years)	Aggregate Intrinsic Value(a)
Outstanding at December 30, 2023	11,167	$136.10
Granted	2,034	$164.48
Exercised	(1,555)	$107.36
Forfeited/expired	(591)	$165.37
Outstanding at December 28, 2024	11,055	$143.88	6.16	$177,780
Exercisable at December 28, 2024	5,369	$119.78	3.98	$177,780
Expected to vest as of December 28, 2024	5,403	$166.64	8.19	$—
(a)In thousands.
Restricted Stock Units and Performance Stock Units
Each RSU represents our obligation to deliver to the holder one share of PepsiCo common stock when the award vests at the end of the service period. PSUs are awards pursuant to which a number of shares are delivered to the holder upon vesting at the end of the service period based on PepsiCo’s performance against specified financial performance metrics. The number of shares may be increased to the maximum or reduced to the minimum threshold based on the results of these performance metrics in accordance with the terms established at the time of the award. During the vesting period, RSUs and PSUs accrue dividend equivalents that pay out in cash (without interest) if and when the applicable RSU or PSU vests and becomes payable.
The fair value of RSUs and PSUs are measured at the market price of the Company’s stock on the date of grant.
A summary of our RSU and PSU activity for the year ended December 28, 2024 is as follows:

	RSUs/PSUs(a)	Weighted-Average Grant-Date Fair Value Per Unit	Weighted-Average Contractual Life Remaining (years)	Aggregate Intrinsic Value(a)
Outstanding at December 30, 2023	5,598	$156.43
Granted	2,348	$164.25
Converted	(2,055)	$134.42
Forfeited	(525)	$165.96
Outstanding at December 28, 2024 (b)	5,366	$166.09	1.28	$820,429
Expected to vest as of December 28, 2024 (c)	5,306	$166.14	1.20	$811,310
(a)In thousands. Outstanding awards are disclosed at target.
(b)The outstanding PSUs for which the vesting period has not ended as of December 28, 2024, at the threshold, target and maximum award levels were zero, 0.7 million and 1.3 million, respectively.
(c)Represents the number of outstanding awards expected to vest, including estimated performance adjustments on all outstanding PSUs as of December 28, 2024.
Long-Term Cash
Certain executive officers and other senior executives were granted long-term cash awards for which final payout is based on PepsiCo’s total shareholder return relative to a specific set of peer companies and achievement of a specified performance target over a three-year performance period.
Long-term cash awards that qualify as liability awards under share-based compensation guidance are valued through the end of the performance period on a mark-to-market basis using the Monte Carlo simulation model.
A summary of our long-term cash activity for the year ended December 28, 2024 is as follows:

	Long-Term Cash Award(a)	Balance Sheet Date Fair Value(b)	Contractual Life Remaining (years)
Outstanding at December 30, 2023	$51,851
Granted	19,499
Vested	(15,241)
Forfeited	(2,139)
Outstanding at December 28, 2024 (c)	$53,970	$36,199	1.24
Expected to vest as of December 28, 2024	$49,546	$32,681	1.24
(a)In thousands, disclosed at target.
(b)In thousands, based on the most recent valuation as of December 28, 2024.
(c)The outstanding awards for which the vesting period has not ended as of December 28, 2024, at the threshold, target and maximum award levels based on the achievement of its market conditions were zero, $54 million and $108 million, respectively.

Other Share-Based Compensation Data
The following is a summary of other share-based compensation data:

	2024	2023	2022
Stock Options
Total number of options granted (a)	2,034	2,162	2,422
Weighted-average grant-date fair value per unit of options granted	$27.29	$29.81	$19.72
Total intrinsic value of options exercised (a)	$99,388	$100,209	$134,580
Total grant-date fair value of options vested (a)	$14,759	$11,830	$9,661
RSUs/PSUs
Total number of RSUs/PSUs granted (a)	2,348	2,151	2,263
Weighted-average grant-date fair value per unit of RSUs/PSUs granted	$164.25	$171.11	$163.02
Total intrinsic value of RSUs/PSUs converted (a)	$372,612	$396,123	$329,705
Total grant-date fair value of RSUs/PSUs vested (a)	$280,673	$286,605	$196,649
(a)In thousands.
As of December 28, 2024 and December 30, 2023, there were approximately 311,000 and 330,000 outstanding awards, respectively, consisting primarily of phantom stock units that were granted under the PepsiCo Director Deferral Program and will be settled in shares of PepsiCo common stock pursuant to the LTIP at the end of the applicable deferral period, not included in the tables above.

Note 7 — Pension, Retiree Medical and Savings Plans
In 2024, we recognized a pre-tax settlement charge of $213 million ($165 million after-tax or $0.12 per share) in a U.S. qualified defined benefit pension plan due to lump sum distributions to retired or terminated employees and the purchase of a group annuity contract whereby a third-party insurance company assumed the obligation to pay and administer future benefit payments for certain retirees. The settlement charge was triggered when the aggregate of the cumulative lump sum distributions and the annuity contract premium exceeded the total annual service and interest cost.
Effective December 31, 2022, we merged two U.S. qualified defined benefit pension plans, PepsiCo Employees Retirement Plan I (Plan I), mostly inactive participants, and PepsiCo Employees Retirement Plan A, mostly active participants, with Plan I remaining. The accrued benefits offered to the plans’ participants were unchanged. The merger was made to provide additional flexibility in evaluating opportunities to reduce risk and volatility. Actuarial gains and losses of the merged plan will be amortized over the average remaining life expectancy of participants. There was no material impact to pre-tax pension benefits expense from this merger.
In 2022, we transferred pension and retiree medical obligations of $145 million and related assets to TBG in connection with the Juice Transaction. See Note 13 for further information.
In 2020, we adopted an amendment to the U.S. qualified defined benefit plans to freeze benefit accruals for salaried participants, effective December 31, 2025.
Gains and losses resulting from actual experience differing from our assumptions, including the difference between the actual and expected return on plan assets, as well as changes in our assumptions, are determined at each measurement date. These differences are recognized as a component of net gain or loss in accumulated other comprehensive loss within common shareholders’ equity. If this net accumulated gain or loss exceeds 10% of the greater of the market-related value of plan assets or plan obligations, a portion of the net gain or loss is included in other pension and retiree medical benefits (expense)/income for the following year based upon the average remaining service life for participants in PepsiCo Employees Retirement Hourly Plan (Plan H) (approximately 11 years) and retiree medical (approximately 11 years), and the remaining life expectancy for participants in Plan I (approximately 26 years).
The cost or benefit of plan changes that increase or decrease benefits for prior employee service (prior service cost/(credit)) is included in other pension and retiree medical benefits (expense)/income on a straight-line basis over the average remaining service life for participants in Plan H, and the remaining life expectancy for participants in Plan I, except that prior service cost/(credit) for salaried participants subject to the benefit accruals freeze effective December 31, 2025 is amortized on a straight-line basis over the period up to the effective date of the freeze.

Selected financial information for our pension and retiree medical plans is as follows:

	Pension				Retiree Medical
	U.S.		International
	2024	2023	2024	2023	2024	2023
Change in projected benefit obligation
Obligation at beginning of year	$12,035	$11,543	$2,986	$2,603	$677	$714
Service cost	347	327	46	43	31	29
Interest cost	585	593	144	141	32	36
Plan amendments	12	13	1	—	—	—
Participant contributions	—	—	2	2	—	—
Experience (gain)/loss	(563)	603	(55)	194	(44)	(22)
Benefit payments	(617)	(1,006)	(108)	(116)	(78)	(80)
Settlement/curtailment	(506)	(36)	(62)	(26)	—	—
Special termination benefits	31	(1)	—	—	1	—
Other, including foreign currency adjustment	—	(1)	(168)	145	(3)	—
Obligation at end of year	$11,324	$12,035	$2,786	$2,986	$616	$677

Change in fair value of plan assets
Fair value at beginning of year	$11,541	$11,148	$3,528	$3,195	$183	$196
Actual return on plan assets	(10)	1,121	142	267	5	21
Employer contributions/funding	236	314	59	50	53	46
Participant contributions	—	—	2	2	—	—
Benefit payments	(617)	(1,006)	(108)	(116)	(78)	(80)
Settlement	(539)	(36)	(62)	(26)	—	—
Other, including foreign currency adjustment	(2)	—	(164)	156	—	—
Fair value at end of year	$10,609	$11,541	$3,397	$3,528	$163	$183
Funded status	$(715)	$(494)	$611	$542	$(453)	$(494)

Amounts recognized
Other assets	$388	$313	$792	$727	$—	$—
Other current liabilities	(85)	(75)	(10)	(11)	(52)	(52)
Other liabilities	(1,018)	(732)	(171)	(174)	(401)	(442)
Net amount recognized	$(715)	$(494)	$611	$542	$(453)	$(494)

Amounts included in accumulated other comprehensive loss (pre-tax)
Net loss/(gain)	$3,618	$3,596	$633	$707	$(333)	$(323)
Prior service cost/(credit)	54	18	(5)	(8)	(14)	(19)
Total	$3,672	$3,614	$628	$699	$(347)	$(342)

Changes recognized in net loss/(gain) included in other comprehensive loss
Net loss/(gain) arising in current year	$320	$333	$8	$119	$(36)	$(30)
Amortization and settlement recognition	(298)	(74)	(43)	(23)	25	27
Foreign currency translation (gain)/loss	—	—	(39)	40	1	—
Total	$22	$259	$(74)	$136	$(10)	$(3)

Accumulated benefit obligation at end of year	$11,069	$11,653	$2,638	$2,835
The net loss arising in the current year is primarily attributable to lower actual asset return as compared to expected return on plan assets and actual experience differing from demographic assumptions, partially offset by experience gain primarily due to higher discount rates.

The amount we report in operating profit as pension and retiree medical cost is service cost, which is the value of benefits earned by employees for working during the year.
The amounts we report below operating profit as pension and retiree medical cost consist of the following components:
•Interest cost is the accrued interest on the projected benefit obligation due to the passage of time.
•Expected return on plan assets is the long-term return we expect to earn on plan investments for our funded plans that will be used to settle future benefit obligations.
•Amortization of prior service cost/(credit) represents the recognition in the income statement of benefit changes resulting from plan amendments.
•Amortization of net loss/(gain) represents the recognition in the income statement of changes in the amount of plan assets and the projected benefit obligation based on changes in assumptions and actual experience.
•Settlement/curtailment loss/(gain) represents the result of actions that effectively eliminate all or a portion of related projected benefit obligations. Settlements are triggered when payouts to settle the projected benefit obligation of a plan due to lump sums or other events exceed the total of annual service and interest cost. Settlements are recognized when actions are irrevocable and we are relieved of the primary responsibility and risk for projected benefit obligations. Lump sum payouts are generally higher when interest rates are lower. Curtailments are recognized when events such as plant closures, the sale of a business, or plan changes result in a significant reduction of future service or benefits. Curtailment losses are recognized when an event is probable and estimable, while curtailment gains are recognized when an event has occurred (when the related employees terminate or an amendment is adopted).
•Special termination benefits are the additional benefits offered to employees upon departure due to actions such as restructuring.
The components of total pension and retiree medical benefit costs are as follows:

	Pension						Retiree Medical
	U.S.			International
	2024	2023	2022	2024	2023	2022	2024	2023	2022
Service cost	$347	$327	$487	$46	$43	$64	$31	$29	$37
Other pension and retiree medical benefits expense/(income):
Interest cost	$585	$593	$434	$144	$141	$90	$32	$36	$19
Expected return on plan assets	(871)	(851)	(912)	(205)	(192)	(218)	(13)	(13)	(16)
Amortization of prior service credits	(24)	(26)	(28)	(2)	(1)	(1)	(5)	(6)	(8)
Amortization of net losses/(gains)	77	70	149	21	13	29	(25)	(27)	(14)
Settlement/curtailment losses/(gains) (a)	254	4	322	22	10	1	—	—	(16)
Special termination benefits	31	(1)	37	—	—	—	1	—	—
Total other pension and retiree medical benefits expense/(income)	$52	$(211)	$2	$(20)	$(29)	$(99)	$(10)	$(10)	$(35)
Total	$399	$116	$489	$26	$14	$(35)	$21	$19	$2
(a)In 2024, U.S. includes a settlement charge of $213 million ($165 million after-tax or $0.12 per share) related to the aggregate of lump sum distributions and the purchase of a group annuity contract exceeding the total of annual service and interest cost. In 2022, U.S. includes a settlement charge of $318 million ($246 million after-tax or $0.18 per share) related to lump sum distributions exceeding the total of annual service and interest cost.

The following table provides the weighted-average assumptions used to determine net periodic benefit cost and projected benefit obligation for our pension and retiree medical plans:

	Pension						Retiree Medical
	U.S.			International
	2024	2023	2022	2024	2023	2022	2024	2023	2022
Net Periodic Benefit Cost
Service cost discount rate (a)	5.1%	5.4%	3.1%	6.9%	7.0%	4.2%	5.1%	5.4%	2.8%
Interest cost discount rate (a)	5.1%	5.4%	3.1%	5.0%	5.4%	2.3%	5.0%	5.3%	2.1%
Expected return on plan assets (a)	7.4%	7.4%	6.7%	5.8%	5.7%	5.3%	7.1%	7.1%	5.7%
Rate of salary increases	3.9%	3.2%	3.0%	4.3%	4.2%	3.3%

Projected Benefit Obligation
Discount rate	5.7%	5.1%	5.4%	5.5%	5.1%	5.3%	5.5%	5.1%	5.4%
Rate of salary increases	3.9%	3.9%	3.2%	4.0%	4.3%	4.2%
(a)2022 U.S. rates reflect remeasurement of a U.S. qualified defined benefit pension plan in the second quarter of 2022.

The following table provides selected information about plans with accumulated benefit obligation and total projected benefit obligation in excess of plan assets:

	Pension				Retiree Medical
	U.S.		International
	2024	2023	2024	2023	2024	2023
Selected information for plans with accumulated benefit obligation in excess of plan assets
Obligation for service to date	$(7,315)	$(631)	$(194)	$(255)
Fair value of plan assets	$6,399	$—	$135	$190
Selected information for plans with projected benefit obligation in excess of plan assets
Benefit obligation	$(7,502)	$(8,223)	$(346)	$(375)	$(616)	$(677)
Fair value of plan assets	$6,399	$7,416	$165	$190	$163	$183
Of the total projected pension benefit obligation as of December 28, 2024, approximately $664 million relates to plans that we do not fund because the funding of such plans does not receive favorable tax treatment.
Future Benefit Payments
Our estimated future benefit payments are as follows:

	2025	2026	2027	2028	2029	2030 - 2034
Pension	$1,053	$1,145	$953	$982	$1,008	$5,327
Retiree medical (a)	$77	$75	$72	$69	$67	$295
(a)Expected future benefit payments for our retiree medical plans do not reflect any estimated subsidies expected to be received under the 2003 Medicare Act. Subsidies are expected to be less than $1 million for each of the years from 2025 through 2029 and approximately $2 million in total for 2030 through 2034.
These future benefit payments to beneficiaries include payments from both funded and unfunded plans.

Funding
Contributions to our pension and retiree medical plans were as follows:

	Pension			Retiree Medical
	2024	2023	2022	2024	2023	2022
Discretionary (a)	$161	$267	$160	$—	$—	$—
Non-discretionary	134	97	176	53	46	48
Total	$295	$364	$336	$53	$46	$48
(a)Includes $150 million contribution in 2024, $250 million contribution in 2023 and $150 million contribution in 2022 to fund our U.S. qualified defined benefit plans.
We made a discretionary contribution of $250 million to a U.S. qualified defined benefit plan in January 2025. In addition, in 2025, we expect to make non-discretionary contributions of approximately $102 million to our U.S. and international pension benefit plans and contributions of approximately $52 million for retiree medical benefits.
We also regularly evaluate opportunities to reduce risk and volatility associated with our pension and retiree medical plans.
Plan Assets
Our pension plan investment strategy includes the use of actively managed accounts and is reviewed periodically in conjunction with plan obligations, an evaluation of market conditions, tolerance for risk and cash requirements for benefit payments. This strategy is also applicable to funds held for the retiree medical plans. Our investment objective includes ensuring that funds are available to meet the plans’ benefit obligations when they become due. Assets contributed to our pension plans are no longer controlled by us, but become the property of our individual pension plans. However, we are indirectly impacted by changes in these plan assets as compared to changes in our projected obligations. Our overall investment policy is to prudently invest plan assets in a well-diversified portfolio of equity and high-quality debt securities and real estate to achieve our long-term return expectations. Our investment policy also permits the use of derivative instruments, such as futures and forward contracts, to reduce interest rate and foreign currency risks. Futures contracts represent commitments to purchase or sell securities at a future date and at a specified price. Forward contracts consist of currency forwards. We also participate in securities lending programs to generate additional income by loaning plan assets to borrowers on a fully collateralized basis, including both cash and non-cash collaterals.
For 2025 and 2024, our expected long-term rate of return on U.S. plan assets is 7.5% and 7.4%, respectively. Our target investment allocations for U.S. plan assets are as follows:

	2025	2024
Fixed income	56%	55%
U.S. equity	22%	22%
International equity	18%	19%
Real estate	4%	4%
Actual investment allocations may vary from our target investment allocations due to prevailing market conditions. We regularly review our actual investment allocations and periodically rebalance our investments.
The expected return on plan assets is based on our investment strategy and our expectations for long-term rates of return by asset class, taking into account volatility and correlation among asset classes and our historical experience. We also review current levels of interest rates and inflation to assess the reasonableness of the long-term rates. We evaluate our expected return assumptions annually to ensure that they are reasonable. To calculate the expected return on plan assets, our market-related value of assets for fixed income is the actual fair value. For all other asset categories, such as equity securities, we use a method that recognizes investment gains or losses (the difference between the expected and actual return based on the market-related value of assets) over a five-year period. This has the effect of reducing year-to-year volatility.
Plan assets measured at fair value as of year-end 2024 and 2023 are categorized consistently by Level 1 (quoted prices in active markets for identical assets), Level 2 (significant other observable inputs) and Level 3 (significant unobservable inputs) in both years and are as follows:

	Fair Value Hierarchy Level	2024	2023
U.S. plan assets (a)(b)
Equity securities, including preferred stock (c)	1	$4,270	$4,698
Government securities (d)	2	1,538	1,812
Corporate bonds (d)	2	3,903	4,233
Mortgage-backed securities (d)	2	125	133
Contracts with insurance companies (e)	3	1	1
Cash and cash equivalents (f) (g)	1, 2	732	349
Sub-total U.S. plan assets		10,569	11,226
Real estate and other commingled funds measured at net asset value (h)		561	411
Securities lending payables, net of dividends and interest receivable (g)		(358)	87
Total U.S. plan assets		$10,772	$11,724
International plan assets
Equity securities (c)	1	$1,172	$1,175
Government securities (d)	2	932	1,207
Corporate bonds (d)	2	469	267
Fixed income commingled funds (i)	1	557	526
Contracts with insurance companies (e)	3	29	30
Cash and cash equivalents	1	128	143
Sub-total international plan assets		3,287	3,348
Real estate commingled funds measured at net asset value (h)		79	162
Dividends and interest receivable		31	18
Total international plan assets		$3,397	$3,528
(a)Includes $163 million and $183 million in 2024 and 2023, respectively, of retiree medical plan assets that are restricted for purposes of providing health benefits for U.S. retirees and their beneficiaries.
(b)Includes securities loaned to borrowers under the securities lending program with fair value of $630 million in 2024.
(c)Invested in U.S. and international common stock and commingled funds, and the preferred stock portfolio was invested in domestic and international corporate preferred stock investments. The common and preferred stock investments are based on quoted prices in active markets. The commingled funds are based on the published price of the fund and include one large-cap fund that represents 12% and 13% of total U.S. plan assets for 2024 and 2023, respectively.
(d)These investments are based on quoted bid prices for comparable securities in the marketplace and broker/dealer quotes in active markets. Corporate bonds of U.S.-based companies represent 31% of total U.S. plan assets for both 2024 and 2023.
(e)Based on the fair value of the contracts as determined by the insurance companies using inputs that are not observable. The changes in Level 3 amounts were not significant in the years ended December 28, 2024 and December 30, 2023.
(f)Includes Level 1 assets of $456 million and $3 million, and Level 2 assets of $276 million and $346 million for 2024 and 2023, respectively.
(g)Includes $447 million of cash collateral under the securities lending program offset by corresponding securities lending payable of the same amount. The net impact on the fair value of U.S. plan assets is zero.
(h)Includes investments in limited partnerships and private credit funds. These funds are based on the net asset value of the investments owned by these funds as determined by independent third parties using inputs that are not observable. The majority of the funds are redeemable quarterly subject to availability of cash and have notice periods ranging from 30 to 90 days.
(i)Based on the published price of the fund.

Retiree Medical Cost Trend Rates
The assumed health care cost trend rates for both 2025 and 2024 are as follows:

Average increase assumed	5%
Ultimate projected increase	4%
Year of ultimate projected increase	2046
Annually, we review external data and our historical experience to estimate assumed health care cost trend rates that impact our retiree medical plan obligation and expense, however the cap on our share of retiree medical costs limits the impact.
Savings Plan
Certain U.S. employees are eligible to participate in a 401(k) savings plan, which is a voluntary defined contribution plan. The plan is designed to help employees accumulate savings for retirement and we make Company matching contributions for certain employees on a portion of employee contributions based on years of service.
Certain U.S. employees, who are either not eligible to participate in a defined benefit pension plan or whose benefit is capped, are also eligible to receive an employer contribution based on either years of service or age and years of service regardless of employee contribution.
In 2024, 2023 and 2022, our total Company contributions were $411 million, $356 million and $283 million, respectively.
Note 8 — Debt Obligations
The following table summarizes our debt obligations:

	2024(a)	2023(a)
Short-term debt obligations (b)
Current maturities of long-term debt	$4,004	$3,924
Commercial paper (4.5% and 5.5%)	2,818	2,286
Other borrowings (8.6% and 7.8%)	260	300
	$7,082	$6,510
Long-term debt obligations (b)
Notes due 2024 (3.0%)	$—	$3,919
Notes due 2025 (3.2% and 3.2%)	3,999	3,994
Notes due 2026 (3.7% and 3.7%)	3,941	3,961
Notes due 2027 (3.1% and 2.4%)	3,370	2,544
Notes due 2028 (2.1% and 2.1%)	3,240	3,323
Notes due 2029 (4.6% and 4.0%)	3,239	1,925
Notes due 2030-2060 (3.2% and 2.9%)	23,400	21,800
Other, due 2024-2033 (5.7% and 3.6%)	39	53
	41,228	41,519
Less: current maturities of long-term debt obligations	4,004	3,924
Total	$37,224	$37,595
(a)Amounts are shown net of unamortized net discounts of $267 million and $225 million for 2024 and 2023, respectively.
(b)The interest rates presented reflect weighted-average effective interest rates at year-end. Certain of our fixed rate indebtedness have been swapped to floating rates through the use of interest rate derivative instruments. See Note 9 for further information regarding our interest rate swap contracts.

As of December 28, 2024 and December 30, 2023, our international debt of $325 million and $279 million, respectively, was related to borrowings from external parties, including various lines of credit. These lines of credit are subject to normal banking terms and conditions and are fully committed at least to the extent of our borrowings.
In 2024, we issued the following senior notes:

Interest Rate	Maturity Date	Principal Amount(a)
Floating rate	February 2027	$300	(b)
4.650%	February 2027	$550	(b)
4.550%	February 2029	$450	(b)
4.700%	February 2034	$450	(b)
4.500%	July 2029	$850
4.800%	July 2034	$650
5.250%	July 2054	$750
(a)Excludes debt issuance costs, discounts and premiums.
(b)Issued through our wholly-owned consolidated finance subsidiary, PepsiCo Singapore Financing I Pte. Ltd., which has no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the notes and any other notes that may be issued in the future. The notes are fully and unconditionally guaranteed by PepsiCo, Inc. on a senior unsecured basis and may be assumed at any time by PepsiCo, Inc. as the primary and sole obligor.
The net proceeds from the issuances of the above notes were used for general corporate purposes, including the repayment of commercial paper.
In 2024, we entered into a new five-year unsecured revolving credit agreement (Five-Year Credit Agreement), which expires on May 24, 2029. The Five-Year Credit Agreement enables us and our borrowing subsidiaries to borrow up to $5.0 billion in U.S. dollars and/or euros, including a $0.75 billion swing line subfacility for euro-denominated borrowings permitted to be borrowed on a same-day basis, subject to customary terms and conditions. We may request that commitments under this agreement be increased up to $5.75 billion (or the equivalent amount in euros). Additionally, we may, up to two times during the term of the 2024 Five-Year Credit Agreement, request renewal of the agreement for an additional one-year period. The Five-Year Credit Agreement replaced our $4.2 billion five-year credit agreement, dated as of May 26, 2023.
Also in 2024, we entered into a new 364-day unsecured revolving credit agreement (364-Day Credit Agreement), which expires on May 23, 2025. The 364-Day Credit Agreement enables us and our borrowing subsidiaries to borrow up to $5.0 billion in U.S. dollars and/or euros, subject to customary terms and conditions. We may request that commitments under this agreement be increased up to $5.75 billion (or the equivalent amount in euros). We may request renewal of this facility for an additional 364-day period or convert any amounts outstanding into a term loan for a period of up to one year, which term loan would mature no later than the anniversary of the then effective termination date. The 364-Day Credit Agreement replaced our $4.2 billion 364-day credit agreement, dated as of May 26, 2023.
Funds borrowed under the Five-Year Credit Agreement and the 364-Day Credit Agreement may be used for general corporate purposes. Subject to certain conditions, we may borrow, prepay and reborrow amounts under these agreements. As of December 28, 2024, there were no outstanding borrowings under the Five-Year Credit Agreement or the 364-Day Credit Agreement.
In 2023, we discharged via legal defeasance $94 million outstanding principal amount of certain notes originally issued by our subsidiary, The Quaker Oats Company, following the deposit of $102 million of U.S. government securities with the Bank of New York Mellon, as trustee, in the fourth quarter of 2022.
In 2022, we paid $750 million to redeem all $750 million outstanding principal amount of our 2.25% senior notes due May 2022, we paid $800 million to redeem all $800 million outstanding principal amount of our 3.10% senior notes due July 2022 and we paid $154 million to redeem all $133 million outstanding principal amount of our subsidiary, Pepsi-Cola Metropolitan Bottling Company, Inc.’s 7.00% senior notes due March 2029 and 5.50% notes due May 2035.
Note 9 — Financial Instruments
Derivatives and Hedging
We are exposed to market risks arising from adverse changes in:
•commodity prices, affecting the cost of our raw materials and energy;
•foreign exchange rates and currency restrictions; and
•interest rates.
In the normal course of business, we manage commodity price, foreign exchange and interest rate risks through a variety of strategies, including productivity initiatives, global purchasing programs and hedging. Ongoing productivity initiatives involve the identification and effective implementation of meaningful cost-saving opportunities or efficiencies, including the use of derivatives. We do not use derivative instruments for trading or speculative purposes. Our global purchasing programs include fixed-price contracts and purchase orders and pricing agreements.
Our hedging strategies include the use of derivatives and non-derivative debt instruments. Certain derivatives are designated as either cash flow, fair value or net investment hedges and qualify for hedge accounting treatment, while others do not qualify and are marked to market through earnings. The accounting for qualifying hedges allows changes in a hedging instrument’s fair value to offset corresponding changes in the hedged item in the same reporting period that the hedged item impacts earnings. Gains or losses on derivatives designated as cash flow and net investment hedges are recorded in accumulated other comprehensive loss within common shareholders’ equity and reclassified to our income statement when the hedged transaction affects earnings for cash flow hedges and when the hedged foreign operation is either sold or substantially liquidated for net investment hedges. If it becomes probable that the hedged transaction will not occur, we immediately recognize the related hedging gains or losses in earnings; there were no such gains or losses reclassified during the year ended December 28, 2024.
Cash flows from derivatives used to manage commodity price, foreign exchange or interest rate risks are classified as operating activities in the cash flow statement. We classify both the earnings and cash flow impact from these derivatives consistent with the underlying hedged item. Cash flows associated with the settlement of derivative instruments designated as net investment hedges of foreign operations are classified within investing activities.
Credit Risk
We perform assessments of our counterparty credit risk regularly, including reviewing netting agreements, if any, and a review of credit ratings, credit default swap rates and potential nonperformance of the counterparty. Based on our most recent assessment of our counterparty credit risk, we consider this risk to be low. In addition, we enter into derivative contracts with a variety of financial institutions that we believe are creditworthy in order to reduce our concentration of credit risk.
Certain of our agreements with our counterparties require us to post full collateral on derivative instruments in a net liability position if our credit rating is at A2 (Moody’s Investors Service, Inc.) or A (S&P Global Ratings) and we have been placed on credit watch for possible downgrade or if our credit rating falls below either of these levels. The fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position as of December 28, 2024 was $208 million. We have posted no collateral under these contracts and no credit-risk-related contingent features were triggered as of December 28, 2024.

Commodity Prices
We are subject to commodity price risk because our ability to recover increased costs through higher pricing may be limited in the competitive environment in which we operate. This risk is managed through the use of fixed-price contracts and purchase orders, pricing agreements and derivative instruments, which primarily include swaps and futures. In addition, risk to our supply of certain raw materials is mitigated through purchases from multiple geographies and suppliers. We use derivatives, with terms of no more than two years, to hedge price fluctuations related to a portion of our anticipated commodity purchases, primarily for agricultural products, metals, and energy. Derivatives used to hedge commodity price risk that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in segment results when the segments recognize the cost of the underlying commodity in operating profit.
Interest Rates
We centrally manage our debt and investment portfolios considering investment opportunities and risks, tax consequences and overall financing strategies. We use various interest rate derivative instruments including, but not limited to, interest rate swaps, cross-currency interest rate swaps, Treasury locks and swap locks to manage our overall interest expense. These instruments effectively change the interest rate of specific debt issuances. Certain of our fixed rate indebtedness have been swapped to floating rates. The notional amount, interest payment and maturity date of our interest rate swap contracts match the principal, interest payment and maturity date of the related debt, and they have terms of no more than six years. Our Treasury locks and swap locks are entered into to protect against unfavorable interest rate changes relating to forecasted debt transactions.
As of December 28, 2024, approximately 13% of total debt was subject to variable rates, after the impact of the related interest rate swap contracts, compared to approximately 9% as of December 30, 2023.
Foreign Exchange
We are exposed to foreign exchange risks in the international markets in which our products are made, manufactured, distributed or sold. Additionally, we are exposed to foreign exchange risk from foreign currency purchases and foreign currency assets and liabilities created in the normal course of business. We manage this risk through sourcing purchases from local suppliers, negotiating contracts in local currencies with foreign suppliers and through the use of derivatives including, but not limited to, forward contracts and cross-currency interest rate swap contracts. Exchange rate gains or losses related to foreign currency transactions are recognized as transaction gains or losses on our income statement as incurred. The forward contracts and cross-currency interest rate swap contracts have terms of no more than two years and twelve years, respectively. The notional amount, interest payment and maturity date of our cross-currency interest rate swap contracts match the principal, interest payment and maturity date of the related foreign currency debt. For foreign currency derivatives that do not qualify for hedge accounting treatment, gains and losses were offset by changes in the underlying hedged items, resulting in no material net impact on earnings.
Net Investment Hedges
We are exposed to foreign exchange risk from net investments in our foreign operations. We manage this risk for certain of our foreign operations by utilizing derivative and non-derivative instruments, including cross-currency interest rate swaps and foreign currency denominated debt designated as net investment hedges.

In 2024, we entered into cross-currency interest rate swaps with a total notional amount of $500 million for Chinese renminbi and maturity dates ranging from November 2025 to November 2029. The cross-currency interest rate swaps are designated as net investment hedges to hedge the net assets of certain foreign operations with Chinese renminbi functional currency.
We use the spot method to assess hedge effectiveness for our net investment hedges. Excluded components in the form of interest accruals on cross-currency interest rate swaps are recorded in net interest expense and other.
The notional amounts of our financial instruments used to hedge the above risks as of December 28, 2024 and December 30, 2023 are as follows:

	Notional Amounts(a)
	2024	2023
Commodity contracts	$1.4	$1.7
Interest rate swap contracts	$2.0	$—
Foreign exchange contracts	$3.1	$3.8
Cross-currency contracts	$1.2	$1.3
Non-derivative debt instruments	$2.9	$3.0
(a)In billions.
Debt Securities
Held-to-Maturity
Investments in debt securities that we have the positive intent and ability to hold until maturity are classified as held-to-maturity. Highly liquid debt securities with original maturities of three months or less are recorded as cash equivalents. Our held-to-maturity debt securities consist of commercial paper. As of December 28, 2024, we have no investments in held-to-maturity debt securities. As of December 30, 2023, we had $309 million investments in commercial paper recorded in cash and cash equivalents. Held-to-maturity debt securities are recorded at amortized cost, which approximates fair value, and realized gains or losses are reported in earnings. As of December 30, 2023, gross unrecognized gains and losses and the allowance for expected credit losses were not material.
Available-for-Sale
Investments in available-for-sale debt securities are reported at fair value. Changes in the fair value of available-for-sale debt securities are generally recognized in accumulated other comprehensive loss within common shareholders’ equity. Changes in the fair value of available-for-sale debt securities impact earnings only when such securities are sold, or an allowance for expected credit losses or impairment is recognized. We regularly evaluate our investment portfolio for expected credit losses and impairment. In making this judgment, we evaluate, among other things, the extent to which the fair value of a debt security is less than its amortized cost; the financial condition of the issuer, including the credit quality, and any changes thereto; and our intent to sell, or whether we will more likely than not be required to sell, the debt security before recovery of its amortized cost basis. Our assessment of whether a debt security has a credit loss or is impaired could change in the future due to new developments or changes in assumptions related to any particular debt security.
In 2022, we entered into an agreement with Celsius Holdings, Inc. (Celsius) to distribute Celsius energy drinks in the United States and invested $550 million in Series A convertible preferred shares issued by Celsius, which included certain conversion and redemption features. The preferred shares automatically convert into Celsius common shares after six years if certain market-based conditions are met, or can be redeemed after seven years. Shares underlying the transaction were priced at $75 per share, and the preferred shares are entitled to a 5% annual dividend, payable either in cash or in-kind. Given our redemption right, we classified our investment in the convertible preferred stock as an available-for-sale debt security. As of December 31, 2022, the fair value of this investment was classified as Level 2, based primarily on the transaction price. There were no unrealized gains and losses on our investment in the year ended December 31, 2022. In the year ended December 30, 2023, we transferred $558 million from Level 2 to Level 3 as unobservable inputs to the fair value became more significant and subsequently recorded an unrealized gain of $612 million in other comprehensive income and a decrease in the investment of $14 million due to cash dividends received. In the year ended December 28, 2024, we recorded an unrealized loss of $350 million in other comprehensive income and a decrease in the investment of $21 million due to cash dividends received.
In addition, during the year ended December 28, 2024, we transferred $184 million of other available-for-sale debt securities from Level 2 to Level 3, as unobservable inputs to the fair value became more significant, and subsequently recorded an unrealized gain of $72 million in other comprehensive income.
There were no impairment charges related to our investments in available-for-sale debt securities in the years ended December 28, 2024, December 30, 2023 and December 31, 2022. There were net unrealized gains of $334 million and $612 million as of December 28, 2024 and December 30, 2023, respectively, associated with our available-for-sale debt securities.
TBG Investment
In the first quarter of 2022, we sold our Tropicana, Naked and other select juice brands to PAI Partners, while retaining a 39% noncontrolling interest in TBG, operating across North America and Europe. We have significant influence over our investment in TBG and account for our investment under the equity method, recognizing our proportionate share of TBG’s earnings on our income statement (recorded in selling, general and administrative expenses). See Note 13 for further information.
In 2023, we recorded our proportionate share of TBG’s earnings, which included an impairment of TBG’s indefinite-lived intangible assets, and recorded an other-than-temporary impairment of our investment, both of which resulted in pre-tax impairment charges of $321 million ($243 million after-tax or $0.18 per share), recorded in selling, general and administrative expenses in our PBNA segment. We estimated the fair value of our ownership in TBG using discounted cash flows and an option pricing model related to our liquidation preference in TBG, which we categorized as Level 3 in the fair value hierarchy.
In 2024, after identifying several indicators of impairment such as worsening operating losses and liquidity position, we quantitatively assessed our investment in TBG for impairment and, consequently, recorded an other-than-temporary impairment of our remaining investment, resulting in pre-tax impairment charges of $498 million ($416 million after-tax or $0.30 per share), with $409 million in our PBNA segment and $89 million in our EMEA segment, recorded in selling, general and administrative expenses. We estimated the fair value of our ownership in TBG using discounted cash flows. We also recorded an allowance for expected credit losses in selling, general and administrative expenses in 2024, primarily related to outstanding receivables associated with the Juice Transaction; see Note 1 for further information.

Recurring Fair Value Measurements
The fair values of our financial assets and liabilities as of December 28, 2024 and December 30, 2023 are categorized as follows:

		2024		2023
	Fair Value Hierarchy Levels(a)	Assets(a)	Liabilities(a)	Assets(a)	Liabilities(a)
Available-for-sale debt securities (b)	3, 2	$1,041	$—	$1,334	$—
Index funds (c)	1	$336	$—	$292	$—
Prepaid forward contracts (d)	2	$15	$—	$13	$—
Deferred compensation (e)	2	$—	$503	$—	$477
Derivatives designated as fair value hedging instruments:
Interest rate swap contracts (f)	2	$—	$46	$—	$—

Derivatives designated as cash flow hedging instruments:
Foreign exchange contracts (g)	2	$55	$3	$3	$31
Cross-currency contracts (g)	2	—	165	5	135
Commodity contracts (h)	2	27	6	10	24
		$82	$174	$18	$190
Derivatives designated as net investment hedging instruments:
Cross-currency contracts (g)	2	$1	$4	$—	$—

Derivatives not designated as hedging instruments:
Foreign exchange contracts (g)	2	$28	$12	$33	$38
Commodity contracts (h)	2	3	10	5	13
		$31	$22	$38	$51
Total derivatives at fair value (i)		$114	$246	$56	$241
Total		$1,506	$749	$1,695	$718
(a)Fair value hierarchy levels are defined in Note 7. Unless otherwise noted, financial assets are classified on our balance sheet within prepaid expenses and other current assets and other assets. Financial liabilities are classified on our balance sheet within accounts payable and other current liabilities and other liabilities.
(b)Classified as other assets. Includes Level 3 assets of $1,041 million as of December 28, 2024, and Level 2 assets of $178 million and Level 3 assets of $1,156 million as of December 30, 2023. The fair value of our Level 3 investment in Celsius is estimated using probability-weighted discounted future cash flows based on a Monte Carlo simulation using significant unobservable inputs such as an 80% probability that a certain market-based condition will be met and an average estimated discount rate of 7.3% and 8.1% as of December 28, 2024 and December 30, 2023, respectively, based on Celsius’ estimated synthetic credit rating. The fair value of the other Level 3 investment is estimated using a lattice model primarily based on the underlying stock price, volatility and certain significant unobservable inputs, such as a discount rate of 8.3% as of December 28, 2024, based upon an estimated synthetic credit rating. An increase in the probability that certain market-based conditions will be met or a decrease in the discount rate would result in a higher fair value measurement, while a decrease in the probability that certain market-based conditions will be met or an increase in the discount rate would result in a lower fair value measurement. The fair value of our Level 2 investment as of December 30, 2023 approximates the transaction price and any accrued returns, as well as the amortized cost.
(c)Based on the price of index funds. These investments are classified as short-term investments and are used to manage a portion of market risk arising from our deferred compensation liability.
(d)Based primarily on the price of our common stock.
(e)Based on the fair value of investments corresponding to employees’ investment elections.
(f)Based on Secured Overnight Financing Rate forward rates. As of December 28, 2024, the carrying amount of hedged fixed-rate debt was $1.9 billion, which was classified on the balance sheet within long-term debt obligations.

(g)Based on recently reported market transactions of spot and forward rates.
(h)Primarily based on recently reported market transactions of swap arrangements.
(i)Derivative assets and liabilities are presented on a gross basis on our balance sheet. Amounts subject to enforceable master netting arrangements or similar agreements which are not offset on our balance sheet as of December 28, 2024 and December 30, 2023 were not material. Collateral received or posted against our asset or liability positions was not material. Exchange-traded commodity futures are cash-settled on a daily basis and, therefore, not included in the table.
The carrying amounts of our cash and cash equivalents and short-term investments recorded at amortized cost approximate fair value (classified as Level 2 in the fair value hierarchy) due to their short-term maturity. The fair value of our debt obligations as of December 28, 2024 and December 30, 2023 was $40 billion and $41 billion, respectively, based upon prices of identical or similar instruments in the marketplace, which are considered Level 2 inputs.
Losses/(gains) on our fair value hedges are categorized as follows:

	Losses/(Gains) Recognized in Income Statement(a)
	2024	2023
Interest rate swap contracts	$46	$—
(a)Interest rate derivative losses/(gains) are included in net interest expense and other. These losses/(gains) are substantially offset by decreases/increases in the value of the underlying debt, which are also included in net interest expense and other.
Losses/(gains) on our cash flow hedges are categorized as follows:

	Losses/(Gains) Recognized in Accumulated Other Comprehensive Loss		Losses/(Gains) Reclassified from Accumulated Other Comprehensive Loss into Income Statement(a)
	2024	2023	2024	2023
Foreign exchange contracts	$(101)	$93	$(6)	$61
Cross-currency contracts	46	(34)	48	(31)
Commodity contracts	57	149	123	125
Total	$2	$208	$165	$155
(a)Foreign exchange derivative losses/(gains) are included in net revenue and cost of sales. Cross-currency interest rate swap derivative losses/(gains) are included in selling, general and administrative expenses. Commodity derivative losses/(gains) are included in either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. See Note 11 for further information.
Losses/(gains) on our net investment hedges are categorized as follows:

	Losses/(Gains) Recognized in Accumulated Other Comprehensive Loss		Losses/(Gains) Recognized in Income Statement(a)
	2024	2023	2024	2023
Non-derivative debt instruments	$(133)	$122	$—	$—
Cross-currency contracts	3	—	(5)	—
Total	$(130)	$122	$(5)	$—
(a)Amount excluded from the assessment of effectiveness recognized in earnings associated with cross-currency interest rate swaps.

Based on current market conditions, we expect to reclassify net gains of $45 million related to our cash flow hedges from accumulated other comprehensive loss within common shareholders’ equity into net income during the next 12 months.
Losses/(gains) recognized in the income statement related to our non-designated hedges are categorized as follows:

	2024			2023
	Cost of sales	Selling, general and administrative expenses	Total	Cost of sales	Selling, general and administrative expenses	Total
Foreign exchange contracts	$1	$2	$3	$(1)	$41	$40
Commodity contracts	2	8	10	39	33	72
Total	$3	$10	$13	$38	$74	$112
Note 10 — Net Income Attributable to PepsiCo per Common Share
The computations of basic and diluted net income attributable to PepsiCo per common share are as follows:

	2024		2023		2022
	Income	Shares(a)	Income	Shares(a)	Income	Shares(a)
Basic net income attributable to PepsiCo per common share	$6.97		$6.59		$6.45
Net income available for PepsiCo common shareholders	$9,578	1,373	$9,074	1,376	$8,910	1,380
Dilutive securities:
Stock options, RSUs, PSUs and other (b)	—	5	—	7	—	7
Diluted	$9,578	1,378	$9,074	1,383	$8,910	1,387
Diluted net income attributable to PepsiCo per common share	$6.95		$6.56		$6.42
(a)Weighted-average common shares outstanding (in millions).
(b)The dilutive effect of these securities is calculated using the treasury stock method.
The weighted-average amount of antidilutive securities excluded from the calculation of diluted earnings per common share was 4 million, 3 million and immaterial for the years ended December 28, 2024, December 30, 2023 and December 31, 2022, respectively.

Note 11 — Accumulated Other Comprehensive Loss Attributable to PepsiCo
The changes in the balances of each component of accumulated other comprehensive loss attributable to PepsiCo are as follows:

	Currency Translation Adjustment	Cash Flow Hedges	Pension and Retiree Medical	Available-for-Sale Debt Securities and Other(a)	Accumulated Other Comprehensive Loss Attributable to PepsiCo
Balance as of December 25, 2021 (b)	$(12,309)	$159	$(2,750)	$2	$(14,898)
Other comprehensive (loss)/income before reclassifications (c)	(603)	(78)	48	8	(625)
Amounts reclassified from accumulated other comprehensive loss	—	(129)	440	—	311
Net other comprehensive (loss)/income	(603)	(207)	488	8	(314)
Tax amounts	(36)	49	(99)	(4)	(90)
Balance as of December 31, 2022 (b)	(12,948)	1	(2,361)	6	(15,302)
Other comprehensive (loss)/income before reclassifications (d)	(442)	(188)	(493)	608	(515)
Amounts reclassified from accumulated other comprehensive loss	108	146	37	—	291
Net other comprehensive (loss)/income	(334)	(42)	(456)	608	(224)
Tax amounts	27	10	98	(143)	(8)
Balance as of December 30, 2023 (b)	(13,255)	(31)	(2,719)	471	(15,534)
Other comprehensive loss before reclassifications (e)	(1,965)	(6)	(280)	(306)	(2,557)
Amounts reclassified from accumulated other comprehensive loss	—	158	285	—	443
Net other comprehensive (loss)/income	(1,965)	152	5	(306)	(2,114)
Tax amounts	3	(39)	—	72	36
Balance as of December 28, 2024 (b)	$(15,217)	$82	$(2,714)	$237	$(17,612)
(a)The movements primarily represent fair value changes in available-for-sale debt securities, including our investment in Celsius convertible preferred stock. See Note 9 for further information.
(b)Pension and retiree medical amounts are net of taxes of $1,283 million as of December 25, 2021, $1,184 million as of December 31, 2022 and $1,282 million as of both December 30, 2023 and December 28, 2024.
(c)Currency translation adjustment primarily reflects depreciation of the Egyptian pound and British pound sterling.
(d)Currency translation adjustment primarily reflects depreciation of the Russian ruble and South African rand, partially offset by appreciation of the Mexican peso.
(e)Currency translation adjustment primarily reflects depreciation of the Mexican peso and Russian ruble.

The following table summarizes the reclassifications from accumulated other comprehensive loss to the income statement:

	Amount Reclassified from Accumulated Other Comprehensive Loss			Affected Line Item in the Income Statement
	2024	2023	2022
Currency translation:
Divestitures	$—	$108	$—	Selling, general and administrative expenses

Cash flow hedges:
Foreign exchange contracts	$(1)	$(3)	$(11)	Net revenue
Foreign exchange contracts	(5)	64	(10)	Cost of sales
Cross-currency contracts	48	(31)	159	Selling, general and administrative expenses
Interest rate swap contracts	(7)	(9)	—	Selling, general and administrative expenses
Commodity contracts	122	126	(252)	Cost of sales
Commodity contracts	1	(1)	(15)	Selling, general and administrative expenses
Net losses/(gains) before tax	158	146	(129)
Tax amounts	(37)	(39)	23
Net losses/(gains) after tax	$121	$107	$(106)

Pension and retiree medical items:
Amortization of net prior service credit	$(31)	$(33)	$(37)	Other pension and retiree medical benefits (expense)/income
Amortization of net losses	73	56	164	Other pension and retiree medical benefits (expense)/income
Settlement/curtailment losses	243	14	313	Other pension and retiree medical benefits (expense)/income
Net losses before tax	285	37	440
Tax amounts	(62)	(7)	(80)
Net losses after tax	$223	$30	$360

Total net losses reclassified for the year, net of tax	$344	$245	$254
Note 12 — Leases
Lessee
We determine whether an arrangement is a lease at inception. We have operating leases for plants, warehouses, distribution centers, storage facilities, offices and other facilities, as well as machinery and equipment, including fleet. Our leases generally have remaining lease terms of up to 20 years, some of which include options to extend the lease term for up to five years and some of which include options to terminate the lease within one year. We consider these options in determining the lease term used to establish our right-of-use assets and lease liabilities. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.
We have lease agreements that contain both lease and non-lease components. For real estate leases, we account for lease components together with non-lease components (e.g., common-area maintenance).

Components of lease cost are as follows:

	2024	2023	2022
Operating lease cost (a)	$788	$666	$585
Variable lease cost (b)	$165	$146	$115
Short-term lease cost (c)	$566	$582	$510
(a)Includes right-of-use asset amortization of $655 million, $570 million, and $517 million in 2024, 2023, and 2022, respectively.
(b)Primarily related to adjustments for inflation, common-area maintenance and property tax.
(c)Not recorded on our balance sheet.
In 2024, 2023 and 2022, we recognized gains of $118 million, $52 million and $175 million, respectively, on sale-leaseback transactions with terms generally under five years.
Supplemental cash flow information and non-cash activity related to our operating leases are as follows:

	2024	2023	2022
Operating cash flow information:
Cash paid for amounts included in the measurement of lease liabilities	$775	$655	$573
Non-cash activity:
Right-of-use assets obtained in exchange for lease obligations	$1,218	$1,088	$871
Supplemental balance sheet information related to our operating leases is as follows:

	Balance Sheet Classification	2024	2023
Right-of-use assets	Other assets	$3,383	$2,905
Current lease liabilities	Accounts payable and other current liabilities	$642	$556
Non-current lease liabilities	Other liabilities	$2,803	$2,400
Weighted-average remaining lease term and discount rate for our operating leases are as follows:

	2024	2023	2022
Weighted-average remaining lease term	7 years	7 years	7 years
Weighted-average discount rate	4%	4%	3%
Maturities of lease liabilities by year for our operating leases are as follows:

2025	$770
2026	680
2027	579
2028	478
2029	377
2030 and beyond	1,129
Total lease payments	4,013
Less: Imputed interest	568
Present value of lease liabilities	$3,445
Finance leases were not material as of December 28, 2024, December 30, 2023 and December 31, 2022.
Lessor
We have various arrangements for certain foodservice and vending equipment under which we are the lessor. These leases meet the criteria for operating lease classification. Lease income associated with these leases is not material.

Note 13 — Acquisitions and Divestitures
Acquisition of remaining ownership in Sabra
On December 3, 2024, we acquired the Strauss Group’s 50% ownership in Sabra for total consideration of $241 million in cash, resulting in Sabra becoming a wholly-owned subsidiary. Upon consolidation, we recognized a pre-tax gain of $122 million ($92 million after-tax or $0.07 per share) in our PFNA segment, recorded in selling, general and administrative expenses, related to the remeasurement of our previously held 50% equity ownership in Sabra at fair value using a combination of the transaction price, net of a control premium, and discounted cash flows.
We accounted for the acquisition as a business combination in the fourth quarter of 2024. We recognized and measured the identifiable assets acquired and liabilities assumed at their estimated fair values on the date of acquisition, in our PFNA segment. The preliminary estimates of the fair value of the identifiable assets acquired and liabilities assumed in this transaction as of the acquisition date primarily include goodwill and other intangible assets of $0.3 billion and property, plant and equipment of $0.1 billion. The preliminary estimates of the fair value of identifiable assets acquired and liabilities assumed are subject to revision, which may result in adjustments to the preliminary values discussed above as valuations are finalized. We expect to finalize these amounts as soon as possible, but no later than the fourth quarter of 2025.
Acquisition of Garza Food Ventures LLC (Siete)
On January 17, 2025, we acquired all of the outstanding equity interest in Siete, a Mexican-American foods business, in a transaction valued at approximately $1.2 billion. The total consideration transferred was approximately $1.2 billion in cash. The purchase price will be adjusted for net working capital and net debt amounts as of the acquisition date.
We will account for the transaction as a business combination in the first quarter of 2025. We will recognize and measure the identifiable assets acquired and liabilities assumed at their estimated fair values on the date of acquisition. The identifiable assets acquired and liabilities assumed in Siete as of the acquisition date, which primarily include goodwill and other intangible assets, will be based on preliminary estimates that are subject to revisions and may result in adjustments to the preliminary values as valuations are finalized. We expect to finalize these amounts as soon as possible, but no later than the first quarter of 2026.
Juice Transaction
In the first quarter of 2022, we sold our Tropicana, Naked and other select juice brands to PAI Partners for approximately $3.5 billion in cash, subject to purchase price adjustments, and a 39% noncontrolling interest in TBG, operating across North America and Europe. The North America portion of the transaction was completed on January 24, 2022 and the Europe portion of the transaction was completed on February 1, 2022. In the United States, PepsiCo acts as the exclusive distributor for TBG’s portfolio of brands for small-format and foodservice customers with chilled DSD. We have significant influence over our investment in TBG and account for our investment under the equity method, recognizing our proportionate share of TBG’s earnings on our income statement (recorded in selling, general and administrative expenses).
As a result of this transaction, in the year ended December 31, 2022, we recorded a gain in our PBNA and EMEA segments (see detailed income statement activity below), including $520 million related to the remeasurement of our 39% ownership in TBG at fair value using a combination of the transaction price, discounted cash flows and an option pricing model related to our liquidation preference in TBG. In the fourth quarter of 2022, we reached an agreement on final purchase price adjustments for net working capital and net debt amounts as of the transaction close date compared to targeted amounts set forth in the purchase agreement.
A summary of income statement activity related to the Juice Transaction for the year ended December 31, 2022 is as follows:

	PBNA	EMEA	Corporate	Total PepsiCo	Provision for income taxes(a)	Net income attributable to PepsiCo	Impact on net income attributable to PepsiCo per common share
Gain associated with the Juice Transaction	$(3,029)	$(292)	$—	$(3,321)	$433	$(2,888)	$2.08
Acquisition and divestiture-related charges	51	14	6	71	(13)	58	(0.04)
Operating profit	$(2,978)	$(278)	$6	(3,250)	420	(2,830)	2.04
Other pension and retiree medical benefits income (b)				(10)	3	(7)	0.01
Total Juice Transaction				$(3,260)	$423	$(2,837)	$2.04	(c)
(a)Includes $186 million of deferred tax expense related to the recognition of our investment in TBG.
(b)Includes $16 million curtailment gain, partially offset by $6 million special termination benefits.
(c)Does not sum due to rounding.
In connection with the sale, we entered into a transition services agreement with PAI Partners, under which we provide certain services to TBG to help facilitate an orderly transition of the business following the sale. In return for these services, TBG is required to pay certain agreed upon fees to reimburse us for our costs without markup.
The Juice Transaction did not meet the criteria to be classified as discontinued operations.
In the years ended December 28, 2024 and December 30, 2023, we recognized impairment and other charges related to our TBG investment. See Notes 1 and 9 for further information.
Acquisition and Divestiture-Related Charges
Acquisition and divestiture-related charges primarily include transaction expenses, such as consulting, advisory and other professional fees, and merger and integration charges. Merger and integration charges include employee-related costs, contract termination costs, closing costs and other integration costs.
A summary of our acquisition and divestiture-related charges is as follows:

	2024	2023	2022
PFNA	$9	$—	$—
PBNA	8	16	51
EMEA(a)	—	(2)	14
Asia Pacific Foods	5	2	3
Corporate	—	25	6
Total (b)	22	41	74
Other pension and retiree medical benefits expense	—	—	6
Total acquisition and divestiture-related charges	$22	$41	$80
After-tax amount	$18	$23	$66
Impact on net income attributable to PepsiCo per common share	$(0.01)	$(0.02)	$(0.05)
(a)Income amount represents adjustments for changes in estimates of previously recorded amounts.
(b)Recorded in selling, general and administrative expenses.

Note 14 — Supply Chain Financing Arrangements
As part of our evolving market practices, we work with our suppliers to optimize our terms and conditions, which include the extension of payment terms. Our current payment terms with a majority of our suppliers generally range from 60 to 90 days, which we deem to be commercially reasonable. We will continue to monitor economic conditions and market practice working with our suppliers to adjust as necessary. We also maintain voluntary supply chain finance agreements with several participating global financial institutions. Under these agreements, our suppliers, at their sole discretion, may elect to sell their accounts receivable with PepsiCo to these participating global financial institutions. Supplier participation in these financing arrangements is voluntary. Our suppliers negotiate their financing agreements directly with the respective global financial institutions and we are not a party to these agreements. These financing arrangements allow participating suppliers to leverage PepsiCo’s creditworthiness in establishing credit spreads and associated costs, which generally provides our suppliers with more favorable terms than they would be able to secure on their own. Neither PepsiCo nor any of its subsidiaries provide any guarantees to any third party in connection with these financing arrangements. We have no economic interest in our suppliers’ decision to participate in these agreements. Our obligations to our suppliers, including amounts due and scheduled payment terms, are not impacted. All outstanding amounts related to suppliers participating in such financing arrangements are recorded within accounts payable and other current liabilities in our consolidated balance sheet.
A summary of our outstanding obligations confirmed as valid under the supplier finance program for the year ended December 28, 2024 is as follows:

2024
Confirmed obligations outstanding at beginning of year	$1,655
Invoices confirmed	6,552
Confirmed invoices paid	(6,636)
Translation and other	(93)
Confirmed obligations outstanding at end of year	$1,478

Note 15 — Supplemental Financial Information
Balance Sheet

		2024	2023	2022
Accounts and notes receivable
Trade receivables		$8,487	$8,675
Other receivables		2,202	2,315
Total		10,689	10,990
Allowance, beginning of year		175	150	$147
Net amounts charged to expense (a)		228	55	21
Deductions		(36)	(26)	(12)
Translation and other		(11)	(4)	(6)
Allowance, end of year		356	175	$150
Accounts and notes receivable, net		$10,333	$10,815

Property, plant and equipment, net	Average Useful Life (Years)
Land		$1,136	$1,159
Buildings and improvements	15 - 44	11,938	11,579
Machinery and equipment, including fleet and software	5 - 15	36,990	36,006
Construction in progress		5,941	5,695
		56,005	54,439
Accumulated depreciation		(27,997)	(27,400)
Property, plant and equipment, net		$28,008	$27,039
Depreciation expense		$2,945	$2,714	$2,523

Other assets
Noncurrent notes and accounts receivable		$111	$200
Deferred marketplace spending		100	103
Pension plans (b)		1,190	1,057
Right-of-use assets (c)		3,383	2,905
Other investments (d)		1,346	1,616
Other		821	780
Total		$6,951	$6,661

Accounts payable and other current liabilities
Accounts payable (e)		$10,997	$11,635
Accrued marketplace spending		3,458	3,523
Accrued compensation and benefits		2,256	2,687
Dividends payable		1,885	1,767
Current lease liabilities		642	556
Other current liabilities		5,216	4,969
Total		$24,454	$25,137
(a)Increase primarily reflects an allowance for expected credit losses related to outstanding receivables from TBG associated with the Juice Transaction; see Note 1 for further information.
(b)See Note 7 for further information.
(c)See Note 12 for further information.
(d)Includes our investment in Celsius convertible preferred stock. See Note 9 for further information.
(e)Primarily reflects a decrease in capital expenditure payables, currency translation adjustments, as well as timing of payments.

Statement of Cash Flows

	2024	2023	2022
Interest paid (a)	$1,585	$1,401	$1,043
Income taxes paid, net of refunds (b)	$3,064	$2,532	$2,766
(a)2022 excludes the premiums paid in accordance with certain debt transactions. See Note 8 for further information.
(b)Includes tax payments of $579 million in 2024, and $309 million in each of 2023 and 2022, related to the TCJ Act.

Supplemental Non-Cash Activity

	2024	2023	2022
Debt discharged via legal defeasance	$—	$94	$—

The following table provides a reconciliation of cash and cash equivalents and restricted cash as reported within the balance sheet to the same items as reported in the cash flow statement:

	2024	2023
Cash and cash equivalents	$8,505	$9,711
Restricted cash included in other assets (a)	48	50
Total cash and cash equivalents and restricted cash	$8,553	$9,761

(a)Primarily relates to collateral posted against certain of our derivative positions.
Note 16 — Legal Contingencies
The Company is party to a variety of litigation, claims, legal or regulatory proceedings, inquiries and investigations. While the results of such litigation, claims, legal or regulatory proceedings, inquiries and investigations cannot be predicted with certainty, management believes that the final outcome of the foregoing will not have a material adverse effect on our financial condition, results of operations or cash flows.

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
PepsiCo, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying Consolidated Balance Sheet of PepsiCo, Inc. and Subsidiaries (the Company) as of December 28, 2024 and December 30, 2023, the related Consolidated Statements of Income, Comprehensive Income, Cash Flows, and Equity for each of the fiscal years in the three-year period ended December 28, 2024, and the related notes (collectively, the consolidated financial statements).
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 28, 2024 and December 30, 2023, and the results of its operations and its cash flows for each of the fiscal years in the three-year period ended December 28, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Unrecognized tax benefits
As discussed in Note 5 to the consolidated financial statements, the Company’s global operating model gives rise to income tax obligations in the United States and in certain foreign jurisdictions in which it operates. As of December 28, 2024, the Company recorded reserves for unrecognized tax benefits of $2.3 billion. The Company establishes reserves if it believes that certain positions taken in its tax returns are subject to challenge and the Company likely will not succeed, even though the Company believes the tax return position is supportable under the tax law. The Company adjusts these reserves, as well as the related interest, in light of new information, such as the progress of a tax examination, new tax law, relevant court rulings or tax authority settlements.
We identified the evaluation of certain of the Company’s unrecognized tax benefits as a critical audit matter because the application of tax law and interpretation of a tax authority’s settlement history is complex and involves subjective judgment. Such judgments impact both the timing and amount of the reserves that are recognized, including judgments about re-measuring liabilities for positions taken in prior years’ tax returns in light of new information.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the unrecognized tax benefits process, including controls to (1) identify uncertain income tax positions, (2) evaluate the tax law and tax authority’s settlement history used to estimate the unrecognized tax benefits, and (3) monitor for new information that may give rise to changes to the existing unrecognized tax benefits, such as progress of a tax examination, new tax law or tax authority settlements. We involved tax and valuation professionals with specialized skills and knowledge, who assisted in assessing the unrecognized tax benefits by (1) evaluating the Company’s tax structure and transactions, including transfer pricing arrangements, and (2) assessing the Company’s interpretation of existing tax law as well as new and amended tax laws, tax positions taken, associated external counsel opinions, information from tax examinations, relevant court rulings and tax authority settlements.
/s/ KPMG LLP
We have served as the Company’s auditor since 1990.
New York, New York
February 3, 2025, except for the change in the composition of reportable segments and the related impacts discussed in Notes 1, 3, 4, 9, and 13, as to which the date is July 16, 2025

GLOSSARY
Acquisitions and divestitures: mergers and acquisitions activity, as well as divestitures and other structural changes, including changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.
Bottler Case Sales (BCS): measure of physical beverage volume shipped to retailers and independent distributors from both PepsiCo and our independent bottlers.
Bottler funding: financial incentives we give to our independent bottlers to assist in the distribution and promotion of our beverage products.
Chief Operating Decision Maker (CODM): our Chairman and Chief Executive Officer.
Concentrate Shipments and Equivalents (CSE): measure of our physical beverage volume shipments to independent bottlers.
Constant currency: financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.
Consumers: people who eat and drink our products.
CSD: carbonated soft drinks.
Customers: authorized independent bottlers, distributors and retailers.
Direct-Store-Delivery (DSD): delivery system used by us, our independent bottlers and our distributors to deliver beverages and convenient foods directly to retail stores where our products are merchandised.
Effective net pricing: reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Free cash flow: net cash from operating activities less capital spending, plus sales of property, plant and equipment.
Independent bottlers: customers to whom we have granted exclusive contracts to sell and manufacture certain beverage products bearing our trademarks within a specific geographical area.
Mark-to-market net impact: change in market value for commodity derivative contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on prices on national exchanges and recently reported transactions in the marketplace.
NCB: non-carbonated beverage.
Organic: a measure that adjusts for the impacts of foreign exchange translation, acquisitions and divestitures, and where applicable, the impact of the 53rd reporting week. In excluding the impact of foreign exchange translation, we assume constant foreign exchange rates used for translation based on the rates in effect for the comparable prior-year period. See the definition of “Constant currency” for further information.

Total marketplace spending: includes sales incentives and discounts offered through various programs to our customers, consumers or independent bottlers, as well as advertising and other marketing activities.
Transaction gains and losses: the impact on our consolidated financial statements of exchange rate changes arising from specific transactions.
Translation adjustment: the impact of converting our foreign affiliates’ financial statements into U.S. dollars for the purpose of consolidating our financial statements.